As filed with the Securities and Exchange Commission on August 28, 2018.

Registration No. [●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6711	55-0672148
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

300 North Main Street

Moorefield, West Virginia 26836

(304) 530-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

H. Charles Maddy, III

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

(304) 530-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Sandra M. Murphy, Esq. Bowles Rice LLP 600 Quarrier Street P.O. Box 1386 Charleston, West Virginia 25325 (304) 347-1100	Charles D. Dunbar, Esq. Jackson Kelly PLLC 500 Lee Street, East Charleston, West Virginia (304) 340-1000

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $2.50 per share	465,967	Not applicable	$10,290,667.37	$1,281.19

(1)

The maximum number of shares of Summit Financial Group, Inc., or Summit, common stock estimated to be issuable upon the completion of the merger between Summit, and Peoples Bankshares, Inc., or Peoples, in accordance with the Agreement and Plan of Merger, dated July 24, 2018, by and between Summit and Peoples attached to this prospectus and proxy statement as Appendix A. The number is based on the estimated maximum number of shares of Peoples common stock that may be exchanged for stock consideration and the exchange of such shares of Peoples common stock for 1.7193 shares of Summit common stock.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f) of the Securities Act, based on a rate of $124.50 per $1,000,000 of the proposed maximum aggregate offering price. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the book value of shares of Peoples common stock (the securities to be cancelled in the merger) as of the latest practicable date prior to the date of filing of this registration statement as follows: the product of (A) $37.97, the book value per share of Peoples common stock on June 30, 2018 and (B) 271,021, the estimated maximum number of shares of Peoples common stock that may be exchanged for the stock consideration.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus and proxy statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST [●], 2018

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On July 24, 2018, Summit Financial Group, Inc., or Summit, and Peoples Bankshares, Inc., or Peoples, announced a strategic business combination in which Peoples will merge with and into PB Merger Sub LLC, a wholly-owned subsidiary of Summit’s wholly-owned subsidiary, Summit Community Bank, Inc., or Summit Community Bank. The combined company, which will retain the Summit name, will have approximately $2.2 billion in assets and operate 31 full-service branches across the states of West Virginia and Virginia. Peoples is sending you this prospectus and proxy statement to invite you to attend a special meeting of Peoples shareholders to allow you to vote on the plan of merger. The special meeting will be held on [●], 2018, at [●] a.m., local time, at [●], located at [●].

If the merger is completed, holders of Peoples common stock may elect to receive (i) 1.7193 shares of Summit common stock, par value $2.50 per share, in exchange for each share of Peoples common stock, par value $1.00 per share, held immediately prior to the merger, which is referred to as the stock consideration, (ii) cash in the amount of $47.00 per share of Peoples common stock held immediately prior to the merger, which is referred to as the cash consideration or (iii) a combination of cash and shares of Summit common stock in accordance with the election procedures set forth in the Agreement and Plan of Merger, dated as of July 24, 2018, between Summit and Peoples, which we refer to as the merger agreement. However, the aggregate number of Peoples shares that will be converted for cash consideration will be equal to 271,020 shares, and the aggregate cash consideration will be equal to $12,737,940, or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 271,021 shares of Peoples common stock converting to a maximum of 465,967 shares of Summit common stock after applying the exchange ratio. The merger agreement provides for pro rata adjustments to and reallocation of the stock and cash elections made by Peoples shareholders in order to achieve a 50% cash and 50% stock consideration mix.

The merger consideration is subject to adjustment if Peoples’ total shareholders’ equity decreases, as specified under “The Merger Agreement—Shareholders’ Equity” beginning on page 58, and Peoples has the right to terminate the merger agreement if Summit’s stock price falls below a certain floor, as specified under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 73.

The number of shares of Summit common stock that Peoples shareholders making a stock election will receive in the merger for each share of Peoples common stock is fixed. The implied value of the stock consideration that Peoples shareholders will receive in the merger will change depending on changes in the market price of Summit common stock and will not be known at the time you vote on the merger.

The market value of the stock consideration will fluctuate with the market price of Summit common stock, however the cash consideration will remain a fixed amount regardless of any change in the market value of the stock consideration. The following table presents the closing prices of Summit common stock on July 24, 2018, the last trading day before public announcement of the merger, and on [●], 2018, the last practicable trading day before the distribution of this prospectus and proxy statement. The table also presents the implied value of the stock consideration proposed for each share of Peoples common stock converted into the stock consideration on those dates, as determined by multiplying the closing price of Summit common stock on those dates by the exchange ratio of 1.7193 provided for in the merger agreement. This table also presents the value of the cash consideration proposed for each share of Peoples common stock converted into the cash consideration, which will remain a fixed amount regardless of any change in the market value of the stock consideration.

	Summit Common Stock (NASDAQ: SMMF)		Implied Value of One Share of Peoples Common Stock		Value of the Cash Consideration for One Share of Peoples Common Stock
At July 24, 2018		$26.79		$46.06	$47.00
At [●], 2018	$	[●]	$	[●]	$47.00

The common stock of Summit is listed on the NASDAQ Capital Market. Summit and Peoples urge you to obtain current market quotations for Summit (trading symbol “SMMF”).

The merger and the bank merger are intended to be treated as a single integrated transaction qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Peoples common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Peoples common stock for shares of Summit common stock in the merger, except to the extent of the total cash consideration and cash in lieu of any fractional shares of Summit common stock.

At the special meeting of Peoples shareholders to be held on [●], 2018, holders of Peoples common stock will be asked to vote to (1) approve the merger agreement, which is the plan of merger, and (2) approve the adjournment of the special meeting, if necessary or appropriate, in order to further solicit proxies in favor of approval of the merger agreement. Approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the Peoples special meeting at which a quorum is present.

The Peoples board of directors unanimously recommends that holders of Peoples common stock vote “FOR” approval of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, in order to further solicit proxies in favor of the merger agreement.

This prospectus and proxy statement describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 17 for a discussion of the risks relating to the proposed merger and owning Summit common stock after the merger. You also can obtain information about Summit from documents that it has filed with the Securities and Exchange Commission.

Sincerely,

Ronald L. Bowling

President and Chief Executive Officer

Peoples Bankshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the Summit common stock to be issued in the merger or passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings and deposit accounts of any bank or non-bank subsidiary of Summit or of Peoples and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus and proxy statement is [●], 2018 and it is first being mailed or otherwise delivered to Peoples shareholders on or about [●], 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2018

Notice is hereby given that a special meeting of shareholders of Peoples Bankshares, Inc, or Peoples, a West Virginia corporation, will be held at [●], on [●] 2018, at [●] Eastern Time, to consider and vote upon the following matters described in the accompanying prospectus and proxy statement:

1. A proposal to approve the Agreement and Plan of Merger, dated as of July 24, 2018, by and between Summit Financial Group, Inc., or Summit, a West Virginia corporation, and Peoples, which provides for, among other things, the merger of Peoples into PB Merger Sub LLC, a wholly-owned subsidiary of Summit’s wholly-owned subsidiary, Summit Community Bank, Inc., or Summit Community Bank; and

2. A proposal to approve the adjournment of the Peoples special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement, or the Peoples adjournment proposal.

The merger agreement is more completely described in the accompanying prospectus and proxy statement, and a copy of the merger agreement is attached as Appendix A to the prospectus and proxy statement. Please review these materials carefully and consider fully the information set forth therein.

Only holders of record of Peoples common stock at the close of business on [●], 2018 will be entitled to notice of, and to vote at, the Peoples special meeting and any adjournment thereof. Provided that a quorum exists for the special meeting, approval of the merger agreement requires that the number of votes cast favoring approval of the merger agreement exceeds the number of votes cast opposing approval of the merger agreement. Similarly, approval of any other proposal to be voted on at the Peoples special meeting requires the number of votes cast favoring the proposal exceeds the number of votes cast opposing the proposal.

The Peoples board of directors has carefully considered the terms of the merger agreement and believes that the merger is in the best interests of Peoples and its shareholders. The Peoples board of directors has unanimously approved the merger agreement and unanimously recommends that shareholders vote: “FOR” the approval of the merger agreement; and “FOR” the approval of the adjournment of the Peoples special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Peoples special meeting to approve the proposal to approve the merger agreement. In addition, directors, executive officers of Peoples and certain significant shareholders have entered into voting agreements with Summit in which the officer, director or shareholder has each agreed to vote the Peoples shares that he or she controls and beneficially owns in favor of approval of the merger agreement. See “Other Material Agreements Relating to the Merger—Voting Agreements.”

Under Section 31D-13-1302 of the West Virginia Business Corporation Act, or the WVBCA, Peoples has concluded that its shareholders will have appraisal rights in connection with the merger. To exercise appraisal rights, Peoples shareholders must strictly follow the procedures prescribed by the laws of West Virginia. These procedures are summarized under the section entitled “Proposal No. 1—Approval of the Merger Agreement—Dissenters’ or Appraisal Rights” beginning on page 30 of the accompanying prospectus and proxy statement, and Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, which are attached in the accompanying prospectus and proxy statement as Appendix C.

Your vote is important. Whether or not you plan on attending the Peoples special meeting, we urge you to read the prospectus and proxy statement carefully and to please vote your shares as promptly as possible. You may vote your shares by completing and sending in the enclosed proxy card or by attending the Peoples special meeting and voting in person. You may revoke your proxy at any time before it is voted by signing and returning a properly executed proxy card with a later date with respect to the same shares, by delivering written notice that you wish to revoke your proxy to Ronald L. Bowling, at 200 First Street, Mullens, West Virginia 25882, before the Peoples special meeting or at the special meeting or by attending the Peoples special meeting and voting in person.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

By Order of the Board of Directors,

Ronald L. Bowling

President and Chief Executive Officer

Mullens, West Virginia

[ ● ], 2018

YOUR VOTE IS VERY IMPORTANT
TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PRIOR TO THE PEOPLES SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus and proxy statement incorporates by reference important business and financial information about Summit from documents filed with or furnished to the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this prospectus and proxy statement.

You can obtain documents incorporated by reference in this prospectus and proxy statement with respect to Summit free of charge through the SEC’s website (http://www.sec.gov) or by requesting them in writing or by telephone by contacting Summit or Peoples, as the case may be, at the following addresses:

Summit Financial Group, Inc. 300 North Main Street Moorefield, West Virginia 26836 Attention: Robert S. Tissue Telephone: (304) 530-1000	Peoples Bankshares, Inc. 200 First Street P. O. Box 817 Mullens, West Virginia 25882 Attention: Ronald L. Bowling Telephone: (304) 294-7115

You will not be charged for any of these documents that you request. Peoples shareholders requesting documents should do so by [●], 2018, in order to receive them before their special meeting.

In addition, if you have questions about the merger or the Peoples special meeting, need additional copies of this prospectus and proxy statement or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Ronald L. Bowling, President and Chief Executive Officer of Peoples, at the following address and telephone number:

Peoples Bankshares, Inc.

200 First Street

P. O. Box 817

Mullens, West Virginia 25882

Attention: Ronald L. Bowling

Telephone: (304) 294-7115

ABOUT THIS PROSPECTUS AND PROXY STATEMENT

This prospectus and proxy statement, which forms part of a registration statement on Form S-4 filed with the SEC by Summit, constitutes a prospectus of Summit under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of Summit common stock to be issued to the Peoples shareholders pursuant to the merger. This prospectus and proxy statement also constitutes a proxy statement for Peoples. It also constitutes a notice of meeting with respect to the special meeting of Peoples shareholders.

Peoples does not have a class of securities registered under Section 12 of the Securities and Exchange Act of 1934, as amended, referred to as the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

You should rely only on the information contained or incorporated by reference into this prospectus and proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus and proxy statement. This prospectus and proxy statement is dated [●], 2018, and you should assume that the information in this prospectus and proxy statement is accurate only as of such date. You should assume that the information incorporated by reference into this prospectus and proxy statement is accurate as of the date of such document. Neither the mailing of this prospectus and proxy statement to Peoples shareholders nor the issuance by Summit of shares of Summit common stock in connection with the merger will create any implication to the contrary.

Information on the websites of Summit or Peoples, or any subsidiary of Summit or Peoples, is not part of this prospectus and proxy statement. You should not rely on that information in deciding how to vote.

This prospectus and proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this prospectus and proxy statement regarding Peoples has been provided by Peoples and information contained in this prospectus and proxy statement regarding Summit has been provided by Summit.

See “Where You Can Find More Information” on page 91.

Page
QUESTIONS AND ANSWERS	1
SUMMARY	8
RISK FACTORS	17
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SUMMIT	23
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	24
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	25
THE PEOPLES SPECIAL MEETING	27
Matters to be Considered	27
Other Business	27
Proxies	27
Solicitation of Proxies	28
Record Date	28
Quorum and Voting Rights	28
Voting Agreement Executed by Directors, Executive Officers and Certain Significant Shareholders of Peoples	29
Attending the Special Meeting	29
PROPOSALS TO BE CONSIDERED AT THE PEOPLES SPECIAL MEETING	30
PROPOSAL NO. 1 APPROVE THE MERGER AGREEMENT	30
Required Vote	30
Recommendation of the Peoples Board of Directors	30
PROPOSAL NO. 2 APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN THE PEOPLES SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER	31
Required Vote	31
Recommendation of the Peoples Board of Directors	31
THE MERGER	32
Background and Negotiation of the Merger	32
Peoples’ Reasons for the Merger; Recommendation of the Peoples Board of Directors	34
Summit’s Reasons for the Merger	38
Opinion of Peoples’ Financial Advisor	39
Certain Peoples Unaudited Prospective Financial Information	50
Certain Summit Unaudited Prospective Financial Information	51
Public Trading Markets	53
Dissenters’ or Appraisal Rights	53
Interests of Certain Peoples Directors and Executive Officers in the Merger	55
Accounting Treatment of the Merger	56
THE MERGER AGREEMENT	57
Terms of the Merger	57
Merger Consideration	57
Shareholders’ Equity	58
Election Procedures; Surrender of Peoples Stock Certificates	58
Conditions to Completion of the Merger	61
Representations and Warranties	62
Waiver and Amendment	64
Indemnification; Directors’ and Officers’ Insurance	64
Acquisition Proposals	65
Closing Date; Effective Time	66
Regulatory Approvals	67
Conduct of Business Pending the Merger	68
Regulatory Matters	71
NASDAQ Listing	72

i

ii

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Peoples special meeting and the merger. Summit and Peoples urge you to read carefully the remainder of this prospectus and proxy statement because the information in this section may not provide all the information that might be important to you with respect to the merger or the Peoples special meeting or in determining how to vote, including the risk factors beginning on page 17. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this prospectus and proxy statement. Unless the context requires otherwise, references in this prospectus and proxy statement to Summit refer to Summit Financial Group, Inc., a West Virginia corporation, and/or its consolidated subsidiaries, references in this prospectus and proxy statement to Peoples refer to Peoples Bankshares, Inc., a West Virginia corporation, and/or its consolidated subsidiaries, and references in this prospectus and proxy statement to “we,” “our” and “us” refer to Summit and Peoples collectively.

Q: What are holders of Peoples common stock being asked to vote on?

A: Holders of Peoples common stock are being asked to vote to approve the Agreement and Plan of Merger, dated as of July 24, 2018, between Summit and Peoples, as it may be amended from time to time, referred to as the merger agreement and such proposal being referred to as the Peoples merger proposal, and to approve the adjournment of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of the Peoples merger proposal, referred to as the Peoples adjournment proposal.

Q: How does the Peoples board of directors recommend I vote at the Peoples special meeting?

A: The Peoples board of directors unanimously recommends that you vote “FOR” the Peoples merger proposal and “FOR” the Peoples adjournment proposal.

Q: When and where is the special meeting of Peoples shareholders?

A: The special meeting of Peoples shareholders will be held on [●], [●], 2018, at [●], local time, at the [●], located at [●].

Q: What do holders of Peoples common stock need to do now?

A: After you have carefully read this prospectus and proxy statement and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Peoples special meeting. If you would like to attend the Peoples special meeting to vote your shares in person, see “The Peoples Special Meeting—Attending the Special Meeting” beginning on page 29.

Q: What votes are required to pass each proposal at the Peoples special meeting?

A: The approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the Peoples special meeting at which a quorum is present. The approval of the Peoples adjournment proposal requires the affirmative vote of a majority of the votes cast at the Peoples special meeting. Abstentions, broker non-votes and any shares that are not voted will have no effect on the outcome of either the Peoples merger proposal or the Peoples adjournment proposal.

Q: What constitutes a quorum for the Peoples special meeting?

A: The presence at the Peoples special meeting, in person or by proxy, of the holders of a majority of the Peoples common stock issued and outstanding and entitled to vote will constitute a quorum for the transaction of business. If a quorum is not present, the Peoples special meeting will be postponed until the holders of the number of shares of Peoples common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Peoples common stock will be counted for purposes of determining whether a quorum is present at the Peoples special meeting. If additional votes must be solicited to approve the merger agreement and the Peoples adjournment proposal is approved, it is expected that the Peoples special meeting will be adjourned to solicit additional proxies.

Q: Who may solicit proxies on Peoples’ behalf?

A: In addition to solicitation of proxies by Peoples by mail, proxies may also be solicited by Peoples’ directors and employees personally and by telephone, facsimile or other means. For more information on solicitation of proxies in connection with the special meeting of Peoples shareholders, see “The Peoples Special Meeting-Solicitation of Proxies” beginning on page 28.

Q: Why is my vote as a holder of Peoples common stock important?

A: If you do not vote by proxy card or vote in person at the Peoples special meeting, it will be more difficult for Peoples to obtain the necessary quorum to hold its special meeting. In addition, approval of the Peoples merger proposal requires the affirmative vote of a majority of the votes cast at the Peoples special meeting at which a quorum is present. The Peoples board of directors recommends that you vote to approve the merger agreement. Further, due to the importance of the vote to approve the merger agreement, Peoples is also seeking authority from shareholders through the Peoples adjournment proposal to adjourn the special meeting to a later date, if necessary or appropriate, in order to further solicit proxies in favor of approval of the Peoples merger proposal.

Q: If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A: No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q: What if I abstain from voting or fail to vote or instruct my broker or other holder of record how to vote?

A: If you are a record holder of Peoples common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the Peoples special meeting, but it will have no effect on the outcome of the Peoples merger proposal or the Peoples adjournment proposal.

If you are a record holder of Peoples common stock and you fail to vote, it will have no effect on the outcome of the Peoples merger proposal or the Peoples adjournment proposal.

If your bank, broker, nominee or other holder of record holds your shares of Peoples common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this prospectus and proxy statement. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as broker non-votes). Broker non-votes will have no effect on the outcome of the Peoples merger proposal or any other proposal at the Peoples special meeting.

Q: Can I attend the Peoples special meeting and vote my shares in person?

A: Yes. All holders of Peoples common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, at the close of business on [●], 2018, which is the record date for the special meeting, are invited to attend the Peoples special meeting. Holders of record of Peoples common stock as of the record date can vote in person at the Peoples special meeting. If you wish to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible by submitting a properly executed proxy card in the enclosed prepaid envelope.

Q: Will Peoples be required to submit the Peoples merger proposal to its shareholders even if the Peoples board of directors has withdrawn or modified its recommendation?

A: Yes. Unless the merger agreement is terminated before the Peoples special meeting, Peoples is required to submit the Peoples merger proposal to its shareholders even if the Peoples board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q: If I am a holder of Peoples common stock, can I change or revoke my vote?

A: Yes. If you are a shareholder of record of common stock on the record date, you may change your vote and revoke your proxy by:

•	before the meeting, submitting a properly executed proxy card with a later date;

•	voting in person at the Peoples special meeting; or

•	delivering written notice that you wish to revoke your proxy to Ronald L. Bowling, at 200 First Street, P.O. Box 817, Mullens, West Virginia, 25882, at or before the Peoples special meeting.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of Peoples common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the Peoples special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a Peoples shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q: If I am a Peoples shareholder, do I have appraisal or dissenters’ rights?

A: Yes. Under West Virginia law, holders of Peoples common stock will be entitled to exercise appraisal or dissenters’ rights in connection with the Peoples merger proposal. To exercise appraisal rights, Peoples shareholders must strictly follow the procedures prescribed by the laws of West Virginia. These procedures are summarized under the section entitled “The Merger—Dissenters’ or Appraisal Rights” beginning on page 53, and Sections 31D-13-1301 through 31D-13-1331 of the West Virginia Business Corporation Act, which are attached to this prospectus and proxy statement as Appendix C.

Q: If I am a holder of Peoples common stock with shares represented by stock certificates, should I send in my Peoples stock certificates now?

A: No. You should not send in your Peoples stock certificates at this time. After completion of the merger, Summit will send you instructions for exchanging Peoples stock certificates for the merger consideration. The shares of Summit common stock that Peoples shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q: Who can I contact if I cannot locate my Peoples stock certificate(s)?

A: If you are unable to locate your original Peoples stock certificate(s), you should contact Ronald L. Bowling, President and Chief Executive Officer or Terri L. Lusk, Corporate Secretary of Peoples at 200 First Street, Mullens, West Virginia 25882, (304) 294-7115.

Q: What will I receive for my Peoples common stock?

A: In exchange for each of your shares of Peoples common stock, you may elect to receive (i) 1.7193 shares of Summit common stock for each share of Peoples common stock held immediately prior to the merger, which is referred to as the stock consideration, (ii) cash in the amount of $47.00 per share of Peoples common stock, which is referred to as the cash consideration, or (iii) a combination of cash and shares of Summit common stock in accordance with the election procedures set forth in the merger agreement. The stock consideration and the cash consideration are referred to collectively as the merger consideration.

However, the aggregate number of Peoples shares that will be converted for cash consideration will be equal to 271,020 shares, and the aggregate cash consideration will be equal to $12,737,940, or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 271,021 shares of Peoples common stock converting to a maximum of 465,967 shares of Summit common stock after applying the exchange ratio.

No guarantee can be made that you will receive the amount of the cash consideration or the stock consideration you elect. As a result of the proration procedures provided for in the merger agreement, as described in this prospectus and proxy statement, you may receive the stock consideration or the cash consideration in amounts that are different from the amounts you elect to receive.

Q: Is the merger consideration subject to adjustment?

A: Yes. The merger consideration could be subject to downward adjustment if, as of the last day of the calendar quarter immediately preceding the effective time, Peoples’ total adjusted shareholders’ equity is less than $20,100,000. In such an event, there will be a dollar-for-dollar downward adjustment to the aggregate merger consideration equal to the amount of the deficit, allocated proportionately to the cash consideration and stock consideration. If, as of the last day of the calendar quarter immediately preceding the effective time, Peoples’ total adjusted shareholders’ equity is more than $21,100,000, then Peoples will issue a special distribution in the amount of such excess to its shareholders, subject to certain limitations due to the structure of the merger and the bank merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. These potential adjustments are described more fully in this prospectus and proxy statement. See “The Merger Agreement—Shareholders’ Equity” for further explanation.

In addition, there may be an adjustment to the fixed number of shares of Summit common stock that will be issued to Peoples shareholders based upon changes in the market price of Summit common stock and the NASDAQ Bank Index (IBIX) prior to the closing. However, any changes to the fixed number of shares of Summit common stock will not increase the per share value that Peoples shareholders will receive in the merger from the value calculated using the pre-announcement market price of Summit common stock. Furthermore, the Peoples board of directors may terminate the merger agreement if the average closing price of Summit common stock falls more than 15% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index (IBIX) prior to the effective time, in which case the merger will not occur, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Peoples common stock.

Q: How do I elect common stock, cash or both?

A: You may indicate a preference to receive Summit common stock, cash or a combination of both in the merger by completing the stock/cash election form and letter of transmittal, referred to herein as the election form, that you will receive under separate cover. You should carefully review the instructions that will be included with the election form. The deadline to make an election is 5:00 p.m. Eastern Time on the 25th day following the mailing date of the election form.

Q: How does the consideration proration work?

A: Under the merger agreement, the number of shares of Peoples common stock to be converted into cash will equal approximately 50% of the total merger consideration. The remaining shares of Peoples common stock outstanding will be converted into a right to receive shares of Summit common stock that will equal approximately 50% of the merger consideration. In the event that Peoples shareholders elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the allocation established in the merger agreement, all shareholders who elected to receive such form of consideration will have their election prorated as contemplated in the merger agreement to the extent necessary to cause the aggregate mix of consideration to be equal to the allocation set forth in the merger agreement. Accordingly, Peoples shareholders may receive a consideration mix that is different from the consideration that they elect to receive. See “The Merger Agreement —Election Procedures; Surrender of Peoples Stock Certificates” beginning on page 58 for further explanation.

Q: Is the value of the per share consideration that I receive for my shares of Peoples common stock expected to be the same regardless of which election I make?

A: No. The value of the cash consideration will not change and is fixed at $47.00 per share. However, the value of the stock consideration will vary based on the market price of Summit common stock. There will be no adjustment to the fixed number of shares of Summit common stock that will be issued to Peoples shareholders who receive the stock consideration based upon changes in the market price of Summit common stock or Peoples common stock prior to the effective time of the merger. As result, the value of the merger consideration received by holders of Peoples common stock who receive the cash consideration may differ from the value of the merger consideration received by holders of Peoples common stock who receive the stock consideration.

The market price of Summit common stock at the time the merger is completed may vary from the price of Summit common stock on the date the merger agreement was executed, on the date of this prospectus and proxy statement, on the date of the Peoples special meeting and at the effective time of the merger as a result of various factors that are beyond the control of Summit and Peoples, including but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the adoption and approval of the merger agreement by Peoples shareholders, consummation of the merger is subject to satisfaction of certain conditions that may not occur until after the Peoples special meeting. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 61 for further explanation. Therefore, at the time of the Peoples special meeting you will not know the precise value of the stock consideration, if any, that you will receive at the effective time of the merger. You should obtain current market quotations for shares of Summit common stock.

Q: What happens if I do not make an election or my election form is not received before the election deadline?

A: Any shares of Peoples common stock with respect to which the exchange agent does not receive a properly completed election form by the election deadline, including stock certificate(s) and other transmittal materials, will be treated as no election shares. No election shares will be converted into the right to receive Summit common stock and/or cash according to the allocation procedures specified in the merger agreement. See “The Merger Agreement—Merger Consideration” beginning on page 57.

Q: How will I receive the merger consideration to which I am entitled?

A: After receiving the proper documentation from you and determining the proper allocations of shares of Summit common stock and cash to be paid or issued to Peoples shareholders, the exchange agent will forward to you the Summit common stock and/or cash to which you are entitled. See “The Merger Agreement—Election Procedures; Surrender of Peoples Stock Certificates” beginning on page 58. Peoples shareholders will not receive any fractional shares of Summit common stock in the merger. Instead, they will receive an amount in cash equal to the fractional share interest multiplied by $47.00, the per share cash consideration.

Q: When do you expect to complete the merger?

A: Summit and Peoples currently expect to complete the merger during the first quarter of 2019. However, they cannot assure you when or if the merger will occur. Summit and Peoples must, among other things, obtain the approval of Peoples shareholders at its special meeting and satisfy the other conditions described below in “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 61.

Q: What happens if the merger is not completed?

A: If the merger is not completed, holders of Peoples common stock will not receive any consideration for their shares in connection with the merger. Instead, Peoples will remain an independent private company. In addition, in certain circumstances, a termination fee may be required to be paid by Peoples. See “The Merger Agreement—Effect of Termination; Termination Fee” beginning on page 74 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q: Who will be soliciting proxies?

A: In addition to soliciting proxies by mail, the directors and certain employees of Peoples may be soliciting proxies for the Peoples special meeting. See “The Peoples Special Meeting—Solicitation of Proxies” beginning on page 28 for more information.

Q: What are the U.S. federal income tax consequences of the merger to Peoples shareholders?

A: The merger is intended to qualify, and the obligation of Summit and Peoples to consummate the merger is conditioned upon, the receipt of an opinion from their respective legal counsel to the effect that the merger will qualify, as a “reorganization” within the meaning of Section 368(a) of the Code and that Peoples and Summit will each be treated as a party to each reorganization within the meaning of Section 368(b) of the Code. Neither Summit nor Peoples currently intends to waive this opinion condition to its obligation to consummate the merger. If either Summit or Peoples waives this opinion condition after this prospectus and proxy statement is declared effective by the SEC, and if the tax consequences of the merger to Peoples shareholders have materially changed, Summit and Peoples will recirculate appropriate soliciting materials to resolicit the votes of Peoples shareholders. Assuming that the merger and the bank merger so qualifies as a “reorganization,” which Peoples and Summit anticipate, in general, for U.S. federal income tax purposes:

•	Holders of Peoples common stock who receive solely the cash consideration in the merger will generally recognize gain or loss;

•

Holders of Peoples common stock who receive solely the stock consideration in the merger generally will not recognize any gain or loss as a result of the exchange (other than for cash received in lieu of any fractional share of Summit common stock); and

•

Holders of Peoples common stock who receive a combination of the cash consideration and the stock consideration in the merger will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Summit common stock received pursuant to the merger over that holder’s adjusted tax basis in his, her or its shares of Peoples common stock surrendered, and (2) the amount of cash consideration received by that holder pursuant to the merger.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75.

The U.S. federal income tax consequences described above may not apply to all holders of Peoples common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q: Whom should I call with questions?

A: Peoples shareholders should contact Ronald L. Bowling at Peoples by telephone at (304) 294-7115.

SUMMARY

This summary highlights selected information from this prospectus and proxy statement. It does not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and proxy statement and the other documents to which this prospectus and proxy statement refers to fully understand the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” on page 91 to obtain the information incorporated by reference into this prospectus and proxy statement without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 80)

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

(304) 530-1000

Summit is a West Virginia corporation registered as a financial holding company pursuant to the Bank Holding Company Act of 1956, as amended, or the BHCA. Summit was incorporated and organized on March 5, 1987. Summit’s banking subsidiary offers a full range of commercial and retail banking services and products. Summit provides these services through its community bank subsidiary, Summit Community Bank, with 29 full service offices located throughout West Virginia, Northern Virginia and the Shenandoah Valley. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.

As of June 30, 2018, Summit had total assets of $2.1 billion, total deposits of $1.64 billion, and shareholders’ equity of $210 million.

Peoples Bankshares, Inc.

200 First Street

P. O. Box 817

Mullens, West Virginia 25882

(304) 294-7115

Peoples is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. Peoples was incorporated in 1989. Through First Peoples Bank, Inc., or First Peoples Bank, a West Virginia banking corporation, Peoples offers a full line of business-related loan, deposit and cash management products through experienced professionals. Peoples operates three full service offices in Raleigh and Wyoming Counties of West Virginia.

As of June 30, 2018, Peoples had total assets of $134.7 million, total deposits of $114.9 million, and total stockholders’ equity of $19.7 million.

The Merger (page 32)

We have attached the merger agreement to this prospectus and proxy statement as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger. All descriptions in this summary and elsewhere in this prospectus and proxy statement of the terms and conditions of the merger are qualified by reference to the merger agreement.

In the merger, Summit will acquire Peoples by means of the merger of Peoples into PB Merger Sub LLC, a West Virginia limited liability company and wholly-owned subsidiary of Summit’s wholly-owned banking subsidiary, Summit Community Bank, or merger sub, with merger sub as the surviving entity in the merger. Immediately following the merger, merger sub will be liquidated so that Summit Community Bank will own all of the outstanding shares of Peoples’ wholly owned banking subsidiary, First Peoples Bank. Immediately following the liquidation of merger sub, First Peoples Bank will be merged with and into Summit Community Bank, or the bank merger, with Summit Community Bank surviving as the surviving bank in the bank merger.

Each share of Peoples common stock outstanding will be converted in the merger into the merger consideration as further described below. We expect to complete the merger in the first quarter of 2019, although there can be no assurance in this regard.

Merger Consideration (page 57)

Upon completion of the merger, each Peoples shareholder will receive (i) 1.7193 shares of Summit common stock in exchange for each share of Peoples common stock held immediately prior to the merger, which is referred to herein as the stock consideration, (ii) cash in the amount of $47.00 per share of Peoples common stock, which is referred to herein as the cash consideration, or (iii) a combination of cash and shares of Summit common stock in accordance with the election procedures set forth in the merger agreement. However, the aggregate number of Peoples shares that will be converted for cash consideration will be equal to 271,020 shares, and the aggregate cash consideration will be equal to $12,737,940 or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 271,021 shares of Peoples common stock converting to a maximum of 465,967 shares of Summit common stock after applying the exchange ratio. Accordingly, elections by Peoples shareholders to receive a particular form of consideration, whether cash or shares of Summit common stock, will be prorated as necessary to cause the aggregate mix of consideration received by Peoples shareholders in the merger to comply with the foregoing allocation. Any shares of Peoples common stock for which no valid election has been made will be converted into the right to receive shares of Summit common stock and/or cash in accordance with the allocation procedures specified by the merger agreement.

Summit will not issue any fractional shares. A Peoples shareholder entitled to a fractional share of Summit common stock will instead receive an amount in cash equal to the fractional share interest to which such shareholder would otherwise be entitled multiplied by $47.00, the per share cash consideration.

In addition, the merger consideration could be subject to downward adjustment if, as of the last day of the calendar quarter immediately preceding the effective time, Peoples’ total adjusted shareholders’ equity is less than $20,100,000. In such an event, there will be a dollar-for-dollar downward adjustment to the aggregate merger consideration equal to the amount of the deficit, allocated proportionately to the cash consideration and stock consideration. If, as of the last day of the calendar quarter immediately preceding the effective time, Peoples’ total adjusted shareholders’ equity is more than $21,100,000, then Peoples will issue a special distribution in the amount of such excess to its shareholders, subject to certain limitations due to the structure of the merger and the bank merger as a reorganization under Section 368(a) of the Code.

The exchange ratio may be adjusted if the outstanding shares of Summit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization.

Upon completion of the merger, we expect that Summit shareholders will own approximately 96.4% of the combined company and former Peoples shareholders will own approximately 3.6% of the combined company.

The market price of Summit common stock will fluctuate prior to the merger. Summit and Peoples urge you to obtain current market quotations for Summit (trading symbol “SMMF”).

Cash and Stock Elections (page 58)

An election form will be mailed separately to Peoples shareholders and Peoples shareholders should carefully review and follow the instructions that will be included with the election form. The deadline to make an election and return the election form along with the Peoples stock certificates will be 5:00 p.m. Eastern Time on the 25th day following the mailing date of the election form. In the event that Peoples shareholders elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the allocation established in the merger agreement, all shareholders who elected to receive such form of consideration will have their elections prorated as necessary to cause the aggregate mix of consideration to equal, as closely as possible, the allocation set forth in the merger agreement. Accordingly, Peoples shareholders may receive a consideration mix that is different from the consideration that they elect to receive.

Peoples’ Reasons for the Merger (page 34)

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Peoples board of directors evaluated the merger and the merger agreement in consultation with executive management, Ambassador Financial Group, Inc., or Ambassador, its financial advisor, and Jackson Kelly PLLC, or Jackson Kelly, its legal counsel. The Peoples board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by Peoples shareholders and ultimately determined that it was in the best interests of Peoples and its shareholders for Peoples to enter into the merger agreement with Summit. For more detail concerning the factors considered by the Peoples board of directors in reaching its decision to approve the merger and the merger agreement, which is the plan of merger, see the section entitled “The Merger—Peoples’ Reasons for the Merger; Recommendation of the Peoples Board of Directors” on page 34.

Peoples’ Recommendation (page 34)

The Peoples board of directors believes that the merger is fair to and in the best interests of the Peoples shareholders. Peoples’ board of directors unanimously recommends that Peoples shareholders vote “FOR” the Peoples merger proposal. For the factors considered by the Peoples board of directors in reaching its decision to approve the merger and the merger agreement, which is the plan of merger, see the section entitled “The Merger—Peoples’ Reasons for the Merger; Recommendation of the Peoples Board of Directors” on page 34.

Opinion of Peoples’ Financial Advisor (page 39 and Appendix B)

In connection with the merger, Peoples’ financial advisor, Ambassador, delivered a written opinion, dated July 23, 2018, to the Peoples board of directors as to the fairness of the merger consideration, from a financial point of view and as of the date of the opinion, to the holders of Peoples common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Ambassador in preparing the opinion, is attached as Appendix B to this prospectus and proxy statement. The opinion was for the information of, and was directed to, the Peoples board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Peoples to engage in the merger or enter into the merger agreement or constitute a recommendation to the Peoples board in connection with the merger, and it does not constitute a recommendation to any holder of Peoples common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Dissenters’ or Appraisal Rights (page 53)

Under Section 31D-13-1302 of the West Virginia Business Corporation Act, or the WVBCA, Peoples shareholders will have appraisal rights in connection with the merger. To exercise appraisal rights, Peoples shareholders must strictly follow the procedures prescribed by the laws of West Virginia. These procedures are summarized under the section entitled “The Merger—Dissenters’ or Appraisal Rights” beginning on page 53, and Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, which are attached to this prospectus and proxy statement as Appendix C.

Accounting Treatment (page 56)

Summit will account for the merger using acquisition accounting in accordance with U.S. generally accepted accounting principles.

The Merger Is Intended to Be Tax-Free to Holders of Peoples Common Stock as to the Shares of Summit Common Stock They Receive (page 75)

The merger and the bank merger are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and, as a condition to the respective obligations of Summit and Peoples to complete the merger, each of Summit and Peoples shall receive an opinion from its legal counsel to that effect. Accordingly, the merger generally will be tax-free to a holder of Peoples common stock for U.S. federal income tax purposes who receives solely the stock consideration for all of his, her or its shares, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Summit common stock that such holder of Peoples common stock would otherwise be entitled to receive. If the holder of Peoples common stock receives solely the cash consideration for all of his, her or its shares, the holder of Peoples common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis in his, her or its shares of Peoples common stock as set forth below. If the holder of Peoples common stock receives a combination of cash consideration and stock consideration in the merger, the holder will not generally recognize any loss but will generally recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Summit common stock received pursuant to the merger over that holder’s adjusted tax basis in his, her or its shares of Peoples common stock surrendered, and (2) the amount of cash consideration received by that holder pursuant to the merger. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75.

The Peoples Special Meeting (page 27)

The Peoples special meeting will be held on [●], [●], 2018, at[●], local time, at the [●], located at [●]. At the special meeting, Peoples shareholders will be asked:

•	To approve the Peoples merger proposal; and

•	To approve the Peoples adjournment proposal.

Record Date; Vote Required (page 31)

Peoples shareholders can vote at the special meeting if they owned shares of Peoples common stock at the close of business on [●], 2018, which is the record date for the special meeting. On the record date, Peoples had approximately [542,041] shares of common stock outstanding and entitled to vote at the Peoples special meeting. Each Peoples shareholder can cast one vote for each share of Peoples common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Peoples common stock entitled to vote at the Peoples special meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Peoples common stock with respect to routine matters, they do not have discretionary power to vote your shares of Peoples common stock on non-routine matters. All proposals for consideration at the Peoples special meeting are non-routine and therefore your broker will not be able to vote your shares of Peoples common stock with respect to these proposals unless the broker received appropriate instructions from you.

The approval of the merger agreement requires that the number of votes cast favoring approval of the merger agreement exceeds the number of votes cast opposing approval of the merger agreement at the Peoples special meeting at which a quorum is present. Abstentions, broker non-votes and any shares that are not voted will have no effect on the outcome of either the Peoples merger proposal or the Peoples adjournment proposal.

The approval of the Peoples adjournment proposal requires that the number of votes cast favoring approval of the adjournment proposal exceeds the number of votes cast opposing the adjournment proposal at the Peoples special meeting. Abstentions, broker non-votes and any shares that are not voted will have no effect on the outcome of either the Peoples merger proposal or the Peoples adjournment proposal.

As of the record date, Peoples directors and executive officers, and their affiliates, held approximately [●]% of the outstanding shares of Peoples common stock entitled to vote at the special meeting. Peoples directors, executive officers and certain significant shareholders have entered into voting agreements, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement, that obligate each party to vote shares of Peoples common stock over which each such party has voting and dispositive power for approval of the merger agreement.

At this time, the Peoples board of directors anticipates that the 150,000 shares of Peoples common stock held by the co-trustees of the Trust under the Will of H. E. Lilly, which represents 27.67% of the outstanding shares of Peoples common stock as of the record date, will be present at the special meeting for the purposes of establishing a quorum. However, the Peoples board of directors expects that the co-trustees will abstain from voting on the Peoples merger proposal or the Peoples adjournment proposal due to a potential limitation contained in the trust’s governing document relating to the co-trustees’ power to vote shares on the matters brought before the meeting.

Conditions to Completion of the Merger (page 61)

The obligations of Summit and Peoples to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•	Peoples shareholders’ approval of the merger agreement;

•	Approval of the merger by the necessary federal and state regulatory authorities;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and proxy statement is a part and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, or SEC;

•	Authorization for the listing on the NASDAQ Capital Market, or NASDAQ, of the shares of Summit common stock to be issued in the merger;

•	Absence of any law or court order prohibiting the merger;

•	Receipt of opinions from counsel to Peoples and Summit that the merger will be treated as a “reorganization” under Section 368(a) of the Code;

•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement;

•	The performance in all material respects of all obligations of the other party contained in the merger agreement;

•	The parties use of commercially reasonable efforts to execute the key employment contract referenced in the merger agreement;

•	Less than 5.0% of the outstanding shares of Peoples common stock exercising dissenters’ rights;

•	Receipt of a voting agreement executed by each of the individuals set forth on the disclosure schedules; and

•	Receipt of a director support agreement executed by each of the directors of Peoples.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 67)

In addition to the approval of the Peoples shareholders, the merger is subject to the approval of the Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System (unless a waiver is granted), and the West Virginia Board of Banking and Financial Institutions. These governmental authorities may impose conditions for granting approval of the merger. Neither Summit nor Peoples can offer any assurance that all necessary approvals will be obtained or the date when any such approvals will be obtained. As of the date of this prospectus and proxy statement, we have not yet received the required regulatory approvals.

See “The Merger Agreement—Regulatory Approvals” on page 67 for further explanation.

Termination of the Merger Agreement (page 73)

Peoples and Summit may mutually agree to terminate the merger agreement at any time.

Either Peoples or Summit may terminate the merger agreement if the merger is not completed by March 31, 2019, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

Summit may terminate the merger agreement if any of the following occurs:

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity, any such regulatory approval contains a burdensome condition on Summit, or the Peoples shareholders do not approve the merger agreement;

•	Peoples materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days of written notice of the breach;

•

Peoples is not able to confirm, as of the effective time of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement as of the effective time of the merger or (ii) the performance in all material respects of all of its obligations in the merger agreement;

•	Peoples experiences a material adverse effect since the date of the merger agreement; or

•	Peoples’ board of directors fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to Summit; Peoples enters into an acquisition agreement in the limited contexts set forth in the merger agreement; or Peoples breaches its obligations to call the Peoples shareholder meeting or its obligations not to solicit alternative acquisition proposals under the terms of the merger agreement.

Peoples may terminate the merger agreement if any of the following occurs:

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity or the Peoples shareholders do not approve the merger agreement;

•	Summit materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days of written notice;

•

Summit is not able to confirm, as of the effective time of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement as of the effective time of the merger or (ii) the performance in all material respects of all of its obligations in the merger agreement;

•	Summit experiences a material adverse effect since the date of the merger agreement; or

•

The average closing price of Summit common stock declines by more than 15% from $27.10 and underperforms an index of banking companies by more than 15% over a designated measurement period, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Peoples common stock.

Additionally, Peoples may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction more favorable to Peoples shareholders from a financial point of view, provided that Summit does not make a counteroffer that is at least as favorable to the other proposal (as determined by the Peoples board of directors) and Peoples pays the termination fee described below.

Termination Fee (page 74)

In the event that the merger agreement is terminated (i) by Peoples because it has received an unsolicited acquisition proposal that is more favorable to Peoples shareholders from a financial point of view than the merger with Summit and Summit does not make a counteroffer that the Peoples board of directors determines is at least as favorable to the unsolicited acquisition proposal or (ii) by Summit because the Peoples board of directors fails to recommend, withdraws, modifies or changes its recommendation of the merger in a manner adverse in any respect to the interests of Summit and within 12 months after the date of termination of the merger agreement, Peoples enters into an agreement with respect to another acquisition proposal or consummates another acquisition proposal, then Peoples must pay Summit a termination fee of $1,275,000.

Waiver and Amendment (page 64)

Summit and Peoples may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, Summit and Peoples may not do so after Peoples shareholders approve the merger agreement if the amendment or waiver would violate the WVBCA, require further approval from Peoples’ shareholders or such amendment changes the form or amount of merger consideration in a manner that is adverse in any respect to Peoples’ shareholders.

Interests of Directors and Executive Officers in the Merger that Differ from Your Interests (page 55)

Some of the directors and executive officers of Peoples have interests in the merger that differ from, or are in addition to, their interests as shareholders of Peoples. These interests exist because of, among other things, rights that these executive officers and directors have under Peoples’ benefit plans, arrangements to continue as employees and/or directors of Summit or its subsidiaries, including Summit Community Bank, following the merger, and rights to indemnification and directors and officers insurance following the merger. Peoples and Summit expect that Ronald L. Bowling, currently President and Chief Executive Officer of Peoples, will enter into an employment agreement with Summit Community Bank, the execution of which is a condition to the consummation of the merger, and which provides, among other things, for the payment of a certain retention bonus amount at the effective time and then an additional retention bonus amount contingent on continued employment with Summit Community Bank during the first year after the merger. The aggregate compensation that certain Peoples directors and named executive officers may receive as a result of the merger is described in greater detail under “The Merger—Interests of Certain Peoples Directors and Executive Officers in the Merger” beginning on page 55.

The members of the Peoples board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Material Differences in the Rights of Summit Shareholders and Peoples Shareholders (page 85)

The rights of Summit shareholders are governed by West Virginia law and by Summit’s articles of incorporation and bylaws. The rights of Peoples shareholders are governed by West Virginia law and by Peoples’ articles of incorporation and bylaws. Upon completion of the merger, the rights of the Summit shareholders, including former shareholders of Peoples, will be governed by West Virginia law and the articles of incorporation and bylaws of Summit.

This prospectus and proxy statement contains descriptions of the material differences in shareholder rights under each of the Summit and Peoples governing documents.

Risk Factors (page 17)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled “Risk Factors” or described in Summit’s Annual Report on Form 10-K for the year ended on December 31, 2017 and other reports filed with the SEC, which are incorporated by reference into this document. Please see “Where You Can Find More Information” beginning on page 91.

Market Prices of Securities (page 24)

Summit common stock is listed on the NASDAQ under the symbol “SMMF.” Peoples common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The market value of the stock consideration will fluctuate with the market price of Summit common stock, however the cash consideration will remain a fixed amount regardless of any change in the market value of the stock consideration. The following table presents the closing prices of Summit common stock on July 24, 2018, the last trading day before public announcement of the merger, and on [●], 2018, the last practicable trading day before the distribution of this prospectus and proxy statement. The table also presents the implied value of the stock consideration proposed for each share of Peoples common stock converted into the stock consideration on those dates, as determined by multiplying the closing price of Summit common stock on those dates by the exchange ratio of 1.7193 provided for in the merger agreement. This table also presents the value of the cash consideration proposed for each share of Peoples common stock converted into the cash consideration, which will remain a fixed amount regardless of any change in the market value of the stock consideration. We urge you to obtain current market quotations for shares of Summit common stock.

	Summit Common Stock (NASDAQ: SMMF)		Implied Value of One Share of Peoples Common Stock		Value of the Cash Consideration for One Share of Peoples Common Stock
At July 24, 2018		$26.79		$46.06	$47.00
At [●], 2018	$	[●]	$	[●]	$47.00

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus and proxy statement, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 25 and the matters described under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Summit for the year ended December 31, 2017, Peoples shareholders should consider the matters described below in determining whether to approve the merger agreement.

Because the exchange ratio is fixed, fluctuations in the trading price of Summit common stock will change the value of the shares of Summit common stock you receive in the merger.

The exchange ratio is set at 1.7193 shares of Summit common stock for each share of Peoples common stock. As a result, the market value of the Summit common stock that Peoples shareholders receive in the merger will depend on the market price of Summit common stock at the time the shares are issued. Because the exchange ratio is fixed, the value of the shares of Summit common stock that will be issued to Peoples shareholders in the merger will depend on the market price of Summit common stock at the time the shares are issued. After the merger, the market value of Summit common stock may decrease and be lower than the market value of Summit common stock that was used in calculating the exchange ratio in the merger. Except as described in this prospectus and proxy statement, there will be no adjustment to the fixed number of shares of Summit common stock that will be issued to Peoples shareholders based upon changes in the market price of Summit common stock or Peoples common stock prior to the closing.

There may be an adjustment to the fixed number of shares of Summit common stock that will be issued to Peoples shareholders based upon changes in the market price of Summit common stock and the NASDAQ Bank Index (IBIX) prior to the closing. However, any changes to the fixed number of shares of Summit common stock will not increase the per share value that Peoples shareholders will receive in the merger from the value calculated using the pre-announcement market price of Summit common stock. Furthermore, the Peoples board of directors may terminate the merger agreement if the average closing price of Summit common stock falls more than 15% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index (IBIX) prior to the closing, in which case the merger will not occur, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Peoples common stock.

The market price of Summit common stock at the time the merger is completed may vary from the price of Summit common stock on the date the merger agreement was executed, on the date of this prospectus and proxy statement and on the date of the Peoples special meeting as a result of various factors that are beyond the control of Summit and Peoples, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Peoples shareholders, completion of the merger is subject to satisfaction of certain conditions that may not occur until after the Peoples special meeting. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 61 for further explanation. Therefore, at the time of the Peoples special meeting Peoples shareholders will not know the precise value of the stock consideration they will receive at the effective time of the merger. Peoples shareholders should obtain current market quotations for shares of Summit common stock.

The elections made by holders of Peoples common stock with respect to the types of merger consideration they would like to receive are subject to proration, and there can be no assurance that a shareholder will receive the type of merger consideration that he, she or it elects.

Each holder of Peoples common stock will be able to elect the type of merger consideration that he, she or it would like to receive for each of his, her or its shares of Peoples common stock, including electing to receive the cash consideration for a portion of his, her or its shares of Peoples common stock and receive the stock consideration for the remainder of his, her or its shares of Peoples common stock. We refer to a share of Peoples common stock for which an election to receive the cash consideration is made as a cash election share and a share of Peoples common stock for which an election to receive the stock consideration is made as a stock election share. Shares of Peoples common stock for which no election is made will be deemed to be no-election shares. All such elections are subject to adjustment on a pro rata basis.

The merger agreement provides that the aggregate number of Peoples shares that will be converted for cash consideration will be equal to 271,020 shares, and the aggregate cash consideration will be equal to $12,737,940, or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 271,021 shares of Peoples common stock converting to a maximum of 465,967 shares of Summit common stock after applying the exchange ratio. As a result, all elections may be subject to proration depending on the elections made by other holders of Peoples common stock if the cash consideration (or the stock consideration) is undersubscribed or oversubscribed. Proration will be applied so that ultimately approximately 50% of the shares of Peoples common stock are treated as cash election shares and approximately 50% of the shares of Peoples common stock are treated as stock election shares.

For example, if the aggregate of the cash consideration payable to holders of cash election shares is in excess of the maximum cash consideration, all of the no-election shares will be treated as stock election shares and a number of cash election shares will be converted into stock election shares until the maximum cash consideration is no longer oversubscribed. If the aggregate of the cash consideration payable to holders of cash election shares is less than the maximum cash consideration, a number of no-election shares will be treated as cash election shares until the maximum cash consideration is no longer undersubscribed and, if necessary or appropriate, a number of stock election shares will be converted into cash election shares until the maximum cash consideration is no longer undersubscribed.

Accordingly, depending on the elections made by other Peoples shareholders, if a holder of Peoples common stock elects to receive all cash consideration pursuant to the merger, such holder may receive a portion of the merger consideration due to such holder in the form of stock consideration. If a holder of Peoples common stock elects to receive all stock consideration pursuant to the merger, such holder may receive a portion of the merger consideration due to such holder in the form of cash consideration. Holders of Peoples common stock who make an election to receive the stock consideration for some of their shares and the cash consideration for the remainder of their shares may receive different amounts or proportions of the stock consideration and the cash consideration than they elected.

The market price of Summit common stock after the merger may be affected by factors different from those affecting the shares of Peoples or Summit currently.

Upon completion of the merger, holders of Peoples common stock will become holders of Summit common stock. Summit’s business differs from that of Peoples, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Summit and Peoples. For a discussion of the businesses of Summit and Peoples and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this prospectus and proxy statement.

The integration of the operations of Summit and Peoples may be more difficult, costly or time-consuming than anticipated.

The success of the merger will depend, in part, on Summit’s ability to realize the anticipated benefits and cost savings from successfully combining the businesses of Summit and Peoples and to combine the businesses of Summit and Peoples in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Peoples or decreasing revenues due to loss of customers. If Summit is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Summit’s ability to successfully conduct its business in the markets in which Peoples now operates, which could have an adverse effect on Summit’s financial results and the value of its common stock. If Summit experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Peoples to lose customers or cause customers to remove their accounts from Peoples and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Peoples and Summit during this transition period and for an undetermined period after consummation of the merger.

The success of the merger will also depend on Summit’s ability to:

•	Retain and attract qualified personnel to Summit;

•	Maintain existing relationships with depositors of Peoples to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Peoples;

•	Control the incremental non-interest expense from Summit to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by Summit and Peoples and in nearby communities.

Summit may not be able to manage effectively its growth resulting from the merger.

Summit may fail to realize the cost savings estimated for the merger.

Although Summit estimates that it will realize cost savings of approximately $960,000 (pre-tax) annually (excluding one-time costs and expenses associated with the merger with Peoples) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require Summit to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Summit’s ability to combine the businesses of Summit and Peoples in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Summit is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The merger with Peoples may distract management of Summit from its other responsibilities.

The acquisition of Peoples could cause the management of Summit to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Summit. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Summit.

If the merger is not completed, Summit and Peoples will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Summit and Peoples has incurred and will continue to incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this prospectus and proxy statement and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Summit and Peoples would have to recognize these expenses without realizing the expected benefits of the merger.

Peoples shareholders will have less influence as shareholders of Summit than as shareholders of Peoples.

Peoples shareholders currently have the right to vote in the election of the board of directors of Peoples and on other matters affecting Peoples. Following the merger, the shareholders of Peoples as a group will own approximately 3.6% of the combined organization. When the merger occurs, each Peoples shareholder that receives shares of Summit common stock will become a shareholder of Summit with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Peoples. Because of this, Peoples shareholders will have less influence on the management and policies of Summit than they now have on the management and policies of Peoples.

Some of the directors and executive officers of Peoples may have interests in the merger that differ from the interests of non-director or non-management shareholders.

The interests of some of the directors and executive officers of Peoples may be different from those of holders of Peoples common stock, and directors and executive officers of Peoples may be participants in arrangements that are different from, or in addition to, those of holders of Peoples common stock. These interests are described in more detail in the section entitled “The Merger—Interests of Certain Peoples Directors and Executive Officers in the Merger” beginning on page 55.

The fairness opinion delivered to the Peoples board of directors by Peoples’ financial advisor prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinion.

The opinion of Ambassador, Peoples’ financial advisor, to the Peoples board of directors, was delivered on, and was dated, July 24, 2018. Changes in the operations and prospects of Peoples or Summit, general market and economic conditions and other factors that may be beyond the control of Peoples and Summit may alter the value of Peoples or Summit or the prices of shares of Peoples common stock or Summit common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion is included as Appendix B to this prospectus and proxy statement. For a description of the opinion, please refer to “The Merger—Opinion of Peoples’ Financial Advisor” on page 39. For a description of the other factors considered by Peoples’ board of directors in determining to approve the merger, please refer to “The Merger—Peoples’ Reasons for the Merger; Recommendation of the Peoples Board of Directors” on page 34.

The merger agreement limits Peoples’ ability to pursue an alternative acquisition proposal and requires Peoples to pay a termination fee of $1,275,000 under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Peoples from soliciting, initiating, or encouraging certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Acquisition Proposals” on page 65. The merger agreement also provides for the payment by Peoples of a termination fee in the amount of $1,275,000 in the event that the other party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Peoples from considering or proposing such an acquisition. See “Merger Agreement—Termination Fee” on page 74.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Summit and Peoples may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Summit and Peoples are obligated to complete the merger:

•	The merger agreement and merger must be duly approved by the requisite vote of the shareholders of Peoples;

•	All required regulatory approvals must be obtained;

•	The absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger;

•	The registration statement shall become effective under the Securities Act and no stop order shall have been issued or threatened by the SEC; and

•	To the extent required, the shares of Summit common stock to be issued in the merger must be approved for listing on NASDAQ.

Some of the conditions to the merger may be waived by Summit or Peoples without resoliciting shareholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by Summit or Peoples, subject to the agreement of the other party in specific cases. See “The Merger Agreement—Conditions to Completion of the Merger” on page 61. If any conditions are waived, Peoples will evaluate whether an amendment of this prospectus and proxy statement and resolicitation of proxies is warranted. In the event that the board of directors of Peoples determines that resolicitation of shareholders is not warranted, Summit and Peoples will have the discretion to complete the transaction without seeking further Peoples shareholder approval.

Termination of the merger agreement could negatively impact Peoples.

If the merger agreement is terminated, there may be various consequences. For example, Peoples’ businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and the Peoples board of directors seeks another merger or business combination, Peoples shareholders cannot be certain that Peoples will be able to find a party willing to pay the equivalent or greater consideration than that which Summit has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Peoples’ board of directors, Peoples may be required to pay Summit a termination fee of $1,275,000, which could have an adverse effect on Peoples’ financial condition.

Failure to complete the merger could negatively affect the market price of Peoples common stock.

If the merger is not completed for any reason, Peoples will be subject to a number of material risks, including the following:

•	The market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

•

The diversion of management’s attention from the day-to-day business operations and the potential disruption to Peoples’ employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•

If Peoples’ board of directors seeks another merger or business combination, Peoples shareholders cannot be certain that Peoples will be able to find a party willing to pay an equivalent or greater consideration than that which Summit has agreed to pay in the merger.

The shares of Summit common stock to be received by Peoples shareholders as a result of the merger will have different rights from the shares of Peoples common stock.

Upon completion of the merger, Peoples shareholders who receive Summit common stock will become Summit shareholders and their rights as shareholders will be governed by Summit’s articles of incorporation and Summit’s bylaws. The rights associated with Peoples common stock are different from the rights associated with Summit common stock. Please see “Comparative Rights of Shareholders” beginning on page 85 for a discussion of the different rights associated with Summit common stock.

Peoples will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Peoples. These uncertainties may impair Peoples’ ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Peoples to seek to change existing business relationships with Peoples. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Peoples may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Peoples employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Peoples’ business following the merger could be harmed. In addition, the merger agreement restricts Peoples from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Summit. These restrictions may prevent Peoples from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business Pending the Merger” on page 68.

If the merger and the bank merger do not constitute a reorganization under Section 368(a) of the Code, then each Peoples shareholder may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger and the bank merger do not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Peoples shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of Summit common stock and the amount of cash consideration, if any, received by the Peoples shareholder in the merger and (ii) the Peoples shareholder’s adjusted tax basis in the shares of Peoples common stock exchanged therefor.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SUMMIT

The following table summarizes selected historical consolidated financial data of Summit for the periods and as of the dates indicated. This information has been derived from Summit’s consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2018 and June 30, 2017 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Summit. You should not assume the results of operations for past periods and for the six months ended June 30, 2018 and June 30, 2017 indicate results for any future period.

You should read this information in conjunction with Summit’s consolidated financial statements and related notes thereto included in Summit’s Annual Report on Form 10-K as of and for the year ended December 31, 2017, and in Summit’s Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2018, which are incorporated by reference into this prospectus and proxy statement. See “Where You Can Find More Information” beginning on page 91 of this prospectus and proxy statement.

Summit—Historical Financial Information

	As of and for the Six Months Ended June 30, (unaudited)		As of/For the Year Ended December 31,
Dollars in thousands, except per share amounts	2018	2017	2017	2016	2015	2014	2013
Summary of Operations
Interest income	$46,297	$39,905	$84,527	$64,091	$58,883	$57,626	$57,280
Interest expense	11,764	8,428	18,380	15,084	12,867	15,241	18,477

Net interest income	34,533	31,477	66,147	49,007	46,016	42,385	38,803
Provision for loan losses	1,250	500	1,250	500	1,250	2,250	4,500

Net interest income after provision for loan losses	33,283	30,977	64,897	48,507	44,766	40,135	34,303
Noninterest income	9,023	6,496	14,427	11,600	11,861	11,223	11,209
Noninterest expense	25,049	32,953	57,745	34,802	33,632	35,324	34,756

Income before income taxes	17,257	4,520	21,579	25,305	22,995	16,034	10,756
Income tax expense	3,534	858	9,664	8,008	6,893	4,678	2,688

Net income	13,723	3,662	11,915	17,297	16,102	11,356	8,068
Dividends on preferred shares	—	—	—	—	—	771	775

Net income applicable to common shares	$13,723	$3,662	$11,915	$17,297	$16,102	$10,585	$7,293

Per Common Share:
Earnings per share
Basic earnings	$1.11	$0.32	$1.00	$1.62	$1.56	$1.40	$0.98
Diluted earnings	1.10	0.32	1.00	1.61	1.50	1.17	0.84
Cash dividends	$0.26	$0.22	$0.44	$0.40	$0.32	$—	$—
Period-End Balances:
Assets	$2,107,652	$2,095,300	$2,134,240	$1,758,647	$1,492,429	$1,443,568	$1,386,227
Loans	1,617,373	1,538,083	1,593,744	1,307,862	1,079,331	1,019,842	937,070
Deposits	1,639,996	1,613,919	1,600,601	1,295,519	1,066,709	1,061,314	1,003,812
Short-term borrowings	202,429	205,728	250,499	224,461	171,394	123,633	62,769
Long-term borrowings	20,743	45,759	45,751	46,670	75,581	77,490	163,516
Shareholders’ equity	209,879	193,132	201,505	155,360	143,744	131,644	111,072

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Summit common stock is traded on NASDAQ under the symbol “SMMF.” There is no established public trading market for Peoples common stock. The closing sale price reported for Summit common stock on July 24, 2018, the last trading date preceding the public announcement of the merger agreement, was $26.79. On [●], 2018, the last practicable trading date before the distribution of this prospectus and proxy statement, the closing sales price per share of Summit common stock was $[●].

The following table sets forth for the periods indicated the high and low prices per share of Summit common stock as reported on NASDAQ. The per share prices do not include adjustments for markups, markdowns or commissions.

	Summit
		Sales Price
Time Period	Dividends	High	Low
2018
Second Quarter	$0.13	$28.00	$24.00
First Quarter	$0.13	$27.44	$21.78
2017
Fourth Quarter	$0.11	$28.16	$23.62
Third Quarter	$0.11	$26.62	$20.93
Second Quarter	$0.11	$23.40	$20.01
First Quarter	$0.11	$27.60	$19.13
2016
Fourth Quarter	$0.10	$30.06	$18.05
Third Quarter	$0.10	$20.47	$16.45
Second Quarter	$0.10	$20.77	$14.91
First Quarter	$0.10	$16.14	$11.13

As of [●], 2018, the last date prior to distribution of this prospectus and proxy statement for which it was practicable to obtain this information, there were approximately [●] registered holders of Summit common stock and approximately [129] registered holders of Peoples common stock.

The following table sets forth historical per share market values for Summit common stock (i) on July 24, 2018, the last trading day prior to public announcement of the merger agreement, and (ii) on [●], 2018, the most recent practicable date before the printing and mailing of this prospectus and proxy statement. The table also shows the equivalent pro forma market value of Peoples common stock on those dates. Peoples common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The equivalent pro forma market value of Peoples common stock is obtained by multiplying the historical market price of Summit common stock by the applicable exchange ratio. For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of Summit common stock is equal to the historical market price on July 24, 2018 and [●], 2018. Accordingly, the pro forma market value (i) on July 24, 2018 is determined by multiplying $26.79 by the exchange ratio and (ii) on [●], 2018 is determined by multiplying $[●] by the exchange ratio.

The historical market prices represent the last sale prices on or before the dates indicated. The average closing price of Summit common stock used to determine the exchange ratio and the market price may be higher or lower than the closing prices of Summit common stock on the dates shown in the table and, therefore, the market value of the Summit common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

Historical Market Price

	Summit Financial Group, Inc.		Peoples Equivalent Pro Forma Market Value
July 24, 2018		$26.79		$46.06
[●], 2018	$	[●]	$	[●]

The market price of Summit common stock will fluctuate between the date of this prospectus and proxy statement and the effective time of the merger. Peoples shareholders should obtain current stock price quotations for Summit common stock. No assurance can be given concerning the market price of Summit common stock before or after the effective time of the merger. Any change in the market price of Summit common stock prior to the effective time of the merger will affect the market value of the merger consideration that Peoples’ shareholders will receive upon the effective time of the merger. Once the merger is completed, there will be no further private or public market for Peoples common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and proxy statement contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of Summit, Peoples and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements and appear in a number of places in this prospectus and proxy statement (and the documents to which you are referred in this prospectus and proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this prospectus and proxy statement relates, the timing and amount of growth and cost savings realized, following the merger, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, potential effects of not approving proposals discussed in this prospectus and proxy statement or not completing the merger, and all other statements regarding the intent, plans, beliefs or expectations of Summit, Peoples, or those of their respective directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either Summit or Peoples to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 17 under “Risk Factors,” as well as, among others, the following:

•	Those discussed and identified in public filings with the SEC made by Summit;

•

Fluctuations in the market price of Summit common stock and the related effect on the market value of the merger consideration that Peoples common shareholders will receive upon completion of the merger;

•	Changes in goals and targets and statements of the assumptions underlying or relating to any such statements;

•	Business uncertainties and contractual restrictions while the merger is pending;

•

The possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	The terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•

The anticipated benefits from the proposed merger such as it being accretive to earnings and expanding Summit’s geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	The ability to promptly and effectively integrate the businesses of Summit and Peoples;

•	Reputational risks and the reaction of the companies’ customers to the merger;

•	Diversion of management time on merger related issues;

•	Changes in asset quality and credit risk;

•	The inability to sustain revenue and earnings;

•	Changes in interest rates and capital markets;

•	Inflation;

•	Customer acceptance of Summit products and services;

•	Customer borrowing, repayment, investment and deposit practices;

•	Customer disintermediation;

•	The introduction, withdrawal, success and timing of business initiatives;

•	Competitive conditions;

•	The impact, extent and timing of technological changes;

•	Changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

•	Changes in regulations and other actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus and proxy statement or the date of any document incorporated by reference in this prospectus and proxy statement.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this prospectus and proxy statement and attributable to Summit or Peoples or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus and proxy statement. Except to the extent required by applicable law or regulation, Summit and Peoples undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus and proxy statement or to reflect the occurrence of unanticipated events.

THE PEOPLES SPECIAL MEETING

This section contains information about the special meeting of Peoples shareholders that has been called to consider and approve the merger agreement.

Together with this prospectus and proxy statement, Peoples is also sending you a notice of the special meeting and a proxy card that is solicited by the Peoples board of directors. The special meeting will be held on [●], [●], 2018, at [●], local time, at the [●], located at [●].

Matters to Be Considered

At the Peoples special meeting, you will be asked to consider and vote upon the following matters:

(1)

a proposal to approve the Agreement and Plan of Merger, dated as of July 24, 2018, by and between Summit, and Peoples, which provides for, among other things, the merger of Peoples into PB Merger Sub LLC, , a wholly-owned subsidiary of Summit’s wholly-owned subsidiary, Summit Community Bank, Inc., or Summit Community Bank, or the Peoples merger proposal; and

(2)

a proposal to approve adjournment of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies in favor of approval of the merger agreement, or the Peoples adjournment proposal.

Other Business

We do not expect that any matter other than the Peoples merger proposal and the Peoples adjournment proposal will be brought before the Peoples special meeting. If, however, any other matter shall be properly brought before the Peoples special meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.

Proxies

Each copy of this prospectus and proxy statement mailed to record holders of Peoples common stock is accompanied by a proxy card with instructions for voting. The Peoples board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you hold your shares of Peoples common stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope; or

•	By attending the meeting and voting your shares in person.

Any vote by proxy card may be revoked by you at any time before the meeting by giving written notice of such revocation to the corporate secretary or executing another proxy as of a date subsequent to the prior proxy card. If you are a shareholder of record or have a legal proxy from a shareholder of record, you may also revoke your proxy by voting in person at the special meeting.

If you hold your shares in “street name” through a bank, broker, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the bank, broker, nominee or other holder of record to do so.

All shares represented by valid proxies that Peoples receives through this solicitation and that are not revoked will be voted in accordance with your instructions on the proxy card, or with respect to shares beneficially held in “street name,” in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” each of the proposals described above.

Peoples shareholders with shares represented by stock certificates should not send Peoples stock certificates with their proxy cards. Prior to the effective time, holders of Peoples common stock with shares represented by stock certificates or held in book-entry form will be mailed an election form with instructions on how to exchange their Peoples stock certificates or book-entry shares for the merger consideration.

Solicitation of Proxies

Peoples will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Peoples’ directors and employees personally and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Peoples may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Peoples common stock held of record by them and to obtain authorization for the execution of proxies. Peoples expects to reimburse these institutional holders for their reasonable expenses in connection with these activities.

Record Date

The close of business on [●], 2018 has been fixed as the record date for determining the Peoples shareholders entitled to receive notice of and to vote at the special meeting. At that time, [542,041] shares of Peoples common stock were outstanding and entitled to vote at the special meeting, held by approximately [129] holders of record.

Quorum and Voting Rights

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Peoples common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. If a quorum exists, the approval of the Peoples merger proposal and the Peoples adjournment proposal requires the affirmative vote of a majority of the votes cast at the Peoples special meeting.

As of the record date, Peoples directors, executive officers and certain significant shareholders had the right to vote [●] shares of Peoples common stock, or approximately [●]% of the outstanding Peoples common stock entitled to be voted at the special meeting. Each of these individuals has agreed to vote their shares of Peoples common stock in favor of the proposals to be presented at the special meeting in accordance with a voting agreement executed by each such individual.

At this time, the Peoples board of directors anticipates that the 150,000 shares of Peoples common stock held by the co-trustees of the Trust under the Will of H. E. Lilly, which represents 27.67% of the outstanding shares of Peoples common stock as of the record date, will be present at the special meeting for the purposes of establishing a quorum. However, the Peoples board of directors expect that the co-trustees will abstain from voting on the Peoples merger proposal or the Peoples adjournment proposal due to a potential limitation contained in the trust’s governing document relating to the co-trustees’ power to vote shares on the matters brought before the meeting.

If you are a holder of Peoples common stock and you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Peoples special meeting, but it will have no effect on the outcome of either the Peoples merger proposal or the Peoples adjournment proposal.

Brokers, banks, nominees and other holders of record holding shares of Peoples common stock in “street name” may only vote your shares of Peoples common stock on the Peoples merger proposal and the Peoples adjournment proposal if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide instructions. Broker non-votes will have no effect on the Peoples merger proposal, and will have no effect on the Peoples adjournment proposal.

Voting Agreement Executed by Directors, Executive Officers and Certain Shareholders of Peoples

Concurrently with execution of the merger agreement, each of the directors of Peoples, in their capacities as shareholders of Peoples, executive officers and certain significant shareholders entered into a voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement, with Summit, under which such individuals agreed to vote their shares of Peoples common stock in favor of the merger agreement and the merger at the Peoples special meeting.

Attending the Special Meeting

All holders of Peoples common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

PROPOSALS TO BE CONSIDERED AT THE PEOPLES SPECIAL MEETING

PROPOSAL NO. 1

APPROVE THE MERGER AGREEMENT

Peoples is asking its shareholders to approve the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement” beginning on page 57. As discussed in detail in the sections entitled “The Merger—Peoples’ Reasons for the Merger; Recommendation of the Peoples Board of Directors” beginning on page 34, after careful consideration, the Peoples board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Peoples and the board unanimously approved the merger agreement. Accordingly, Peoples’ board of directors unanimously recommends that Peoples shareholders vote “FOR” the Peoples merger proposal.

Required Vote

Approval of the Peoples merger proposal requires the affirmative vote of a majority of the votes cast at the Peoples special meeting at which a quorum is present. You are entitled to one vote for each share of Peoples common stock you held as of the record date.

The affirmative vote of the holders of a majority of the votes cast on the matter, assuming a quorum is present at the special meeting, is needed in order to proceed with the merger. An abstention will have no effect on the outcome of either the Peoples merger proposal or the Peoples adjournment proposal. The Peoples board of directors urges Peoples shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope or vote in person at the Peoples special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail.

Recommendation of the Peoples Board of Directors

The Peoples board of directors recommends that you vote “FOR” approval of the Peoples merger proposal. See “The Merger—Peoples’ Reasons for the Merger; Recommendation of the Peoples Board of Directors” on page 34 for a more detailed discussion of the Peoples board of directors’ recommendation.

PROPOSAL NO. 2

APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN THE PEOPLES

SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES

If at the Peoples special meeting the number of shares of common stock present in person or represented by proxy and voting in favor of the Peoples merger proposal is insufficient to approve such proposal, management may move to adjourn the special meeting on one or more occasions in order to enable the board of directors to continue to solicit additional proxies in favor of such proposal; however, the special meeting may not be adjourned, postponed or continued to a date later than [●], 2018. In that event, you will be asked to vote only upon the Peoples adjournment proposal and will not be asked to vote on the Peoples merger proposal at the special meeting.

In this proposal, Peoples is asking the Peoples shareholders to authorize the holder of any proxy solicited by its board of directors to grant to the Peoples board of directors the authority to adjourn the special meeting and any later adjournments. If the Peoples shareholders approve this proposal, Peoples could adjourn the special meeting, and any adjourned session of the special meeting on one or more occasions, to use the additional time to solicit proxies in favor of the Peoples merger proposal, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other effects, approval of this proposal could mean that, even if proxies representing a sufficient number of votes against the approval of the Peoples merger proposal have been received, Peoples could adjourn the special meeting without a further shareholder vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the Peoples special meeting of the place, date and time to which the meeting is adjourned.

Required Vote

Approval of the Peoples adjournment proposal requires the affirmative vote of a majority of the votes cast at the Peoples special meeting. An abstention will have the no effect on the outcome of either the Peoples merger proposal or the Peoples adjournment proposal.

Recommendation of the Peoples Board of Directors

The Peoples board of directors believes that if the number of shares of its common shares present in person or represented by proxy at the Peoples special meeting and voting in favor of the approval of the merger agreement is insufficient to approve such proposal, it is in the best interests of the Peoples shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal. The Peoples board of directors unanimously recommends that shareholders vote “FOR” the approval of the Peoples adjournment proposal.

THE MERGER

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of Peoples and Summit believe are material. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus and proxy statement as Appendix A and is incorporated by reference in this prospectus and proxy statement. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Background and Negotiation of the Merger

The board of directors and executive management of Peoples have regularly reviewed and assessed various business strategies and objectives and considered various business strategies and options to enhance shareholder value and the liquidity of Peoples capital stock.

On January 11, 2016, the Peoples board of directors considered the request of a family group of shareholders to redeem their stock. The board of directors ultimately deferred the decision on whether to redeem the family’s shares and instead authorized the engagement of an investment banking firm to provide advice on the valuation of Peoples shares and to assist in strategic planning to improve earnings and shareholder liquidity, including strategic alliances with other financial institutions, expansion by branching, relocation of Peoples to another area, potential mergers and acquisitions, and the sale of Peoples.

An investment banking firm was hired in January 2016, and during that month, Peoples’ president and chief executive officer, Ronald L. Bowling, met with that firm to discuss the value and liquidity of Peoples’ stock, as well as Peoples’ options, including the options outlined above. The investment banking firm agreed to consider and explore these options. Mr. Bowling reported the results of this meeting to Peoples’ board of directors on February 8, 2016. The board took Mr. Bowling’s report under advisement.

On March 30, 2016, Mr. Bowling and Peoples’ legal counsel, Jackson Kelly PLLC, met with that investment banking firm to discuss strategic options and methods to increase shareholder value and liquidity. On May 16, 2016, the board of directors of Peoples met with the investment banking firm and Jackson Kelly at the offices of Jackson Kelly. The investment banking firm provided data about the value of Peoples stock and presented a number of alternatives for consideration. These alternatives included reincorporation in another jurisdiction, expansion of the market through the opening or acquisition of additional branches, a merger with a similarly-sized and situated financial institution and a sale to a third party. On May 17, 2016, the board of directors determined not to repurchase Peoples’ shares from the family group that requested the repurchase. Rather, the board decided that Peoples would continue to work with the investment banking firm and independently attempt to increase the liquidity and overall value of its stock.

During the period between May 2016 and August 2017, independently from any investment banking firm, Peoples engaged in separate discussions with two other similarly-situated institutions with respect to a merger of equals. Ultimately, these discussions were mutually terminated by the parties, because the parties were unable to reconcile their operations, markets and employee compensation issues.

In September 2017, Peoples contacted Ambassador Financial Group, Inc. regarding its potential engagement to act as Peoples’ financial advisor in connection with a possible sale of Peoples. Based on preliminary feedback from Ambassador regarding valuation and Ambassador’s description of its services, Peoples’ board of directors authorized Mr. Bowling to negotiate the engagement of Ambassador. On December 11, 2017, the board of directors met with Jackson Kelly to discuss the proposed engagement of Ambassador and the possible sale of Peoples. Jackson Kelly discussed with the directors their duties when considering corporate matters, such as a potential sale of the corporation. In December 2017, but prior to this meeting, the previous investment banking firm contacted Peoples about a possible multi-bank merger, but the board of directors determined that Peoples should continue negotiations to engage Ambassador, rather than the prior investment banking firm, based on its determination that the methods of sale suggested (and ultimately carried out) by Ambassador would enhance the possibility of increasing shareholder value.

The Peoples board of directors met with Jackson Kelly on January 25, 2018, to consider a number of matters. The previous investment banking firm had indicated to Peoples, on a no-name basis, that it might be able to market Peoples to a third party for book value. After careful consideration of this possibility, the board of directors determined to engage Ambassador to act as Peoples financial advisor in connection with a possible sale of Peoples.

With the assistance of Ambassador, Peoples began an auction process to determine and attract potential acquirors of Peoples. During February and March 2018, Peoples populated an electronic data room for potential purchasers. The Peoples board of directors met on March 13, 2018, with Ambassador and Jackson Kelly to review and approve a proposed plan to identify and contact potential acquirors. With the assistance of Ambassador, Peoples identified, and the Peoples board of directors approved, 21 potential purchasers. All potential purchasers were contacted in mid-March of 2018.

Of the 21 potential purchasers, 16 requested additional information. Ten potential purchasers indicated an interest and signed non-disclosure agreements. Two of the ten potential purchasers subsequently determined not to proceed. Between April 2, 2018 and April 11, 2018, Ambassador met with the chief executive officer and the chief financial officer of each of the eight remaining potential purchasers. In late April 2018, three of the eight potential purchasers determined not to go forward, each because Peoples’ market did not fit into each particular entity’s long-term plans.

On May 1, 2018, three of the remaining five potential purchasers submitted letters of interest: Summit, Bidder A and Bidder B. The board of directors of Peoples met with Ambassador on May 7, 2018. At this meeting, Ambassador updated the Peoples directors on the status of the sale process and Ambassador’s meetings with eight financial institutions, three of whom submitted letters of interest. The pricing was 118%, 125% and 127%, respectively, of book value. On May 7, 2018, Bidder A had submitted a revised letter. The board of directors of Peoples considered the three letters and determined that Bidder B’s stock was not as liquid and as freely traded as those of Summit and Bidder A. The Peoples board of directors unanimously decided that Peoples would invite Summit and Bidder A to perform a due diligence review of Peoples. Peoples’ data room was opened to Summit and Bidder A on May 11, 2018.

Summit performed an on-site review of Peoples’ loans on May 17, 2018, and conducted interviews with Peoples’ management on May 23, 2018. On May 23 and May 24, 2018, Bidder A performed an on-site loan review and interviewed Peoples’ management.

On June 6, 2018, each of Summit and Bidder A submitted final letters of interest. Summit increased its offer to the consideration set forth in the merger agreement.

Peoples’ board of directors met with Ambassador and Jackson Kelly on June 11, 2018 to consider the final letters of interest. Ambassador provided a side-by-side comparison of the two letters of interest. After careful consideration and consultation with Ambassador and Jackson Kelly regarding the two letters of interest, the board of directors of Peoples approved the Summit letter of interest and directed Mr. Bowling to execute and deliver the letter to Summit. Bidder A’s letter of interest required downward adjustments of the purchase price, which resulted in Summit’s offer having the better financial terms. The board of directors authorized the management of Peoples to negotiate a definitive agreement with Summit. On June 12, 2018, Peoples executed and delivered the letter of interest to Summit.

The Summit letter of interest included an exclusivity period of 30 days, during which Peoples agreed not to solicit bids or negotiate with any third party. On July 12, 2018, by mutual agreement, the parties extended the exclusivity period through July 26, 2018.

During late June and early July of 2018, Peoples conducted a due diligence review of Summit, including a review of documents, a review of public filings and interviews with Summit’s management.

On June 18, 2018, Bowles Rice LLP, counsel for Summit, provided an initial draft of the merger agreement, the director support agreement, and the form of voting agreement to Jackson Kelly. After consultation with Peoples’ management and Ambassador, Jackson Kelly provided initial comments on those agreements on June 22, 2018.

From June 22 through July 22, 2018, Peoples and Summit, with assistance of their respective financial and legal advisors, continued to negotiate the terms of the definitive merger agreement and related documents. In addition, Peoples and Summit and their respective financial and legal advisors continued to discuss various matters related to the proposed combination of Summit and Peoples.

On July 21, 2018, the parties agreed to the calculation of the exchange ratio for converting shares of Peoples common stock into shares of Summit common stock.

On July 23, 2018, the Peoples board of directors held a special meeting to review the terms of the merger agreement, the merger consideration, the various related agreements contemplated by the merger agreement, and the transactions contemplated by the merger agreement, including the merger. The Peoples board of directors received presentations regarding the proposed merger and merger agreement from Ambassador and Jackson Kelly. The board of directors was also briefed on the results of the Peoples’ due diligence review of Summit. Jackson Kelly reviewed the terms of the merger agreement and related agreements, including the bank merger agreement, voting agreements, director support agreements and the proposed employment agreement between Summit Bank and Mr. Bowling. Jackson Kelly again reviewed the legal duties of directors. Ambassador reviewed the financial aspects of the proposed merger and rendered its opinion to the board of directors to the effect that (as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Ambassador, as set forth in the opinion) the merger consideration was fair, from a financial point of view, to the holders of Peoples’ common stock. See “The Merger —Opinion of Peoples’ Financial Advisor” on page 39 for more information.

The board of directors deliberated and carefully considered the presentations by Peoples’ financial advisor and legal counsel, as well as the factors described under “Peoples’ Reasons for the Merger; Recommendation of Peoples’ Board of Directors” on page 34. The board of directors also considered the interests of Peoples’ shareholders, employees, and the communities served by Peoples. The board of directors unanimously approved the merger agreement and related agreements and documents. Mr. Bowling indicated that he supported the decision by the board of directors but abstained to the extent that his potential employment agreement with Summit following the merger gave rise to a conflict of interest. The board of directors also approved the submission of the merger agreement to Peoples’ shareholders and recommended that Peoples’ shareholders approve the merger agreement and the merger.

On July 24, 2018, the Summit board of directors approved the merger. Following the meeting of the boards of directors of Peoples and Summit, the merger agreement and related documents were executed after the close of financial markets on July 24, 2018. The parties issued a press release announcing the proposed merger on the evening of July 24, 2018.

Peoples’ Reasons for the Merger; Recommendation of the Peoples Board of Directors

The Peoples board of directors believes that the merger is in the best interest of Peoples and its shareholders. Accordingly, the board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Peoples’ shareholders vote “FOR” the Peoples merger proposal.

In reaching its decision to approve the merger and the merger agreement and to recommend the approval of the merger agreement and the merger to Peoples’ shareholders, the Peoples board of directors evaluated the merger and the merger agreement in consultation with executive management, its financial advisor, and Jackson Kelly, its legal counsel. The Peoples board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by Peoples’ shareholders and ultimately determined that it was in the best interest of Peoples and its shareholders for Peoples to enter into the merger agreement with Summit. The Peoples board of directors believes that partnering with Summit will maximize the long-term value of its shareholders’ investment in Peoples, and that the merger will provide the combined company with additional resources necessary to compete more effectively in southern West Virginia. The Peoples board of directors believes that Summit common stock is more easily tradeable and is more liquid than Peoples’ common stock. In addition, the Peoples board of directors believes that the customers and communities served by Peoples will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve the merger and the merger agreement and to recommend that Peoples shareholders vote “FOR” the Peoples merger proposal, the Peoples board of directors considered many factors, including, without limitation, the following:

•	The extensive review undertaken by the Peoples board of directors with respect to the strategic alternatives available to Peoples;

•	The consideration being offered to Peoples shareholders in relation to the book value per share, tangible book value per share, earnings per share and projected earnings per share of Peoples;

•

The results that could be expected to be obtained by Peoples if it continued to operate independently and the potential future value of Peoples common stock compared to the value of the merger consideration offered by Summit;

•	The value of the merger consideration offered by Summit and the uncertainty whether or when the Peoples common stock would attain a value equal to value of the merger consideration;

•	The limited prospects for Peoples to grow its franchise through acquisitions given Peoples relatively small size, corporate structure and lack of liquidity in Peoples common stock;

•

Its understanding of the current and prospective environment in which Peoples operates, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, the increased regulatory burdens on financial institutions, the uncertainties of the regulatory environment in the future and the likely effect of these factors on Peoples both with and without the merger;

•	The expected future receipt by Peoples shareholders of dividends after completion of the merger as Summit shareholders, based on Summit’s current and forecasted dividend yield;

•

The feasibility and prospects of Peoples continuing to operate independently, including Peoples’ ability to compete with much larger regionally-based banks, and the potential future trading value of Peoples common stock compared to the value of the merger consideration offered by Summit;

•	The anticipated future earnings growth of Peoples compared to the potential future earnings growth of Summit and the combined entity;

•

The common stock consideration offered by Summit, including the opportunity for Peoples shareholders to receive shares of Summit common stock on a tax-free basis for their shares of Peoples common stock;

•

The market capitalization and trading liquidity of Summit common stock in the event Peoples shareholders desired to sell the shares of Summit common stock to be received by them upon completion of the merger;

•	The solicitation process undertaken by Peoples with Ambassador’s assistance;

•	The complementary geographic locations of the Peoples and Summit branch networks;

•	Summit’s significantly greater asset size compared to Peoples;

•	The absence of any trading market for Peoples common stock;

•

The cash/stock election provisions in the merger agreement providing Peoples shareholders with an ability to choose the form of consideration that they wish to receive, subject to the overall approximately 50% stock/50% cash allotment;

•

The fact that 50% of the merger consideration would be in the form of Summit common stock based upon a fixed exchange ratio, which will permit Peoples shareholders who receive Summit common stock in the merger with the ability to participate in the future performance of the combined company or, for those shareholders who receive cash, to participate in a liquidity event;

•

The financial presentation dated July 23, 2018, of Ambassador to the Peoples board of directors and the opinion dated July 23, 2018, of Ambassador to the Peoples board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Peoples common stock of the merger consideration as more fully described below under “—Opinion of Peoples’ Financial Advisor”;

•

The analyses presented by Jackson Kelly, Peoples’ legal counsel, as to the structure of the merger, including the condition that the merger must qualify as a transaction that will permit Peoples shareholders to receive Summit shares in exchange for their Peoples shares on a tax-free basis for federal income tax purposes, the merger agreement, duties of the board of directors under applicable law, and the process that Peoples (including its board of directors) employed in considering all potential strategic transactions including the merger with Summit;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Peoples with Summit;

•

The additional products offered by Summit to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•	The potential value of an expansion of the Summit branch network adding Peoples branch locations to Summit’s existing branch network in Virginia and West Virginia;

•	The earnings prospects of the combined company after completion of the merger;

•	The shared community banking philosophies of Peoples and Summit, and each entity’s commitment to community service and support of community-based non-profit organizations and causes;

•	The operations, financial condition and prospects of Summit and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the regulatory approvals needed to complete the transaction;

•	The potential cost-saving opportunities resulting from the merger; and

•	The effects of the merger on Peoples employees, including the prospects for continued employment and the severance or other benefits agreed to be provided to Peoples employees.

The Peoples board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, but not limited to, the following:

•	The challenges of integrating Peoples’ businesses, operations and employees with those of Summit;

•	The need to obtain approval by shareholders of Peoples, as well as regulatory approvals in order to complete the transaction;

•	The risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings;

•

The risk associated with the requirement that Peoples maintain a mutually agreed value of shareholders’ equity through the last day of the calendar quarter immediately preceding the effective time of the merger;

•

The fact that Peoples directors and executive officers have interests in the merger that are different from, or in addition to, those of other Peoples shareholders, as more fully discussed under “The Merger —Interests of Certain Peoples Directors and Executive Officers in the Merger” on page 55; and

•

The risks associated with entry into the merger agreement and conduct of Peoples’ business before the merger is completed, and the impact that provisions of the merger agreement relating to payment of a termination fee by Peoples may have on Peoples receiving superior acquisition offers.

•

The Peoples board of directors also considered the structural protections included in the merger agreement, such as the ability of Peoples to terminate the merger agreement under certain circumstances, including, without limitation:

•

Summit breaches the representation that, since December 31, 2017, no event has occurred or circumstance arisen that is reasonably likely to have a material adverse effect with respect to Summit, which breach cannot be or has not been cured within 30 days after written notice of the breach to Summit;

•

The average closing price of Summit common stock declines by more than 15% from $24.34, and Summit common stock underperforms the NASDAQ Bank Index (IBIX) by more than 15%, all as calculated pursuant to the merger agreement, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Peoples common stock;

•

Summit materially breaches any of its covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to Summit; or,

•

Any required approval of any government authority is denied by final non-appealable action of such government authority, or the shareholders of Peoples do not approve the merger at the Peoples special meeting.

The Peoples board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by Peoples in compliance with the non-solicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to Peoples shareholders than the merger. This termination right is conditioned on Peoples providing notice of the unsolicited acquisition proposal to Summit, Summit not making a revised offer to Peoples that is at least as favorable as the unsolicited acquisition proposal and Peoples paying a $1,275,000 break-up fee to Summit. The amount of this potential fee was negotiated at arm’s-length and was deemed by Peoples board of directors to be reasonable based upon the break-up fees paid in comparable transactions and the fact that multiple institutions had already been given an opportunity to bid prior to the merger agreement being approved. As of the date of this prospectus and proxy statement, no unsolicited acquisition proposals have been received. See “The Merger Agreement—Acquisition Proposals” on page 65 for more information.

The foregoing discussion of the information and factors considered by the Peoples board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the merger, the Peoples board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Peoples board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Peoples board of directors based its recommendation on the totality of the information presented.

The Peoples board of directors unanimously recommends that you vote “FOR” the Peoples merger proposal. In considering the recommendation of the Peoples board of directors with respect to the Peoples merger proposal, Peoples shareholders should be aware that Peoples directors and executive officers may have interests in the merger that are different from, or in addition to, those of other shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement and plan of merger be adopted by the shareholders of Peoples. See “The Merger—Interests of Certain Peoples Directors and Executive Officers in the Merger” on page 55.

This summary of the reasoning of Peoples’ board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 25.

Summit’s Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger, the issuance of Summit common stock in connection with the merger and the other transactions contemplated by the merger agreement, the Summit board of directors consulted with Summit management, as well as its legal advisors, and considered a number of factors, including the following material factors:

•

Summit’s, Peoples’ and the combined entity’s business, operations, financial condition, risk profile, asset quality, earnings and prospects. In reviewing these factors, the Summit board of directors considered its view that Peoples’ business and operations complement those of Summit and that the merger would result in a combined company with a well-balanced loan portfolio and an attractive funding base;

•	The fact that the core deposits made up a significant majority of Peoples’ funding mix;

•	The potential of enhancing a regional banking franchise with additional scale and access to a broader base of middle market and small business prospects;

•	Peoples’ familiarity with the southern West Virginia markets;

•

Management’s understanding of the current and prospective environment in which Summit and Peoples operate, including national and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Summit both with and without the proposed transaction;

•	Management’s expectation regarding cost synergies, earnings accretion, tangible book value dilution and internal rate of return;

•	Management’s due diligence examination of Peoples;

•

Sensitivity of the proposed transaction’s economic returns to a variety of factors, including changes to the amount of cost synergies, Peoples’ pro forma earnings, Peoples’ rates of growth and estimated mark-to-market of the associated loan portfolio;

•	The market for alternative merger or acquisition transactions in the banking industry and the likelihood and timing of other material strategic transactions;

•	The complementary nature of the cultures and product mix of the two companies, which management believes should facilitate integration and implementation of the transaction;

•

Management’s expectation that the strong capital position maintained by each separate company prior to the completion of the merger will contribute to a strong capital position for the combined entity upon completion of the merger;

•

The financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside legal advisors;

•

The potential risks associated with and management’s recent experience in achieving anticipated cost synergies and savings and successfully integrating Peoples’ business, operations and workforce with those of Summit;

•

The nature and amount of the payment to be received by Peoples’ president and chief executive officer in connection with the merger and the merger-related costs and restructuring charges that will be incurred in connection with the merger;

•	The commitment by certain First Peoples Bank executives to continue employment with Summit Community Bank after the bank merger;

•	The potential risk of diverting management attention and resources from the operation of Summit’s business and towards the completion of the merger; and

•	The regulatory and other approvals required in connection with the merger.

The foregoing discussion of the information and factors considered by the Summit board of directors is not intended to be exhaustive, but includes the material factors considered by the Summit board of directors. In reaching its decision to approve the merger agreement, the merger, the issuance of Summit common stock to Peoples shareholders in connection with the merger, and the other transactions contemplated by the merger agreement, the Summit board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Summit board of directors considered all these factors as a whole, including discussions with, and questioning of, Summit management and Summit’s legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of Peoples’ Financial Advisor

Peoples retained Ambassador to act as Peoples’ financial advisor in connection with the possible business combination of Peoples with another party. Ambassador is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Ambassador is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other corporate transactions.

On July 23, 2018, Ambassador delivered its opinion to Peoples’ board of directors to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the merger consideration to be received by the holders of Peoples common stock in the merger was fair to such holders from a financial point of view. Ambassador’s opinion was approved by Ambassador’s Fairness Opinion Committee. Ambassador has consented to the inclusion of its opinion in this prospectus and proxy statement.

The full text of Ambassador’s written opinion to Peoples, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this prospectus and proxy statement and is incorporated by reference in its entirety into this prospectus and proxy statement. Holders of Peoples common stock are encouraged to read the opinion carefully in its entirety. The following summary of Ambassador’s opinion is qualified in its entirety by reference to the full text of such opinion.

Ambassador’s opinion to Peoples’ board of directors was rendered for the benefit of Peoples’ board (in its capacity as such) in connection with its evaluation of the merger. Ambassador’s opinion is not intended and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto or whether such shareholder should elect to receive the cash consideration or the stock consideration. Ambassador’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Peoples might engage or the merits of the underlying decision by Peoples to engage in the merger.

No limitations were imposed by Peoples on the scope of Ambassador’s investigation or on the procedures followed by Ambassador in rendering its opinion.

In rendering its opinion, Ambassador:

•	Reviewed an execution version of the merger agreement dated as of July 24, 2018;

•

Reviewed Peoples’ audited financial statements as of or for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and Peoples’ interim financial statements as of or for the quarter ended March 31, 2018;

•	Reviewed Summit’s Form 10-K for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, including the financial statements contained therein;

•	Reviewed Summit’s Form 10-Q for the quarter ended March 31, 2018, including the financial statements contained therein;

•	Reviewed First Peoples Bank, Inc.’s and Summit Community Bank, Inc.’s respective quarterly call reports for March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017;

•

Reviewed other publicly available information regarding Summit, including research analysts’ estimates for Summit discussed with Ambassador by the management of Summit in connection with the consideration of certain potential pro forma financial effects of the merger on Summit as referred to below;

•

Reviewed certain non-public information provided to Ambassador by or on behalf of Peoples regarding Peoples (including financial projections and forecasts for Peoples provided to Ambassador by the management of Peoples) and certain pro forma tangible book value and other assumptions for Summit provided to Ambassador by the management of Summit;

•	Reviewed recently reported stock prices and trading activity of Summit common stock;

•	Discussed the past and current operations, financial condition and future prospects of Peoples and Summit with senior executives of Peoples and Summit, respectively;

•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that Ambassador selected as relevant to its analysis of Peoples and Summit;

•	Reviewed and analyzed certain publicly available financial data of transactions that Ambassador selected as relevant to its analysis of Peoples;

•	Considered Summit’s financial and capital position and certain potential pro forma financial effects of the merger on Summit;

•	Conducted other analyses and reviewed other information Ambassador considered necessary or appropriate; and

•

Incorporated Ambassador’s assessment of the overall economic environment and market conditions, as well as Ambassador’s experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering Ambassador’s opinion, Ambassador also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to Ambassador by or on behalf of Peoples and Summit, referred to as the materials received and publicly available information used in Ambassador’s analyses. Ambassador does not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing materials received and publicly available information or for the independent verification thereof. Further, Ambassador relied on the assurances of managements of Peoples and Summit that they were not aware of any facts or circumstances that would make any of the materials received inaccurate or misleading. With respect to the financial projections and forecasts for Peoples and research analysts’ estimates and pro forma tangible book value and other assumptions for Summit referred to above, Ambassador assumed, with Peoples’ consent, that they have been reasonably prepared on bases reflecting (or, in the case of research analysts’ estimates, are consistent with) the best currently available estimates and judgments of the respective managements of Peoples and Summit, as the case may be, as to the future financial performance of Peoples and Summit and the other matters covered thereby and that the financial results reflected in such projections, forecasts, estimates and assumptions would be realized in the amounts and at the times projected. Ambassador assumed no responsibility for and express no view as to any of the foregoing information reviewed by Ambassador or the assumptions on which they were based.

Ambassador is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and Ambassador was not requested to, and Ambassador did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. Ambassador assumed no responsibility for and expressed no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Ambassador assumed that each of Peoples and Summit has, and the pro forma combined company will have, appropriate reserves to cover any such losses. Ambassador did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Peoples, Summit or any other party, and Ambassador was not furnished with any such valuation or appraisal.

Ambassador’s opinion was based on conditions as they existed and the information Ambassador received, as of the date of Ambassador’s opinion. Ambassador does not have any obligation to update, revise or reaffirm its opinion. Ambassador expressed no opinion as to the actual value of Summit common stock when issued in the merger or the prices at which Summit common stock might trade at any time.

In rendering its opinion, Ambassador assumed, with Peoples’ consent, that the merger and related transactions would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Ambassador also assumed, with Peoples’ consent, that, in the course of obtaining the necessary governmental, regulatory and other third-party approvals, consents and releases for the merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Peoples, Summit or the merger (including the contemplated benefits thereof). Ambassador also assumed, with Peoples’ consent, that the final merger agreement would not differ from the version reviewed by Ambassador in any respect material to Ambassador’s analyses or opinion. Ambassador further assumed, with Peoples’ consent, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In addition, Ambassador assumed, with Peoples’ consent, any adjustment to the merger consideration provided for in the merger agreement and the potential special cash distribution that may be made to holders of Peoples common stock immediately prior to the closing date of the merger will not be in any respect material to Ambassador’s analyses or opinion.

Ambassador expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified herein) of the merger or any related transaction, including, without limitation, the form of the merger consideration or the allocation thereof between cash and Summit common stock, the relative fairness of the cash consideration and the stock consideration, or any adjustment to the merger consideration or the potential special cash distribution referred to above. Ambassador’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Peoples might engage or the merits of the underlying decision by Peoples to engage in the merger. Ambassador expressed no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the merger, or any class of such persons, relative to the merger consideration or otherwise.

In performing its analyses, Ambassador made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Ambassador, Peoples and Summit. Any estimates contained in the analyses performed by Ambassador are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Ambassador’s opinion was among several factors taken into consideration by the Peoples’ board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Peoples board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Peoples and Summit and the decision of Peoples to enter into the merger agreement was solely that of the Peoples board of directors.

Selected Implied Transaction Ratios for the Merger

Based on Peoples’ financial information as of March 31, 2018, for the twelve months ended March 31, 2018 or for the three months ended March 31, 2018 (annualized), Ambassador calculated the following transaction ratios using an implied per share value of the merger consideration of $47.00, or an implied transaction value of approximately $25.476 million:

Transaction value / tangible book value	125%
Transaction value / last twelve months earnings	30.9	X
Transaction value / most recent quarter earnings annualized	25.8	X
Core deposit premium[1]	5.2%

The following is a summary of the material financial analysis presented by Ambassador to Peoples’ board in connection with rendering its opinion. This summary is not a complete description of the analyses and procedures performed by Ambassador in the course of arriving at its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ambassador did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Ambassador believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. No company, transaction or business used in Ambassador’s analyses for comparative purposes is identical to Peoples, Summit or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical.

Selected Companies Analysis of Peoples

Ambassador performed a selected companies analysis by comparing the financial performance of Peoples with those of the following nine selected publicly traded institutions, referred to as the Peoples comparable

[1]

Calculated as follows: (implied transaction value—tangible equity) / core deposits; where core deposits are defined as: total deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

institutions, that were headquartered in Kentucky, Ohio, Pennsylvania, Tennessee, Virginia or West Virginia (excluding the Philadelphia area and Northern Virginia, which is adjacent to the District of Columbia), were not mutual institutions or merger or acquisition targets and had assets under $400 million, average one-year daily trading volume greater than 100, nonperforming assets, referred to as NPAs, to assets ratios less than 2%, and returns on equity between 2% and 8% and by also reviewing the stock performance of the Peoples comparable institutions:

Description of Comparable Institutions

Institution	Assets[2] In Millions	City, State	Ticker	Exchange
Clarion County Community Bank	$157	Clarion, PA	CCYY	OTC Pink
Commercial National Financial Corporation	390	Latrobe, PA	CNAF	OTCQX
Community Investors Bancorp, Inc.	144	Bucyrus, OH	CIBN	OTC Pink
Farmers Bank of Appomattox	240	Appomattox, VA	FBPA	OTCQB
HFB Financial Corporation	371	Middlesboro, KY	HFBA	OTC Pink
Paragon Financial Solutions, Inc.	394	Memphis, TN	PGNN	OTC Pink
Peoples-Sidney Financial Corporation	113	Sidney, OH	PPSF	OTC Pink
United Tennessee Bankshares, Inc.	208	Newport, TN	UNTN	OTCQB
Virginia Bank Bankshares, Incorporated	199	Danville, VA	VABB	OTC Pink
WVS Financial Corp.	356	Pittsburgh, PA	WVFC	NASDAQ

Source: S&P Global Market Intelligence.

Ambassador compared the financial performance of Peoples and the Peoples comparable institutions as indicated in the following table:

Financial Performance of Peoples and Comparable Institutions3

	Assets In Millions	Loans / Deposits	Tangible Comm. Eq./ Tang. Assets	NPAs/[4] Assets	Return on Average Assets	Return on Average Equity
High	$394	82%	15.00%	1.91%	1.09%	7.81%
75th Percentile	367	73%	12.23%	1.42%	.87%	7.55%
Median	224	69%	10.62%	.95%	.78%	7.26%
25th Percentile	167	56%	9.79%	.55%	.61%	5.59%
Low	113	23%	9.05%	.07%	.41%	4.28%
Peoples	$131	33%	15.60%	.06%	.77%	4.82%

Source: S&P Global Market Intelligence.

[2]	Financial data as of March 31, 2018.
[3]	Financial data was as of March 31, 2018, or the three months ended March 31, 2018.
[4]	Included nonaccrual loans, 90 days past due, OREO and restructured loans using call reporting definition.

Ambassador then reviewed the stock performance of the Peoples comparable institutions as indicated in the following table:

Stock Performance of Comparable Institutions5

	Stock Price/
	Earnings Per Share (Annualized First Quarter 2018)		Tang. Book Per Share	Assets Per Share	Dividend Yield	Shares Traded Daily
High	25.2	X	126%	17.1%	6.07%	3,333
75th Percentile	19.0		118%	13.1%	3.12%	1,102
Median	15.7		104%	11.4%	2.38%	395
25th Percentile	13.1		93%	9.7%	2.06%	260
Low	11.3		86%	8.4%	0.00%	164

Source: S&P Global Market Intelligence.

Discounted Dividend Analysis of Peoples

Ambassador performed a discounted dividend analysis to estimate a range for the implied equity value of Peoples common stock. In this analysis, Ambassador assumed discount rates of 10%, 12% and 14% and calculated terminal values of 100% and 110% of estimated tangible book value at the end of five years. Ambassador used financial projections and forecasts for Peoples provided to Ambassador by the management of Peoples. This analysis indicated an implied present value range of Peoples common stock of $25.46 per share to $32.65 per share, which are 13.7X and 17.6X, respectively, of Peoples’ 2018 budgeted earnings per share and 68% and 87%, respectively, of Peoples tangible book value as of March 31, 2018.

Selected Transactions Analysis of Peoples

Ambassador performed a selected transactions analysis by reviewing the following information for purposes of comparison with selected implied transaction ratios for the merger:

•

Publicly available acquisition metrics of 708 selected transactions in the United States that were announced from January 1, 2013 through July 19, 2018 with announced deal values in excess of $10 million, excluding mergers of equals, referred to as Nationwide M&A Pricing.

•

Publicly available acquisition metrics of 10 selected transactions in the United States that were announced from January 1, 2015 through July 19, 2018 with announced deal values between $5 million and $75 million, seller’s tangible equity to tangible assets over 12.0%, seller’s loans to assets under 50.0% and NPAs to assets under 4.00%, referred to as Nationwide Comparable Transactions.

•

Publicly available acquisition metrics of 8 selected transactions in which the selling bank was based in West Virginia or Southwest Virginia that were announced from January 1, 2010 through July 19, 2018 with seller assets under $500 million, referred to as West Virginia and Southwest Virginia Transactions.

[5]	Financial data was as of March 31, 2018, or for the three months ended March 31, 2018, annualized. Market data was as of July 19, 2018.

The results of the analysis for Nationwide M&A Pricing are set forth in the following table:

Nationwide M&A Pricing6

Year	Number of Deals	Median Price/ Last 12 Months Earnings		Median Price/ Tangible Common Book
Highest 3rd by Announced Price-to-Tangible Book
2018[7]	27	26.1	X	222%
2017	47	21.9		209%
2016	38	20.3		179%
2015	47	23.7		181%
2014	45	18.6		194%
2013	33	17.2		167%

Middle 3rd by Announced Price-to-Tangible Book
2018[7]	27	26.1	X	173%
2017	47	22.9		167%
2016	39	20.0		141%
2015	46	22.8		143%
2014	44	24.1		144%
2013	32	19.7		130%

Lowest 3rd by Announced Price-to-Tangible Book
2018[7]	27	26.3	X	134%
2017	47	20.8		132%
2016	39	18.2		116%
2015	46	23.4		118%
2014	44	24.2		110%
2013	33	20.0		98%
Summit/Peoples		30.9X		125%

Source: S&P Global Market Intelligence.

[6]	Median pricing data of the selected transactions in the sub-group indicated are shown.
[7]	Through July 19, 2018.

The results of the analysis for the Nationwide Comparable Transactions are set forth in the following table with primary focus on the median values:

Nationwide Comparable Transactions

Acquirer/Seller	Deal Value (in mill.)	Deal Value/ Last 12 Months Earnings		Deal Value/ Common Tangible Book
Farmers & Merchants Bancorp/Bank of Rio Vista (CA)	$28.7	21.7	X	174%
Adams Community Bank/Lenox National Bank (MA)	14.3	—		170%
First Community Corporation/Cornerstone Bancorp (SC)	25.9	34.6		139%
Mid Penn Bancorp, Inc./Scottdale Bank & Trust Company (PA)	59.1	—		130%
Horizon Bancorp/Peoples Bancorp, Inc. (IN)	73.1	21.1		124%
Andover Bancorp, Inc./Community National Bank of Northwestern Pennsylvania (PA)	19.0	29.8		123%
First Forest Corporation/Bank of Walnut Grove (MS)	10.0	28.6		119%
Bay Bancorp, Inc./Hopkins Bancorp, Inc. (MD)	23.2	—		107%
OakStar Bancshares, Inc./Bancshares of Urbana, Inc. (MO)	21.5	10.0		99%
City Holding Company/Farmers Deposit Bancorp, Inc. (KY)	24.9	42.0		93%
Median		28.6	X	124%
Summit/Peoples		30.9	X	125%

Source: S&P Global Market Intelligence.

The results of the analysis for the West Virginia and Southwest Virginia Transactions are set forth in the following table with primary focus on the median values:

West Virginia and Southwest Virginia Transactions

Acquirer/Seller	Deal Value (in mill.)	Deal Value/ Last 12 Months Earnings		Deal Value/ Common Tangible Book
CB Financial Services, Inc./First West Virginia Bancorp, Inc. (WV)	$49.9	—		156%
Summit Financial Group, Inc./First Century Bankshares, Inc. (WV)	41.6	16.2	X	105%
Premier Financial Bancorp, Inc./First Bank of Charleston, Inc. (WV)	27.9	25.2		164%
Premier Financial Bancorp, Inc./First National Bankshares Corp. (WV)	25.9	14.2		102%
American National Bankshares Inc./MainStreet BankShares, Inc. (VA)	24.2	26.8		97%
Premier Financial Bancorp, Inc./Bank of Gassaway (WV)	20.3	19.7		118%
Blue Ridge Bankshares, Inc./River Bancorp, Inc. (VA)	12.3	8.8		108%
Peoples Bancorp Inc./Sistersville Bancorp, Inc. (WV)	9.8	32.7		120%
First Sentry Bancshares, Inc./Rock Branch Community Bank, Inc. (WV)	7.3	24.2		92%
Median		22.0	X	108%
Summit/Peoples		30.9	X	125%

Source: S&P Global Market Intelligence.

Selected Companies Analysis of Summit

Ambassador performed a selected companies analysis by comparing the financial and stock performance of Summit with those of the following twenty-five selected publicly traded institutions, referred to as the Summit comparable institutions, that were headquartered in Kentucky, Maryland, Pennsylvania, Tennessee, Virginia or West Virginia (excluding the Washington DC metropolitan markets and Philadelphia metropolitan markets), were not mutual institutions or merger or acquisition targets, that had assets between $1 billion and $4 billion and average one-year daily trading volume greater than 1,000 and that were traded on the NYSE or NASDAQ:

Overview of Summit and Comparable Institutions

Institution	Assets[8] In Millions	City, State	Ticker	Exchange
ACNB Corporation	$1,611	Gettysburg, PA	ACNB	NASDAQ
American National Bankshares Inc.	1,818	Danville, VA	AMNB	NASDAQ
C&F Financial Corporation	1,525	Toano, VA	CFFI	NASDAQ
CapStar Financial Holdings, Inc.	1,383	Nashville, TN	CSTR	NASDAQ
Citizens & Northern Corporation	1,258	Wellsboro, PA	CZNC	NASDAQ
CNB Financial Corporation	2,909	Clearfield, PA	CCNE	NASDAQ
Codorus Valley Bancorp, Inc.	1,725	York, PA	CVLY	NASDAQ
Community Bankers Trust Corporation	1,353	Richmond, VA	ESXB	NASDAQ
ESSA Bancorp, Inc.	1,821	Stroudsburg, PA	ESSA	NASDAQ
First Community Bancshares, Inc.	2,428	Bluefield, VA	FCBC	NASDAQ
First United Corporation	1,319	Oakland, MD	FUNC	NASDAQ
FNCB Bancorp, Inc.	1,189	Dunmore, PA	FNCB	NASDAQ
Mid Penn Bancorp, Inc.	1,391	Millersburg, PA	MPB	NASDAQ
MVB Financial Corp.	1,582	Fairmont, WV	MVBF	NASDAQ
National Bankshares, Inc.	1,271	Blacksburg, VA	NKSH	NASDAQ
Norwood Financial Corp.	1,127	Honesdale, PA	NWFL	NASDAQ
Orrstown Financial Services, Inc.	1,636	Shippensburg, PA	ORRF	NASDAQ
Penns Woods Bancorp, Inc.	1,527	Williamsport, PA	PWOD	NASDAQ
Peoples Financial Services Corp.	2,190	Scranton, PA	PFIS	NASDAQ
Porter Bancorp, Inc.	1,000	Louisville, KY	PBIB	NASDAQ
Premier Financial Bancorp, Inc.	1,526	Huntington, WV	PFBI	NASDAQ
Reliant Bancorp, Inc.	1,612	Brentwood, TN	RBNC	NASDAQ
Shore Bancshares, Inc.	1,422	Easton, MD	SHBI	NASDAQ
SmartFinancial, Inc.	1,760	Knoxville, TN	SMBK	NASDAQ
Stock Yards Bancorp, Inc.	3,285	Louisville, KY	SYBT	NASDAQ

Source: S&P Global Market Intelligence.

[8]	Financial data as of March 31, 2018.

Ambassador compared the financial performance of Summit and the Summit comparable institutions as indicated in the following table:

Financial Performance of Summit and Comparable Institutions9

	Assets In Millions	Tangible Comm. Eq./ Tang. Assets	NPAs10/ Assets	Return on Average Assets	Return on Average Equity
High	$3,285	14.21%	2.67%	1.73%	15.93%
75th Percentile	1,760	9.55%	1.15%	1.16%	10.85%
Median	1,527	9.24%	.93%	.97%	9.41%
25th Percentile	1,353	8.40%	.57%	.78%	8.30%
Low	1,000	7.14%	.18%	.29%	2.74%
Summit	$2,135	8.44%	1.73%	1.40%	14.73%

Source: S&P Global Market Intelligence.

Ambassador then compared the stock performance of Summit and the Summit comparable institutions as indicated in the following table:

Stock Performance of Summit and Comparable Institutions11

	Stock Price/
	Earnings Per Share (Annualized First Quarter 2018)		Tang. Book Per Share	Assets Per Share	Dividend Yield	Shares Traded Daily
High	49.1	X	260%	26.8%	4.12%	54,566
75th Percentile	19.1		193%	19.1%	2.47%	24,762
Median	16.7		179%	15.7%	2.15%	11,960
25th Percentile	14.7		167%	14.0%	1.65%	8,626
Low	12.4		115%	10.2%	0.00%	5,055
Summit	11.3	X	189%	15.8%	1.93%	20,354

Source: S&P Global Market Intelligence.

[9]	Financial data was as of March 31, 2018, or the three months ended March 31, 2018, annualized.
[10]	Included nonaccrual loans, 90 days past due, OREO and restructured loans using call reporting definition.
[11]	Financial data was as of March 31, 2018, or for the three months ended March 31, 2018, annualized. Market data is as of July 19, 2018.

Ambassador also reviewed the historical stock price performance of Summit relative to the Summit comparable institutions and selected stock indices, as indicated in the following tables:

Summit Historical Stock Performance

Relative to Comparable Institutions and Selected Indices

One-Year Stock Performance
Date	Summit (SMMF)	Comparable Institutions	S&P 500	SNL Bank & Thrift Index
July 19, 2018	127%	120%	113%	112%
July 19, 2017	100%	100%	100%	100%

Three-Year Stock Performance
Date	Summit (SMMF)	Comparable Institutions	S&P 500	SNL Bank & Thrift Index
July 19, 2018	234%	188%	132%	133%
July 17, 2015[12]	100%	100%	100%	100%

Financial Impact Analysis on Summit

Ambassador also conducted a financial impact analysis assuming that the merger will close at the end of the third quarter of 2018. Ambassador used historical financial data as of March 31, 2018, or for the three months ended March 31, 2018, financial projections and forecasts for Peoples provided to Ambassador by the management of Peoples, median research analysts’ estimates for Summit, and projected cost savings anticipated by the management of Summit to be realized from the merger. Ambassador also incorporated other pro forma assumptions as provided by Summit. The analysis indicated that the merger could be dilutive to tangible book value per share as of September 30, 2018 by approximately 0.7% and could be accretive to earnings per share for the nine months ended September 30, 2018, annualized by approximately 2.2%. All of the results of Ambassador’s financial impact analysis may vary materially from the actual results achieved by Summit.

Other Disclosures

Ambassador, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Peoples selected Ambassador to act as a financial advisor and to provide a fairness opinion based on Ambassador’s experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

Peoples has agreed to pay Ambassador a fee for its services totaling approximately $306,000, a portion of which fee became payable upon presentation of Ambassador’s opinion and approximately $241,000 of Ambassador’s fee is contingent upon the closing of the merger. In addition, portions of Ambassador’s fee became payable upon the signing of Ambassador’s engagement agreement and upon approval by Peoples of a confidential information memorandum regarding Peoples that was provided to third parties. Peoples has also agreed to reimburse Ambassador’s out-of-pocket expenses incurred in connection with its engagement and to indemnify Ambassador against certain liabilities arising out of the performance of its obligations under the engagement letter.

Over the two years preceding the date of Ambassador’s opinion, Ambassador provided investment banking or other consulting services to Peoples for which Ambassador received compensation from Peoples. Ambassador provided certain valuation advisory services to Peoples in 2017. Over the two years preceding the date of Ambassador’s opinion, Ambassador did not provide investment banking or other consulting services to Summit

[12]	July 19, 2015 was a Sunday. Most recent trade date prior to the 17th was used instead.

for which Ambassador received compensation from Summit. In the future, Ambassador may pursue the opportunities to provide investment banking and other consulting services to Peoples and Summit.

Ambassador’s fairness committee approved the issuance of its opinion letter dated July 23, 2018.

Certain Peoples Unaudited Prospective Financial Information

Peoples does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Peoples is including in this prospectus and proxy statement certain unaudited internal financial forecasts that were made available to Ambassador, as Peoples’ financial advisor, for purposes of the discounted dividend analysis and the financial impact analysis on Summit performed by Ambassador in connection with its opinion to the Peoples board of directors. The inclusion of these financial forecasts should not be regarded as an indication that any of Peoples, Summit or Ambassador, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

The unaudited internal financial forecasts included below were prepared solely for the internal use of Peoples and were provided to Ambassador for purposes of its discounted dividend analysis of Peoples and its financial impact analysis on Summit and are subjective in many respects. The unaudited internal financial forecasts reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Peoples’ business, all of which are difficult to predict and many of which are beyond Peoples’ control. The unaudited internal financial forecasts reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Peoples can give no assurance that the unaudited internal financial forecasts and the underlying estimates and assumptions will be realized. In addition, since the unaudited internal financial forecasts cover multiple years, such forecasts by their nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited internal financial forecasts to be inaccurate include, but are not limited to, risks and uncertainties relating to Peoples’ business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17 and page 25, respectively, of this prospectus and proxy statement.

The unaudited internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited internal financial forecasts require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in Peoples’ historical GAAP financial statements. Neither Peoples’ independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited internal financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited internal financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Peoples can give no assurance that, had the unaudited internal financial forecasts been prepared either as of the date of the merger agreement or as of the date of this prospectus and proxy statement, similar estimates and assumptions would be used. Peoples does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited internal financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited internal financial forecasts do not take into account the possible financial and other effects on either Peoples or Summit, as applicable, of the merger and do not attempt to predict or suggest future results of the combined company. The unaudited internal financial forecasts do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on either Peoples or Summit, as applicable, of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited internal financial forecasts do not take into account the effect on either Summit or Peoples, as applicable, of any possible failure of the merger to occur. None of Peoples, Summit or Ambassador or their affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Peoples, shareholder of Summit or other person regarding Peoples’ ultimate performance compared to the information contained in the unaudited internal financial forecasts or that the projected results will be achieved.

The inclusion of the unaudited internal financial forecasts herein should not be deemed an admission or representation by Summit or Peoples that such forecasts are viewed as material information of Peoples, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited internal financial forecasts included below are not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided solely because they were made available to Peoples’ financial advisor, Ambassador, and Summit in connection with the merger.

In light of the foregoing, and considering that the Peoples special meeting will be held several months after unaudited internal financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, Peoples shareholders are cautioned not to place unwarranted reliance on such information.

The following unaudited internal financial forecasts were prepared by Peoples’ management and were reviewed and used by Ambassador for purposes of the discounted dividend analysis of Peoples and the financial impact analysis on Summit performed in connection with its opinion to the Peoples board of directors:

•	Projected annual asset growth of 1.0%;

•	Projected annual return on average assets of 0.78%; and

•	Projected annual common dividends per share as follows: $0.80 in year one, $1.25 in year two, $1.52 in year three, $1.56 in year four, $1.56 in year five.

Certain Summit Unaudited Prospective Financial Information

Summit does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, solely in connection with the merger, Summit is including in this prospectus and proxy statement certain unaudited internal financial information that was made available to Peoples and also to Ambassador, as Peoples’ financial advisor, for purposes of the financial impact analysis on Summit performed by Ambassador in connection with its opinion to the Peoples board of directors. This financial information is included to provide Peoples shareholders access to certain non-public information provided to Peoples board of directors and Ambassador in connection with the merger. The inclusion of this financial information should not be regarded as an indication that any of Summit, Peoples or Ambassador, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such by the Peoples shareholders or any other person.

The financial information included below was prepared solely for the internal use of Summit and is subjective in many respects. The unaudited internal financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Summit’s business, Peoples’ business and the effect of the merger, all of which are difficult to predict and many of which are beyond Summit’s control. The unaudited internal financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial information constitutes forward-looking information. Summit can give no assurance that the unaudited internal financial information and the underlying estimates and assumptions will be realized. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited internal financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Summit’s business, industry performance, general business and economic conditions, customer requirements, competition, litigation, and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17 and page 25, respectively, of this prospectus and proxy statement and in Summit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other reports filed by Summit with the SEC.

The unaudited internal financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Summit’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited internal financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited internal financial information does not take into account any circumstances or events occurring after the date they were prepared. Summit can give no assurance that, had the unaudited internal financial information been prepared either as of the date of the merger agreement or as of the date of this prospectus and proxy statement, similar estimates and assumptions would be used. Summit does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited internal financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited internal financial information may not take into account all possible financial and other effects on either Summit or Peoples, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. Further, the unaudited internal financial information does not take into account the effect on either Summit or Peoples, as applicable, of any possible failure of the merger to occur. None of Peoples, Summit or Ambassador or their affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Peoples, shareholder of Summit or other person regarding Summit’s ultimate performance compared to the information contained in the unaudited internal financial information or that the projected results will be achieved.

The inclusion of the unaudited internal financial information herein should not be deemed an admission or representation by Summit or Peoples that such forecasts are viewed as material information of Summit, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited internal financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because they were made available to Peoples and Ambassador in connection with the merger.

In light of the foregoing, and considering that the Peoples special meeting will be held several months after the unaudited internal financial information was prepared, as well as the uncertainties inherent in any forecasted information, Peoples shareholders are cautioned not to place unwarranted reliance on such information, and Summit urges all Peoples shareholders to review Summit’s most recent SEC filings for a description of Summit’s reported financial results. See “Where You Can Find More Information” on page 91 of this prospectus and proxy statement.

The following unaudited pro forma financial information reflecting the effect of the merger was provided by senior management of Summit and was reviewed and used by Ambassador in connection with the proposed merger for purposes of the financial impact analysis on Summit performed by Ambassador in connection with its opinion to the Peoples board of directors: future pre-tax cost savings equal to 40% of Peoples’ pre-merger non-interest expense.

Public Trading Markets

Summit common stock trades on NASDAQ under the symbol “SMMF.” There is no established public trading market for Peoples common stock. Before the effective time of the merger, Summit has agreed to use its reasonable best efforts to cause the shares of Summit common stock to be issued in the merger to be approved for listing on NASDAQ. The listing of the shares of Summit common stock is also a condition to the consummation of the merger.

Dissenters’ or Appraisal Rights

If the merger is consummated, holders of record of Peoples common stock who follow the procedures specified by Sections 31D-13-1301 through 31D-13-1331 of the WVBCA will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), plus accrued interest from the effective time of the merger until the date of payment. Peoples shareholders who elect to follow these procedures are referred to as dissenting shareholders.

A vote in favor of the merger agreement by a holder of Peoples common stock will result in a waiver of the shareholder’s right to demand payment for his or her shares as dissenting shareholders.

The following summary of the provisions of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix C to this prospectus and proxy statement, and is qualified in its entirety by reference thereto.

A holder of Peoples common stock electing to exercise appraisal rights must deliver to Peoples a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated. This notice must be delivered before the vote is taken. The dissenting shareholder must not vote, or cause or permit to be voted, any of his or her shares in favor of the proposed transaction or, if action is taken by written consent of the shareholders, must not sign a consent in favor of or otherwise approve the proposed transaction. If the dissenting shareholder fails to comply with these requirements, he or she will not be entitled to appraisal rights. The “fair value” of the shares as defined above is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal and without discounting for lack of marketability or minority status. It should be noted that investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger are not opinions as to, and do not address, “fair value” under the WVBCA.

Within 10 days after the effective time of the merger, Summit, as surviving corporation of the merger, will give written notice of the effective time of the merger by certified mail to each shareholder who filed a written notice of dissent. The notice will provide (i) where demand for payment must be sent and where and when share certificates, if any, must be deposited, (ii) supply a form for demanding payment in compliance with Section 31D-13-1322 of the WVBCA, (iii) set a date by which Summit must receive the demand for payment, which may not be less than 40 nor more than 60 days after the date the notice is sent, (iv) state Summit’s estimated fair value of the shares; (v) state that the shareholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by Summit by such specified date, (vi) state that, if requested in writing, Summit will provide to the requesting shareholder within 10 days after the date set forth in subsection (iii) above, the number of shareholders that return a form demanding payment by the specified date and the total number of shares owned by such shareholders, (vii) state the date by which the notice to withdraw must be received, which date must be within 20 days after the date set forth in subsection (iii) above, and (viii) be accompanied by a copy of Sections 31D-13-1301 through 31D-13-1331 of the WVBCA, inclusive.

Within the time period set forth in the notice, the dissenting shareholder must (i) sign and return the form sent by Summit demanding payment of the fair value of his or her shares, (ii) certify that the shareholder acquired beneficial ownership of the shares before the date required as set forth in the notice, and (iii) deposit his or her share certificates, if any, in accordance with the terms of the notice. Once the shareholder deposits his or her share certificates, or, in the case of uncertificated shares makes demand for payment, that shareholder loses all rights as a shareholder, unless he or she withdraws from the appraisal process by the date described in subsection (vii) of the immediately preceding paragraph.

Within 30 days after the receipt of the dissenting shareholder’s demand for payment, Summit, as the surviving corporation, will pay each dissenting shareholder who complied with the required procedures the amount it estimates to be the fair value of the dissenting shareholder’s shares, plus accrued interest. Summit will include along with the payment to each dissenting shareholder (i) a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the shareholders’ equity for that year, or, where such financial statements or not reasonably available, then such reasonably equivalent financial information, and the latest available interim financial statements, if any, and a report by the public accountant or statement by the president or other person responsible for Peoples’ accounting records that complies with Section 31D-13-1324(b) of the WVBCA, (ii) a statement of Summit’s estimate of the fair value of the shares which shall be equal to or exceed the estimate of the fair value provided in the notice, and (iii) a statement of the dissenting shareholder’s right to demand further payment under 31D-13-1326 of the WVBCA and that if any such shareholder does not do so within the period specified, such shareholder shall be deemed to have accepted such payment in full satisfaction of Summit’s obligations under the WVBCA.

Following receipt of payment, a dissenting shareholder, within 30 days, may send Summit notice containing such shareholder’s own estimate of fair value and accrued interest, and demand payment for that amount less the amount received pursuant to Summit’s payment of fair value to such shareholder. This right is waived if the dissenting shareholder does not make written demand within 30 days of Summit’s payment for the shareholder’s shares. If a demand for payment remains unsettled, Summit will petition the court to determine fair value and accrued interest. If Summit fails to commence an action within 60 days following the receipt of a dissenting shareholder’s demand, Summit will pay each dissenting shareholder whose demand remains unsettled the amount demanded by each dissenting shareholder, plus interest.

All dissenting shareholders whose demands remain unsettled, whether residents of West Virginia or not, must be made parties to the action and the court will render judgment for the fair value of their shares. Each party must be served with the petition. The judgment shall include payment for the amount, if any, by which the court finds the fair value of such shares, plus interest, exceeds the amount already paid. If the court finds that the demand of any dissenting shareholder for payment was arbitrary, vexatious or otherwise not in good faith, the court may assess all court costs, including reasonable fees of appraisers appointed by the court, against such shareholder. Otherwise the court costs will be assessed against Summit. In addition, reasonable fees and expenses of counsel and experts will be determined by the court and may be assessed against Summit if the court finds that it did not substantially comply with the requirements of the West Virginia appraisal rights statute or that it acted arbitrarily, vexatiously, or not in good faith with respect to the rights granted to dissenters under West Virginia law.

If you are a holder of shares and you wish to seek appraisal rights, you are urged to review the applicable West Virginia statutes attached to this prospectus and proxy statement as Appendix C.

Interests of Certain Peoples Directors and Executive Officers in the Merger

In considering the recommendations of the Peoples board of directors that Peoples shareholders vote in favor of the Peoples merger proposal, Peoples shareholders should be aware that Peoples directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Peoples. The Peoples board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Employment Agreements for Peoples Executive Officers

Peoples previously had no written employment agreements for any executive officers. Peoples’ President and Chief Executive Officer, Ronald L. Bowling, is an at-will employee with no written employment agreement, with a current annual salary of $132,409.23, plus customary health, welfare and fringe benefits, participation in a 401(k) retirement plan and a defined benefit pension plan that was frozen and closed to new accruals and participants effective March 31, 2016. Mr. Bowling will not receive any severance or change of control payments as a result of the merger.

Employment with Summit Community Bank Following the Merger

It is anticipated that Mr. Ronald L. Bowling will enter into an employment agreement with Summit Community Bank, effective upon the effective time, with a one-year term. Mr. Bowling is expected to be Market President of Summit Community Bank. Mr. Bowling’s base salary will be at least $135,000 annually.

In addition, upon the effective time, Mr. Bowling will receive a retention bonus of $100,000. If Mr. Bowling remains continuously employed with Summit Community Bank through the end of the first year after the effective time, referred to as the one year period, he will receive, within 30 days after the end of the one year period, an additional retention bonus equal to $100,000, referred to as the one year payment, provided that as an additional precondition to Summit Community Bank’s obligation to pay the one year payment, Mr. Bowling signs and delivers an irrevocable release of claims no later than 30 days after the end of the one year period. While Mr. Bowling is not expected to continue employment with Summit Community Bank beyond the one year period, the requirement of a release of claims as a precondition to receipt of the one year payment is inapplicable if Mr. Bowling does continue employment with Summit Community Bank beyond the end of the one year period.

In the event, however, that Mr. Bowling’s employment with Summit Community Bank is terminated due to death, disability or termination by Summit Community Bank without cause, before one year after the effective time, the one year payment will instead be paid within 30 days after such earlier termination, and if such earlier termination is by Summit Community Bank without cause, as an additional precondition to Summit Community Bank’s obligation to pay the one year payment, Mr. Bowling or his estate is required to sign and deliver an irrevocable release of claims no later than 30 days after such termination without cause. Mr. Bowling forfeits the one year payment if he is not continuously employed through the end of the one year period due to resignation or termination by Summit for cause prior to the end of the one year period.

Mr. Bowling will participate in the employee benefit plans, programs and arrangements of Summit Community Bank in the same manner as similarly situated Summit Community Bank employees.

In addition to the one year payment, if Mr. Bowling’s employment is terminated by Summit Community Bank without cause prior to the end of the one year period, Mr. Bowling shall be entitled to receive any wages, including accrued benefits, that have been earned by Mr. Bowling through the effective date of such termination and he shall be entitled to receive a lump sum cash payment equal to the amount of base salary that he would have received between (i) the effective date of such termination without cause and (ii) the last day of the one year period, such lump sum cash payment is referred to as the severance payment, provided that as an additional precondition to Summit Community Bank’s obligation to pay the severance payment, Mr. Bowling is required to sign and deliver the irrevocable release of claims no later than 30 days after such termination of employment by Summit Community Bank prior to the end of the one year period. Payments to Mr. Bowling are subject to any applicable timing delays under Internal Revenue Code Section 409A, if any such delays are applicable and required for compliance with Code Section 409A.

Mr. Bowling’s agreement will include customary non-compete, non-solicit and confidentiality covenants.

Peoples Retirement Benefits

In connection with the merger, it is anticipated that all participants in the First Peoples Bank of Mullens 401(k) Plan and the First Peoples Bank, Inc. Defined Benefit Pension Plan, including Mr. Bowling and all Peoples executives who are participants, will be fully vested in their accounts.

Accounting Treatment of the Merger

The merger will be accounted for using acquisition accounting in accordance with U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Peoples as of the effective time of the merger will be recorded at their respective fair values and added to those of Summit. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Summit issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Peoples.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this prospectus and proxy statement and is incorporated herein by reference. This summary may not contain all of the information about the merger agreement that may be important to you. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the Summit board of directors and the Peoples board of directors has approved the merger agreement, which provides for the merger of Peoples with and into merger sub, a limited liability company and wholly-owned subsidiary of Summit Community Bank, with merger sub as the surviving entity in the merger. Immediately following the merger, merger sub will be liquidated so that Summit Community Bank will own all of the outstanding shares of Peoples’ wholly owned banking subsidiary First Peoples Bank. Immediately following the liquidation of merger sub, First Peoples Bank will be merged with and into Summit Community Bank, or the bank merger, with Summit Community Bank surviving as the surviving bank in the bank merger.

The Summit Community Bank articles of incorporation and the Summit Community Bank bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving corporation.

Merger Consideration

Under the terms of the merger agreement, each share of Peoples common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive:

•	1.7193 shares of Summit common stock (unless adjusted in the manner described below); or

•	$47.00 in cash.

However, the aggregate number of Peoples shares that will be converted for cash consideration will be equal to 271,020 shares, or approximately 50% of the merger consideration, and the aggregate per share cash consideration will be equal to $12,737,940, or approximately 50% of the merger consideration. The remaining 50% of the merger consideration will be stock consideration consisting of an aggregate of 271,021 shares of Peoples common stock converting to a maximum of 465,967 shares of Summit common stock after applying the exchange ratio. Accordingly, elections by Peoples shareholders to receive a particular form of consideration, whether cash or shares of Summit common stock, will be prorated as necessary to cause the total amount of cash payable and shares issued by Summit in the merger to equal, as closely as possible, the total of cash and stock consideration discussed above.

Based upon the closing sale price of the Summit common stock on the Nasdaq Capital Market of $[●] on [●], 2018, the most current date available prior to the printing of this prospectus and proxy statement, each common share of Peoples will be entitled to be exchanged for total stock consideration equal to $[●] per share.

No fractional shares of Summit common stock will be issued in connection with the merger. Instead, Summit will make to each Peoples shareholder who would otherwise receive a fractional share of Summit common stock a cash payment (rounded to the nearest whole cent) equal to (i) such fractional part of a share of Summit common stock multiplied by (ii) $47.00, the per share cash consideration. We refer to the per share stock consideration, the per share cash consideration and cash in lieu of any fractional shares, collectively, as the merger consideration.

A Peoples shareholder also has the right to obtain the fair value of his, her or its shares of Peoples common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the WVBCA. Shares of Peoples common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the WVBCA are referred to as “dissenting shares.” See “The Merger—Dissenters’ or Appraisal Rights” on page 53.

If Summit changes the number of shares of Summit common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the Summit common stock and the record date for such corporate action is prior to the effective time of the merger, then the per share stock consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to Summit and Peoples.

The value of the shares of Summit common stock to be issued to Peoples shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Summit common stock. See “Risk Factors—Because the sale price of the Summit common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.”

Shareholders’ Equity

As of the last day of the calendar quarter immediately preceding the effective time, if Peoples’ shareholders’ equity, as presented on Peoples’ balance sheet, determined in accordance with GAAP (including adjustments for the defined benefit pension plan) and adjusted to exclude any after-tax net unrealized gains or losses on available-for-sale securities included in accumulated other comprehensive income, referred to as the adjusted shareholders’ equity, is less than $20,100,000, then the aggregate value of the merger consideration shall be reduced one dollar for every dollar by which the adjusted shareholders’ equity is less than $20,100,000. In calculating the adjusted shareholders’ equity, all costs and expenses of Peoples associated with the merger shall have been paid or accrued prior to the effective time, including but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination fees for data processing or other contractual arrangement and any change-in-control or similar payments (to employees or otherwise). Any reduction in the merger consideration shall be allocated between the cash consideration and the stock consideration proportionately in accordance with the limitations discussed below.

Peoples may distribute, in a lump sum, to the Peoples shareholders, immediately prior to the effective time, a cash distribution per share, referred to as the special distribution, in the amount by which adjusted shareholders’ equity exceeds $21,100,000 as of the last day of the calendar quarter immediately preceding the effective time, if any, divided by the number of shares of Peoples, provided that such distribution does not cause the merger to be considered something other than a tax-free reorganization in accordance with the Code and any regulations promulgated thereunder. Accordingly, the merger agreement provides that the aggregate amount of the special distribution shall not exceed (i) when combined with amounts paid to dissenting shareholders, Peoples assets used to pay its reorganization expenses and all redemptions and distributions (except for normal regular dividends) paid by Peoples immediately preceding the merger, an amount that would result in either (A) less than 90% of the fair market value of net assets of Peoples or (B) less than 70% of the fair market value of gross assets held by Peoples immediately prior to the special distribution, being transferred to merger sub in the merger, or (ii) when combined with the cash consideration, 60% of the value of the merger consideration (determined by adding amounts paid to dissenting shareholders to the merger consideration and the aggregate amount of the special distribution). If Peoples’ adjusted shareholders’ equity does not exceed $21,100,000, then the special distribution shall not occur.

Election Procedures; Surrender of Peoples Stock Certificates

An election form must be mailed at least 30 days prior to the anticipated effective time of the merger, or the mailing date. The election form (together with transmittal materials) will be mailed to Peoples shareholders of record as of five business days prior to the mailing date, referred to as the election form record date. Peoples shareholders should carefully review and follow the instructions that will be included with the election form. Each holder of Peoples common stock must complete and return the election form to the exchange agent by 5:00 p.m. Eastern Time on the 25th day following the mailing date of the election form to Peoples shareholders. The election form must be accompanied by the stock certificates representing the Peoples common stock held by the Peoples shareholder.

Election forms may be revoked or amended at any time prior to the election deadline.

Summit has appointed Computershare as the exchange agent under the merger agreement. The exchange agent will mail to each holder of record of Peoples common stock the election form along with instructions for completing the election form and delivering back to the exchange agent the completed election form along with the stock certificates representing the shares of Peoples common stock held by the shareholder.

Summit shall make available an election form to all persons who become holders (or beneficial owners) of Peoples common stock between the election form record date and close of business on the business day prior to the election deadline, and Peoples shall provide to the exchange agent all information reasonably necessary for it to perform as specified herein. Peoples acknowledges that no deadlines for mailing election forms contained in the merger agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.

Within five business days after the election deadline, unless the effective time has not yet occurred, in which case as soon thereafter as practicable, Summit shall cause the exchange agent to effect the allocation among the holders of Peoples common stock of rights to receive the stock consideration or the cash consideration in the merger in accordance with the election forms, subject to the adjustments addressed in the merger agreement and set out below.

Upon surrender to the exchange agent of the certificate(s) representing his, her or its shares of Peoples common stock, accompanied by a properly completed and executed election form, a Peoples shareholder will be entitled to receive after the effective time of the merger the merger consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to Summit common stock after completion of the merger will be paid to the holder of any unsurrendered Peoples stock certificates with respect to the shares of Summit common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Peoples stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) any cash payable with respect to a fractional share of Summit common stock to which such holder is entitled to pursuant to the merger agreement, if applicable, and the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Summit common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Summit common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Summit common stock issuable in exchange for that certificate.

Shares of Summit common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Peoples stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Summit that such taxes have been paid or are not applicable.

None of Summit, the exchange agent or any other person will be liable to any former Peoples shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Peoples stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by the exchange agent, post a bond in such amount as the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

The total number of shares of Peoples common stock to be converted into the right to receive the stock consideration shall be equal to 271,021 shares of Peoples common stock, converting to a maximum of 465,967 shares of Summit common stock or approximately 50% of the merger consideration, and the total number of shares of Peoples common stock to be converted into the right to receive the cash consideration shall be equal to 271,020 shares of Peoples common stock, for total cash consideration of approximately $12,737,940.

Stock Consideration Proration.

If the aggregate number of shares of Peoples common stock with respect to which stock election shares and mixed stock shares shall have been validly made, referred to as the stock election number, exceeds the maximum stock consideration, then all cash election shares and all no election shares of each holder thereof shall be converted into the right to receive the cash consideration, and stock election shares of each holder thereof will be converted into the right to receive the stock consideration in respect of that number of stock election equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator of which is the maximum stock consideration and the denominator of which is the stock election number, with the remaining number of such holder’s stock election shares being converted into the right to receive the cash consideration.

By way of example, if there are a total of 300,000 stock election shares, thus exceeding the maximum stock consideration of 271,021, by 28,979, then the shares of Peoples common stock held by a shareholder with 5,000 stock election shares would be exchanged in the following manner:

(i) 4,517 shares of Peoples common stock would be exchanged for shares of Summit common stock (determined by multiplying (x) the number of stock election shares (5,000) by (y) a fraction, the numerator of which is the stock consideration and the denominator of which is the stock election number (271,021 / 300,000, or 0.903403); and

(ii) 483 shares of Peoples common stock would be exchanged for cash.

Cash Consideration Proration.

If the stock election number is less than the maximum stock consideration (the amount by which the maximum stock consideration exceeds the stock election number is referred to as the shortfall number), then all stock election shares shall be converted into the right to receive the stock consideration, and the no election shares and cash election shares shall be treated as described below.

If the shortfall number is less than or equal to the number of no election shares, then all cash election shares shall be converted into the right to receive the cash consideration, and the no election shares of each holder thereof shall convert into the right to receive the stock consideration in respect of that number of no election shares equal to the product obtained by multiplying (1) the number of no election shares held by such holder by (2) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of no election shares, with the remaining number of such holder’s no election shares being converted into the right to receive the cash consideration.

Or, if the shortfall number exceeds the number of no election shares, then all no election shares shall be converted into the right to receive the stock consideration, and the cash election shares of each holder thereof shall convert into the right to receive the stock consideration in respect of that number of cash election shares equal to the product obtained by multiplying (A) the number of cash election shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the shortfall number exceeds (y) the total number of no election shares and the denominator of which is the total number of cash election shares, with the remaining number of such holder’s cash election shares and mixed cash shares being converted into the right to receive the cash consideration.

By way of example, assuming that all shareholders make an election (and as a result, there are zero no election shares), if there are a total of 241,021 stock election shares, a total of 300,000 cash election shares and the maximum stock consideration equals 271,02, resulting in a shortfall number of 30,000, then the shares of Peoples common stock held by a shareholder with 5,000 cash election shares electing cash would be exchanged in the following manner:

(i) 500 shares of Peoples common stock would be exchanged for shares of Summit common stock (determined by multiplying (x) the number of cash election shares electing cash held by such holder by (y) a fraction, the numerator of which is the shortfall number less the number of no election shares (or zero) and the denominator of which is the total cash election shares (30,000 / 300,000, or 0.10); and

(ii) 4,500 shares of Peoples common stock would be exchanged for cash.

The pro rata selection process to be used by the exchange agent shall consist of such equitable pro ration processes as shall be mutually determined by Summit and Peoples.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of Summit and Peoples to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Peoples shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of Summit common stock to be issued in the merger;

•

(a) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any governmental entity that are necessary to obtain the requisite regulatory approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (b) any other consents or approvals from any governmental entity or other third party relating to the merger, the bank merger or any of the other transactions provided for in the merger agreement, except in the case of clause (b) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Summit Community Bank shall have been obtained, and all such consents or approvals shall be in full force and effect;

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the effectiveness of the Registration Statement on Form S-4, of which this prospectus and proxy statement is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

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the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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no requisite regulatory approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the merger or bank merger by any governmental entity of competent jurisdiction that, in connection with the grant of a requisite regulatory approval or otherwise, (a) requires any of the parties to pay any amounts that would be material to any of the parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or (b) imposes any condition, requirement or restriction upon Summit or its subsidiaries, that, in the case of either (a) or (b), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its subsidiaries;

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the accuracy of such party’s representations and warranties, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such parties;

•	the performance in all material respects by the other party of its respective obligations under the merger agreement;

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the receipt by each party of an officer’s certificate executed by the chief executive officer and chief financial officer of the other party certifying that the previous two conditions listed above have been satisfied;

•	the receipt by each party of its counsel’s opinion that the merger shall be classified as a reorganization within the meaning of Section 368(a) of the Code; and

•	the parties shall have used commercially reasonable efforts to execute the key employee contract referenced in the merger agreement.

Additional Closing Conditions for the Benefit of Summit. In addition to the mutual closing conditions, Summit’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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as of the effective time, the number of issued and outstanding shares of Peoples common stock shall not exceed 542,041 and all representations by Peoples regarding its capital structure shall be true and correct in all respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time;

•	the Dissenting Shares must constitute less than 5.0% of the outstanding shares of Peoples common stock;

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simultaneously with the execution of the merger agreement, Summit received from each of the individuals set forth on the disclosure schedules, the voting agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement; and

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simultaneously with the execution of the merger agreement, Summit received from each of the directors of Peoples, a director support agreement, a form of which is included as an exhibit to Appendix A attached to this prospectus and proxy statement.

Representations and Warranties

The merger agreement contains customary representations and warranties of Summit and Peoples relating to their respective businesses, which were made solely for the purposes of the merger agreement. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. In addition, these representations and warranties:

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may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those qualifications set forth in confidential disclosure schedules in connection with signing the merger agreement;

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will not survive consummation of the merger, except for those representations and warranties that by their terms apply or are to be performed in whole or in part after the effective time of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger.

Summit will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosures as required by federal securities laws.

The representations and warranties made by Summit and Peoples to each other primarily relate to:

•	corporate organization, existence and power;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of Summit, the SEC;

•	absence of material adverse effect on each party since December 31, 2017 through the date of the merger agreement;

•	compliance with laws and the absence of regulatory agreements;

•	accounting methods and internal controls;

•	litigation;

•	agreements with regulators;

•	derivative instruments and transactions;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this prospectus and proxy statement; and

•	fees paid to financial advisors.

Peoples has also made representations and warranties to Summit with respect to:

•	financial statements;

•	undisclosed liabilities;

•	tax matters;

•	material contracts;

•	employee benefit plans and labor matters;

•	the inapplicability to the merger of state takeover laws;

•	the vote required by Peoples shareholders to approve the merger;

•	ownership and other property rights;

•	condition of assets;

•	intellectual property;

•	loan matters;

•	maintenance of insurance policies;

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification;

•	transactions with affiliates;

•	absence of certain gifting practices;

•	environmental matters;

•	accuracy of books and records;

•	employee relationships;

•	administration of fiduciary accounts;

•	the opinion of Peoples’ financial advisor; and

•	no other representations or warranties, express or implied having been made.

Summit also has represented to Peoples that no vote of its shareholders is required to consummate the merger and it has, and at the closing of the merger will have, access to sufficient funds available to make all cash payments required to consummate the transactions contemplated by the merger agreement. Summit further represented that no other representations or warranties, express or implied have been made.

Waiver and Amendment

Summit and Peoples may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, Summit and Peoples may not do so after Peoples shareholders approve the merger agreement if the amendment or waiver would violate the WVBCA, require further approval from Peoples’ shareholders or such amendment changes the form or amount of merger consideration in a manner that is adverse in any respect to Peoples’ shareholders.

Indemnification; Directors’ and Officers’ Insurance

Following the effective time of the merger and for a period of three years thereafter, Summit must indemnify, defend and hold harmless the present directors, officers and employees of Peoples and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger (including, without limitation, the transactions contemplated by the merger agreement) to the fullest extent that Peoples is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of West Virginia, Peoples and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under West Virginia law, Peoples and its subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

For a period of three years from the effective time of the merger, Summit must use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the effective time of the merger) with respect to claims against present and former directors and officers of Peoples and its subsidiaries arising from facts or events that occurred before the effective time of the merger, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Peoples and its subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by Peoples or its subsidiaries to maintain or procure such directors and officers insurance coverage; and provided, further, that if Summit is unable to maintain or obtain the insurance called for by this provision, Summit must use its reasonable best efforts to obtain as much comparable insurance as is available for the insurance amount; and provided, further, that officers and directors of Peoples or its subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

Summit has agreed that it will not consolidate with or merge with any other corporation or entity where it is not the continuing or surviving corporation, or transfer all or substantially all of its property or assets, unless proper provision is made so that the successors and assigns of Summit and its subsidiaries assume the obligations of indemnification under the merger agreement.

These provisions shall survive the effective time of the merger and are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

Acquisition Proposals

Peoples has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, agents, advisors and affiliates not to: solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any acquisition proposal (as defined below). However, none of the foregoing prohibits Peoples or its subsidiaries officers, directors, agents, advisors, and affiliates from informing any person of the terms of this provision or from contacting any person (or such person’s representatives) who has made, after the date of the merger agreement, an acquisition proposal solely to request clarification of the terms and conditions thereof so as to determine whether the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below). Peoples must immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the merger agreement with any persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal.

Notwithstanding this agreement, at any time prior to the approval of the merger agreement by the Peoples shareholders, if Peoples receives an unsolicited acquisition proposal that the Peoples board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal, then Peoples may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Peoples than the confidentiality agreement entered into by Peoples and Summit prior to the execution of the merger agreement; (ii) furnish Peoples confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the Peoples board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. Peoples must advise Summit in writing within two (2) business days following receipt of any acquisition proposal and the substance thereof and must keep Summit apprised of any related developments, discussions and negotiations on a current basis.

An “acquisition proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Peoples or any of its subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, Peoples or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

A “superior proposal” means a written acquisition proposal that the Peoples board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “superior proposal,” the references to “15.0% or more” and “at least 10.0%” in the definition of acquisition proposal shall be deemed to be references to “a majority”.

The merger agreement generally prohibits the Peoples board of directors making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Summit the recommendation of the Peoples board of directors’ set forth in this prospectus and proxy statement that the Peoples shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Summit such recommendation). At any time prior to the approval of the merger agreement by the Peoples shareholders, however, the Peoples board of directors may effect a change in recommendation or terminate the merger agreement to enter into an agreement in response to a bona fide written unsolicited acquisition proposal that the Peoples board of directors determines in good faith constitutes a superior proposal if the Peoples board of directors determines (after consultation with counsel) that the failure to do so could be inconsistent with its fiduciary obligations to Peoples shareholders under applicable law. The Peoples board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Peoples has not breached any of the provisions of the merger agreement relating to acquisition proposals; and (ii) the Peoples board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Summit), Peoples has given Summit at least four (4) business days’ prior written notice of its intention to take such action and before making such change in recommendation, Peoples has negotiated in good faith with Summit during the notice period (to the extent Summit wishes to negotiate) to enable Summit to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the Peoples board of directors makes a change in recommendation, or if Peoples pursues a superior proposal, Peoples could be required to pay Summit a termination fee of $1,275,000 in cash. See “Termination Fee” beginning on page 74.

Closing Date; Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the West Virginia Secretary of State (or on such other date as may be specified in the articles of merger to be filed with the West Virginia Secretary of State). Unless otherwise agreed to by Summit or Peoples, the closing of the merger will take place on the first day of the following month after the last of the conditions to the merger have been satisfied or waived.

Summit may delay the closing of the merger to the first day of the second month if the last necessary approval received is less than three business days from the end of this month, and if during the period of such delay Summit sets a record date for any dividend or other distribution in respect of shares of Summit common stock such that holders of Peoples common stock would not be entitled to participate in such dividend or distribution, each holder of Peoples common stock will receive a payment equal to the amount and kind of dividend or distribution that each such holder of Peoples common stock would have received had such holder been a holder of record of the shares of Summit common stock issuable to such holder in the merger on the record date for such Summit dividend or distribution.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Deposit Insurance Corporation, or the FDIC and the West Virginia Board of Banking and Financial Institutions, or the WV BBFI, and a waiver from the Board of Governors of the Federal Reserve System, or the Federal Reserve. As bank holding companies, Summit and Peoples are subject to regulation under the Bank Holding Company Act of 1956, as amended, or the BHCA. First Peoples Bank and Summit Community Bank are West Virginia banking corporations and are regulated by the WV BBFI and the West Virginia Division of Financial Institutions or the WV DFI. First Peoples Bank, and Summit Community Bank plan to file all required applications seeking approval of the merger with the WV BBFI and the FDIC. Summit will file a request for a waiver of the Section 3 application from the Federal Reserve.

Under the BHCA, the FDIC is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The FDIC has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the FDIC can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the FDIC must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The WV DFI reviews the merger under similar standards. The merger cannot be consummated prior to receipt of all required approvals.

The merger requires the approval of the Federal Reserve Board pursuant to the BHCA, unless the Federal Reserve Board is willing to grant a waiver pursuant to its regulations allowing for such waivers. If a waiver is not received, the Federal Reserve Board will also consider factors such as financial and managerial resources, future prospects, the convenience and needs of the community and competitive factors. In such case, the merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds.

The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Summit and Peoples are not aware of any other governmental approvals or actions be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that such further necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Peoples common stock to Summit common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Peoples and Summit have agreed to certain restrictions on their activities until the effective time of the merger. Peoples has agreed that it will, and will cause each of its subsidiaries to, do the following:

•	cooperate with Summit and its subsidiaries to cause Peoples to merge with and into merger sub;

•	if requested by Summit, take such action as may be necessary to terminate its 401(k) plan and trust, including accruing the estimated expense associated with terminating the 401(k) plan or trust;

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make all payments with respect to contracts to which Peoples or any of its subsidiaries is a party that would give rise to any liability, fee, cost or expense (including any change-in-control fee) arising from the consummation of the merger, except to the extent such change-in-control provisions are waived pursuant to the employment agreements described in the merger agreement; and

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use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the merger occurs, be terminated after the consummation of the merger on a date to be mutually agreed upon by Peoples and Summit.

Peoples has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as expressly permitted by the merger agreement or the prior written consent of Summit:

•	enter into any new line of business;

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change its or its subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by applicable legal requirements or by policies imposed by a governmental entity;

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incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

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enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth in the merger agreement) or make any change to any existing material leases, contracts or agreements, except as required by applicable legal requirements or by policies imposed by a governmental entity;

•	take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement;

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declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned subsidiary of Peoples, or as specifically contemplated in the merger agreement and its regular quarterly dividend of $0.20 per share consistent with past practice;

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split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

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purchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of debt previously contracted shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date and disclosed in the merger agreement);

•

issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned subsidiary of its capital stock to its parent and other than as trustee or other fiduciary under the terms and conditions of any benefit plan or other trust;

•

amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by the merger agreement, enter into, or permit any subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned subsidiary of Peoples;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other debt previously contracted acquisitions in the ordinary course of business;

•

sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its subsidiaries and indebtedness of others held by Peoples and its subsidiaries) exceeding $150,000, in the aggregate, in any calendar month, except for sales of OREO, mortgages originated or held by First Peoples Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by applicable legal requirements or by policies imposed by a governmental entity;

•

incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long term debt securities of Peoples or any of its subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any subsidiary of Peoples to Peoples or to another subsidiary of Peoples;

•	prepay or voluntarily repay any subordinated indebtedness;

•

make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of $1,000,000, except as contemplated by the merger agreement;

•

intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, or (unless such action is required by applicable legal requirements) which would adversely affect the ability of the parties to obtain any of the requisite regulatory approvals without imposition of a condition or restriction of the type referred to in the merger agreement;

•

make any material change in its methods of accounting in effect at December 31, 2017, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred in by Peoples’ independent auditors or required by a governmental entity;

•	make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund;

•

enter into, adopt, amend (except for such amendments as may be required by applicable legal requirements or as provided under the merger agreement) or terminate any Peoples benefit plan, or any agreement, arrangement, plan or policy between Peoples or a subsidiary of Peoples and one or more of its directors or officers;

•	except for normal pay increases to rank and file employees in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

•	enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits;

•

enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by the merger agreement, either alone or in combination with some other event;

•

grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of Peoples under the terms of any existing agreement;

•

materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Peoples or any of its subsidiaries (i) as set forth the merger agreement, (ii) in an amount not exceeding $1,500,000 per transaction with a duration of five (5) years or less that is in the ordinary course of business consistent with past practice or (iii) with respect to services provided by Peoples or any affiliate as trustee, investment advisor, custodian or fiduciary of any kind;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization; or

•	agree to, or make any commitment to, take, or authorize, any of the actions prohibited by the foregoing, except with respect to actions taken as trustee, custodian or other fiduciary.

Summit has agreed that it will not, and will not permit any of its subsidiaries, to do the following, except as expressly permitted by the merger agreement or the prior written consent of Peoples:

•	amend the articles or bylaws of Summit in a manner that would adversely affect Peoples or any of its subsidiaries;

•	take any action that would reasonably be expected to result in the merger and the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

•

take any action that is likely to materially impair Summit’s ability to perform any of its obligations under the merger agreement or merger sub’s or Summit Community Bank’s ability to perform any of its obligations under the bank merger agreement;

•	make an election for merger sub to be treated as a corporation for federal income tax purposes; or

•	agree or commit to do any of the foregoing.

In general, each party has also agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•

consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of applicable legal requirements;

•

file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant governmental entities and to obtain all of the requisite regulatory approvals between the date of the merger agreement and the effective time of the merger;

•

use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the effective time of the merger;

•

prior to the effective time of the merger, (a) each of Peoples and Summit shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations, (b) Peoples shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Peoples shall not be required to agree to any material obligation that is not contingent upon the consummation of the merger; and

•	use commercially reasonable efforts to cause to be delivered at the closing all documents required as conditions precedent to the consummation of the merger, as applicable.

Regulatory Matters

This prospectus and proxy statement forms part of a Registration Statement on Form S-4, which Summit has filed with the SEC. Each of Summit and Peoples has agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement.

Summit has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Peoples has agreed to furnish all information concerning Peoples and the holders of Peoples common stock as may be reasonably requested in connection with any such action.

Summit and Peoples have agreed to cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the merger and the bank merger and to make effective the other transactions contemplated by the merger agreement as promptly as reasonably practicable after the date of the merger agreement. However, neither Summit nor Peoples shall be obligated to take any action if the taking of such action or the obtaining of a consent, authorization, order, approval or exemption shall result in a condition or restriction upon such party or on the surviving entity that would have any of the following effects upon such party, (i) require a party to pay an amount that would be material to such party or to divest any banking office, line of business or operations or to increase regulatory capital or (ii) impose any condition, requirement or restriction upon Summit or its subsidiaries, that, in the case of (i) or (ii) above, would individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its subsidiaries.

Peoples and Summit have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Peoples or Summit, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, Summit and Peoples will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. Summit and Peoples shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement.

Additionally, each of Summit and Peoples has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this prospectus and proxy statement, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of Summit, Peoples or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.

NASDAQ Listing

Summit has agreed to use its commercially reasonable best efforts to cause the shares of Summit common stock to be issued to the holders of Peoples common stock in the merger to be authorized for listing on the Nasdaq Capital Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, Summit must maintain employee benefit plans and compensation opportunities for employees of Peoples and its subsidiaries on the closing date of the merger, referred to as covered employees, that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Summit or its subsidiaries. Summit will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the compensation and benefit plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents. Summit will give the covered employees full credit for their prior service with Peoples and its subsidiaries for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans, except this provision will not apply to the Summit Financial Group, Inc. Employee Stock Ownership Plan and no prior service credit will be granted for any purpose under that plan.

Except for employees of First Peoples Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Summit will pay each employee of First Peoples Bank who is involuntarily terminated by Summit or any of its subsidiaries (other than for cause) on or within nine months of the effective date, a severance payment equal to one week of base pay (at the rate in effect on the termination date) for each year of service at First Peoples Bank, with a minimum payment equal to 4 weeks of base pay and a maximum payment equal to 26 weeks of base pay, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee pursuant to this provision.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except for any applicable termination fees, and furthermore, with respect to Peoples and its subsidiaries, shall be incurred or recognized as an expense for purposes of the calculation of adjusted shareholders’ equity pursuant to the merger agreement, and except that (a) if the merger and the bank merger are consummated, the surviving entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing this prospectus and proxy statement shall be shared equally by Summit and Peoples.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Peoples shareholders, as follows:

•	by mutual written consent of Summit and Peoples;

•

by either Summit or Peoples, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either Summit or Peoples, if the merger has not been completed by March 31, 2019;

•

by Summit, upon written notice to Peoples, if any application for requisite regulatory approval shall have been denied or withdrawn at the request or recommendation of the governmental entity from which a requisite regulatory approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a burdensome condition on Summit or its subsidiaries, as applicable;

•

by either Summit or Peoples, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within thirty (30) days following written notice to the breaching party or by its nature or timing cannot be cured within that time period;

•	by Summit, upon written notice to Peoples, if, since the date of the merger agreement, there shall have occurred a material adverse effect with respect to Peoples;

•	by Peoples, upon written notice to Summit, if, since the date of the merger agreement, there shall have occurred a material adverse effect with respect to Summit;

•

by Summit, if the Peoples board of directors fails to recommend that the Peoples shareholders approve the merger agreement or makes a change in recommendation, or if Peoples materially breaches any of the provisions of the merger agreement relating to acquisition proposals, as described under “—Acquisition Proposals”;

•

by Peoples, prior to obtaining the approval of the merger agreement by the Peoples shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals, as described under “Acquisition Proposals” on page 65 (provided that Peoples has not materially breached any such provisions and pays Summit the termination fee described under “Termination Fee” on page 74);

•

by either Summit or Peoples, if the Peoples shareholders fail to approve the merger agreement at a duly held meeting of Peoples shareholders or any adjournment or postponement thereof (provided that the Peoples board of directors has recommended that the Peoples shareholders approve the merger agreement and has not made a change in recommendation); and

•

by Peoples, if the average closing price of Summit common stock declines by more than 15% from $27.10 and underperforms an index of banking companies by more than 15% over a designated measurement period, unless Summit agrees to increase the number of shares of Summit common stock to be issued to holders of Peoples common stock.

Termination Fee

Peoples must pay Summit a termination fee of $1,275,000:

•

if the merger agreement is terminated by Summit because the Peoples board of directors did not recommend that the Peoples shareholders approve the merger agreement or made a change in recommendation, or because Peoples materially breached any of the provisions of the merger agreement relating to acquisition proposals, as described under “Acquisition Proposals” on page 65; or

•

if the merger agreement is terminated by Peoples, prior to obtaining approval of the merger agreement by the Peoples shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to acquisition proposals, as described under “Acquisition Proposals” on page 65.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of Peoples, Summit, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that:

•

the provisions of the merger agreement relating to confidentiality obligations of the parties, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

Other than in a case of willful and material breach of the merger agreement, the payment of the termination fee fully discharges Peoples from, and is the sole and exclusive remedy of Summit with respect to, any and all losses that may be suffered by Summit based upon, resulting from or arising out of the circumstances giving rise to such termination of the merger agreement.

Surrender of Stock Certificates

Computershare will act as exchange agent in the merger and in that role will process the exchange of Peoples stock certificates for Summit common stock. The exchange agent, or Summit and Peoples if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of Peoples common stock in the absence of manifest error. In any event, do not forward your Peoples stock certificates with your proxy card.

After the effective time of the merger, each certificate formerly representing Peoples common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of Summit common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Summit common stock and any dividend or other distribution with respect to Summit common stock with a record date occurring after the effective time of the merger. The holder of such unexchanged certificates will not be entitled to receive any dividends or distributions payable by Summit until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Summit common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of Peoples common stock. Peoples stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Peoples stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our exchange agent, Computershare, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Summit common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Summit common stock multiplied by (ii) $47.00, the per share cash consideration. A Peoples shareholder whose direct shareholdings are represented by multiple Peoples stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

Accounting Treatment

The merger will be accounted for using acquisition accounting in accordance with U.S. generally accepted accounting principles. As such, the assets and liabilities of Peoples, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. Consolidated financial statements of Summit issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Peoples will be included in Summit’s consolidated financial statements from the date the merger is consummated and afterwards.

Management and Operations after the Merger

The remaining current directors and senior officers of Summit and Summit Community Bank are expected to continue in their current positions. Information about the current Summit directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 91.

Resales of Summit Common Stock

The shares of Summit common stock to be issued to shareholders of Peoples under the merger agreement have been registered under the Securities Act and may be freely traded without restriction by holders, including holders who were affiliates of Peoples on the date of the special meeting (except for such holders who become affiliates of Summit as of the effective time of the merger via their appointment to the board of directors of Summit or otherwise). All directors and executive officers of Peoples are considered affiliates of Peoples for this purpose.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion and legal conclusions contained herein constitute and represent the opinion of Bowles Rice LLP, counsel to Summit, and the opinion of Jackson Kelly PLLC, counsel to Peoples, as to the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Peoples common stock that exchange their shares of Peoples common stock for the merger consideration in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this prospectus and proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of Peoples common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, without limitation, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, or passive foreign investment companies; former citizens or residents of the United States; holders whose functional currency is not the U.S. dollar, holders who hold shares of Peoples common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of Peoples common stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Peoples common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity or an arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Peoples common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Peoples common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and the effect of possible changes in those laws after the date of this proxy statement.

Tax Consequences of the Merger Generally

The merger and the bank merger will qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligations of Summit that it receive an opinion from Bowles Rice and of Peoples that it receive an opinion from Jackson Kelly, each in form reasonably satisfactory to such recipient, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Summit nor Peoples currently intends to waive this opinion condition to its obligation to consummate the merger. If either Summit or Peoples waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Peoples shareholders have materially changed, Summit and Peoples will recirculate appropriate soliciting materials to resolicit the votes of Peoples shareholders. The opinion will be based on representation letters provided by Summit and Peoples and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. The opinion described herein will not be binding on the Internal Revenue Service, which we refer to as the IRS, or any court.

Summit and Peoples have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The U.S. federal income tax consequences of the merger are as follows:

•

any Peoples shareholder who receives solely stock consideration in the merger, upon exchanging his, her or its Peoples common stock for Summit common stock, will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Summit common stock (as discussed below);

•

any Peoples shareholder who receives solely cash consideration in the merger will recognize gain or loss upon surrendering his, her or its Peoples common stock in an amount equal to the difference between the amount of cash received and his, her or its aggregate adjusted tax basis in the shares of Peoples common stock surrendered therefor; and

•

any Peoples shareholder who receives both cash consideration (other than cash received instead of fractional shares of Summit common stock) and stock consideration in the merger, (1) will not recognize any loss upon surrendering his, her or its Peoples common stock, and (2) will recognize gain upon surrendering his, her or its Peoples common stock equal to the lesser of (a) the amount by which the fair market value of the Summit common stock and cash consideration received (other than cash received in lieu of a fractional share of Summit common stock) by such shareholder, as a U.S. holder of Peoples common stock, exceeds his, her, or its adjusted tax basis in his, her, or its Peoples common stock, and (b) the amount of cash consideration that such shareholder receives in the merger (excluding cash received instead of fractional shares of Summit common stock).

Gain or loss described in the second bullet point above generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares of Peoples common stock exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Any gain described in the third bullet point above will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of your ratable share of Peoples’ accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Peoples common stock solely in exchange for Summit common stock (instead of the combination of Summit common stock and cash actually received) and then Summit immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash in such deemed redemption will generally be treated as capital gain and will not have the effect of a dividend to you if such deemed redemption is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Peoples shareholder’s deemed percentage stock ownership of Summit following the merger. The determination generally requires a comparison of (1) the percentage of the outstanding Summit voting stock that you are deemed actually and constructively to have owned immediately before the deemed redemption to (2) the percentage of the outstanding Summit voting stock that you own immediately after the deemed redemption. In general, the deemed redemption will be “substantially disproportionate” with respect to a Peoples shareholder if the percentage of Summit voting stock that you own immediately after the deemed redemption is less than 80% of the percentage of Summit voting stock that you are deemed actually and constructively to have owned immediately before the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs is considered a “meaningful reduction” and would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Peoples common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Peoples common stock for a combination of Summit common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

The aggregate tax basis of the Summit common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of Peoples common stock that you surrender in the merger (less any tax basis attributable to cash received instead of a fractional share in Summit common stock), decreased by the amount of any cash consideration received (other than cash received instead of fractional shares of Summit common stock) and increased by the amount of any gain recognized in the merger (including any portion of the gain that is treated as a dividend, as described above, and excluding any gain recognized as a result of cash received instead of a fractional share). Your holding period for the shares of Summit common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of Peoples common stock that you surrender in the merger. If you acquired different blocks of Peoples common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Peoples common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and shares of Summit common stock should be allocated among different blocks of their Peoples common stock surrendered in the merger. The basis and holding period of each block of Summit common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Peoples common stock exchanged for such block of Summit common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Summit common stock, you will be treated as having received such fractional share of Summit common stock pursuant to the merger and then as having received cash in redemption for such fractional share of Summit common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the tax basis in your shares of Peoples common stock allocable to that fractional share of Summit common stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such fractional share (including the holding period of shares of Peoples common stock surrendered therefor) exceeds one year.

Net Investment Income Tax

A Medicare contribution tax is imposed on the “net investment income” of certain individuals, estates and trusts with income exceeding certain threshold amounts. A holder that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her net investment income for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold ($125,000, $200,000 or $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Possible Treatment of Merger as a Taxable Transaction

The IRS may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Peoples shareholder would recognize a gain or loss equal to the difference between the (1) the sum of the fair market value of Summit common stock and cash received by the Peoples shareholder in the merger, and (2) the Peoples shareholder’s adjusted tax basis in the shares of Peoples common stock exchanged therefor. This gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares of Peoples common stock exceeds one year. The likely tax treatment of the merger will not be known until the effective time of the merger, as the aggregate value of the Summit common stock to be received by Peoples shareholders will fluctuate with the market price of the Summit common stock. Holders should consult their tax advisors as to the tax implications of the merger being treated as a taxable transaction.

Tax Treatment of Special Distribution

Under limited circumstances, Peoples may make a special distribution. Each holder of Peoples common stock receiving the special distribution who: (a) is not a nonresident alien; (b) is not a nominee; (c) is not a corporation subject to income taxation under Subchapter C of Chapter 1 of the Code; (d) is neither a regulated investment company, as defined in Section 851 of the Code, nor a real estate investment trust, as defined in Section 856 of the Code; (e) is not under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property; (f) does not know or have reason to know that the special distribution is in fact a payment in lieu of a dividend rather than an actual dividend and Peoples reports the special distribution to the holder of Peoples common stock on Form 1099-DIV; (g) does not elect to treat the special distribution as investment income under Section 163(d)(4)(B)(iii) of the Code; and (h) has held the Peoples common stock held by such holder for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the Peoples common stock becomes ex-dividend with respect to the special distribution, will likely be entitled to treat the special distribution as qualified dividend income subject to federal income taxation as net capital gain under Section 1(h)(11) of the Code. It is not likely that any holder of Peoples common stock will recoup any income tax basis in any of their respective shares of Peoples common stock upon receipt of the special distribution.

HOLDERS OF PEOPLES COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF THE SPECIAL DISTRIBUTION IF IT IS DECLARED AND PAID AS PART OF CONSUMMATING THE MERGER.

Information Reporting and Backup Withholding

Peoples shareholders are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Peoples common stock exchanged, the number of shares of Summit common stock received, the fair market value of the Peoples common stock exchanged, and the holder’s adjusted basis in the Summit common stock received.

If you are a non-corporate holder of Peoples common stock, you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) on any cash payments you receive pursuant to the merger. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on IRS Form W-9 (or substantially similar form) and otherwise comply with all the applicable requirements of the backup withholding rules;

•	provide a certification of foreign status on an appropriate IRS Form W-8 or successor form; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives Summit common stock in the merger is considered a “significant holder,” such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Peoples common stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Peoples shareholder that, immediately before the merger, (a) owned at least 5% (by vote or value) of the outstanding stock of Peoples, or (b) owned Peoples securities with a tax basis of $1.0 million or more.

This discussion of anticipated material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Peoples common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Peoples common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this prospectus and proxy statement.

INFORMATION ABOUT SUMMIT

Summit is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. Summit was incorporated on March 3, 1987, organized on March 5, 1987, and began conducting business on March 5, 1987. As of December 31, 2017, Summit has one banking subsidiary “doing business” under the name of Summit Community Bank. Summit Community Bank offers a full range of commercial and retail banking services and products.

As a bank holding company registered under the BHCA, Summit’s present business is community banking. As of June 30, 2018, Summit’s consolidated assets approximated $2.1 billion and total shareholders’ equity approximated $210 million. At June 30, 2018, Summit’s loan portfolio, net of unearned income and allowance for loan losses, was $1.62 billion and its deposits were $1.64 billion.

The principal executive offices of Summit are located in Moorefield, West Virginia at 300 North Main Street. The telephone number for Summit’s principal executive offices is (304) 530-1000. Summit operates 29 full service offices—17 located throughout West Virginia and 12 throughout Northern Virginia and the Shenandoah Valley.

For more information regarding Summit, please see Summit’s Annual Report on Form 10-K for the year ended December 31, 2017, its quarterly report on Form 10-Q for the quarter ended June 30, 2018 and its prospectus and proxy statement for its 2018 Annual Meeting of shareholders, each of which are incorporated into this prospectus and proxy statement by reference.

INFORMATION ABOUT PEOPLES

General

Peoples is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. Peoples was incorporated in 1989. Through First Peoples Bank, Inc., or First Peoples Bank, a West Virginia banking corporation, Peoples offers a full line of business-related loan, deposit and cash management products through experienced professionals. Peoples operates three (3) full service offices in Raleigh and Wyoming Counties of West Virginia.

As of June 30, 2018, Peoples had total assets of $134.7 million, total deposits of $114.9 million, and total stockholders’ equity of $19.7 million.

Properties

The principal executive offices of Peoples are located at 200 First Street, Mullens, West Virginia. The telephone number for Peoples’ principal executive offices is (304) 294-7115. Peoples operates 3 full service offices, and 3 ATM locations throughout southern West Virginia.

Description of Peoples Capital Stock

The authorized capital stock of Peoples consists of 1,200,000 shares, par value $1.00 per share. As of the date of this prospectus and proxy statement, there were 542,041 shares of Peoples’ common stock outstanding, held by approximately [129] shareholders of record.

The following summary describes the material features and rights of Peoples’ common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of Peoples’ amended and restated articles of incorporation and bylaws.

Voting Rights. All voting rights are vested in the holders of Peoples’ common stock. On all matters subject to a vote of shareholders, Peoples’ shareholders will be entitled to one vote for each share of common stock owned. Peoples’ shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights. Peoples’ shareholders are entitled to receive dividends when and as declared by Peoples’ board of directors. The payment of dividends is also subject to the restrictions set forth in the WVBCA and the limitations imposed by the Federal Reserve Board.

Peoples’ payment of dividends depends upon receipt of dividends from First Peoples Bank, Peoples’ banking subsidiary. Payment of dividends by First Peoples Bank is regulated by the Federal Reserve and the WV DFI and generally, the prior approval of the Federal Reserve is required if the total dividends declared by First Peoples Bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of Peoples’ affairs, the holders of Peoples common stock are entitled to receive pro rata all of Peoples’ assets for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of Peoples common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Peoples common stock.

Preemptive Rights. No holder of any share of Peoples capital stock has any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such stock.

Transfer Agent. Peoples does not use a third party transfer agent for its shares and handles shareholder records and transactions internally.

Certain Provisions of the Articles of Incorporation

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the WVBCA, the articles of incorporation of Peoples contain provisions that indemnify its directors and officers. These provisions do not limit or eliminate the rights of Peoples or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in gross negligence, willful misconduct or criminal acts in the performance of his or her duties as a director or officer.

Peoples’ articles of incorporation provide that each director or officer of Peoples shall be indemnified for costs and expenses arising out of any action, suit or proceeding against the director or officer by reason of being a director or officer of Peoples. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses. Peoples has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Peoples are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

DESCRIPTION OF SUMMIT CAPITAL STOCK

General

The authorized capital stock of Summit consists of 20,250,000 shares, of which 20,000,000 shares are common stock, par value $2.50 per share, and 250,000 shares are preferred stock, par value $1.00 per share. As of the date of this prospectus and proxy statement, there were [12,470,334] shares of Summit’s common stock outstanding, held by approximately [1155] shareholders of record. We previously have issued 40,000 shares of a series of preferred stock known as the “Rockingham National Bank Series Convertible Preferred Stock,” 3,710 shares of 8% Non-Cumulative Convertible Preferred Stock, Series 2009 and 12,000 shares of 8% Non-Cumulative Convertible Preferred Stock, Series 2011 all of which shares have since converted to common stock. The shares of the Rockingham National Bank Series Convertible Preferred Stock, the 8% Non-Cumulative Convertible Preferred Stock, Series 2009, and the 8% Non-Cumulative Convertible Preferred Stock, Series 2011 issued and converted to common stock were restored to the status of authorized and unissued shares of preferred stock without designation as to series.

As of the date of this prospectus and proxy statement, options to purchase an aggregate 29,200 shares of Summit’s common stock remain exercisable under Summit’s 1998 Option Plan and Summit’s 2009 Option Plan. At Summit’s annual meeting of shareholders that was held on May 15, 2014, Summit’s shareholders approved the Summit Financial Group, Inc. 2014 Long-Term Incentive Plan, pursuant to which we are authorized to issue up to 500,000 shares of common stock upon the exercise of stock options, stock appreciation rights, restricted stock, and restricted stock units granted under the plan. [481,415] shares of Summit common stock remain reserved for issuance upon the exercise of various equity awards granted under the 2014 Long-Term Incentive Plan. Summit has made awards of [220,892] stock-settled stock appreciation rights under the 2014 Long-Term Incentive Plan as of the date of this prospectus and proxy statement.

Common Stock

The following summary describes the material features and rights of Summit common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of Summit’s amended and restated articles of incorporation and bylaws.

Voting Rights. All voting rights are vested in the holders of Summit’s common stock. On all matters subject to a vote of shareholders, Summit’s shareholders will be entitled to one vote for each share of common stock owned. Summit’s shareholders have cumulative voting rights with regard to election of directors.

Dividend Rights. Summit’s shareholders are entitled to receive dividends when and as declared by Summit’s board of directors. The payment of dividends is also subject to the restrictions set forth in the WVBCA and the limitations imposed by the Federal Reserve Board.

Summit’s payment of dividends depends upon receipt of dividends from Summit Community Bank, Summit’s banking subsidiary. Payment of dividends by Summit Community Bank is regulated by the FDIC and the WV DFI and generally, the prior approval of the FDIC is required if the total dividends declared by Summit Community Bank, in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of Summit’s affairs, the holders of Summit common stock are entitled to receive pro rata all of Summit’s assets for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Summit’s board of directors may approve for issuance, without approval of the holders of common stock, preferred stock that has voting, dividend or liquidation rights superior to that of Summit common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Summit.

Assessment and Redemption. Shares of Summit common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of Summit common stock.

Preemptive Rights. No holder of any share of Summit capital stock has any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such stock.

Anti-Takeover Provisions. Provisions of Summit’s amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Summit without negotiation with Summit’s board of directors. The effect of these provisions is discussed briefly below.

•	Authorized Stock. The shares of Summit’s common stock authorized by Summit’s amended and restated articles of incorporation but not issued provide Summit’s board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. Summit’s board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for preferred stock being issued, in an effort to deter attempts to gain control of Summit.

•

Classification of Board of Directors. Summit’s amended and restated articles of incorporation currently provide that the board of directors is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years. This classification of the board of directors may discourage a takeover of Summit because a shareholder with a majority interest in the company would have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of the board of directors.

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Amendment of Amended and Restated Articles of Incorporation. Summit’s amended and restated articles of incorporation requires the approval of 66 2/3% of shareholders to amend certain of the provisions of Summit’s amended and restated articles of incorporation. This requirement is intended to prevent a shareholder who controls a majority of Summit common stock from avoiding the requirements of important provisions of Summit’s amended and restated articles of incorporation simply by amending or repealing those provisions. Accordingly, the holders of a minority of the shares of Summit common stock could block the future repeal or modification of certain provisions of Summit’s amended and restated articles of incorporation, even if that action were deemed beneficial by the holders of more than a majority, but less than 66 2/3%, of Summit common stock.

Business Combination Provisions. Summit’s amended and restated articles of incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares must approve certain business combination transactions unless the particular business combination transaction has been previously approved by at least 66 2/3% of the board of directors, in which case a simple majority vote of the shareholders is required. In addition, Summit’s amended and restated articles of incorporation provide that neither Summit nor any of its subsidiaries may become a party to any business combination transaction unless certain fair price requirements are satisfied.

Anti-Greenmail Provisions. Summit’s amended and restated articles of incorporation provide that it may not repurchase, directly or indirectly, any shares of Summit’s common stock at a purchase price that is greater than fair market value for such shares, from a 10% or greater shareholder (or an affiliate or associate of such shareholder) who acquired at least half of such shares within the last two years, unless such stock repurchase is approved by the holders of at least a majority of Summit’s outstanding shares of common stock (other than the interested shareholder).

Listing. Summit’s common stock is listed on the Nasdaq Capital Market under the symbol “SMMF.”

Transfer Agent. The transfer agent for Summit’s common stock is Computershare. The transfer agent’s address is P.O. Box 30170, College Station, Texas 77845.

Certain Provisions of the Articles of Incorporation

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the WVBCA, the articles of incorporation of Summit contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of Summit or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Summit’s articles of incorporation provide that each director or officer of Summit shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Summit. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses. Summit has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Summit are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Summit pursuant to the foregoing provisions, Summit has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of Summit common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act.

Summit cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Summit common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Summit shareholders and Peoples shareholders are governed by the WVBCA. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the merger, the rights of Peoples shareholders that receive Summit common stock will be governed by the articles and bylaws of Summit. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Peoples’ articles of incorporation and bylaws, Summit’s articles of incorporation and bylaws, and West Virginia law.

Authorized Capital Stock
Summit	Peoples
20,000,000 shares of common stock, $2.50 par value per share,	1,200,000 shares of common stock, $1.00 par value per share.
250,000 shares of preferred stock, $1.00 par value per share.

Preemptive Rights
Summit	Peoples
The articles of incorporation of Summit provide that shareholders do not have preemptive rights to purchase, subscribe for, or take any part of any stock, whether unissued or treasury shares, or any part of the notes, debentures, bonds or other securities issued, optioned or sold by Summit.	The articles of incorporation of Peoples provide that shareholders do not have preemptive or preferential rights to subscribe for any shares, whether unissued or treasury shares, or to any obligations convertible into shares of Peoples.

Size of Board of Directors
Summit	Peoples
Summit’s bylaws provide that the board of directors shall consist of at least 9 and no more than 21 directors. Summit’s board of directors currently consists of 15 individuals, and immediately following the merger will consist of 16 individuals.	Peoples’ bylaws provide that the board of directors shall consist of at least five and no more than 25 directors, the exact number within such limits to be fixed each year by the board of directors. The Peoples board of directors currently consists of 8 individuals.

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation. Shareholders of Summit and Peoples are allowed to cumulate their votes in the election of directors. Each share of Summit stock or Peoples stock may be voted for as many individuals as there are directors to be elected. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Classes of Directors
Summit	Peoples
Summit’s Articles provide that the board of directors shall be divided into three (3) classes as nearly equal in size as possible. The term of office of directors of one class shall expire at each annual meeting of shareholders.	Peoples has one class of directors. The term of the class of directors shall expire at each annual meeting of the shareholders.

Qualifications of Directors
Summit	Peoples
Summit’s bylaws require that a person own a minimum of 2,000 shares of stock of Summit to be qualified as a director.	Peoples’ bylaws do not require that a person own shares of Peoples to be qualified as a director.

Filling Vacancies on the Board
Summit	Peoples
Summit’s bylaws provide that each vacancy existing on the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors at a regular or special meeting of the board of directors. Any directorship to be filled by reason of a vacancy may be filled for the unexpired	Peoples’ bylaws provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Any directorship to be filled by reason of a vacancy may be filled for the unexpired term of his predecessor in office.

Removal of Directors

Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Notice of Shareholder Proposals and Director Nominations
Summit	Peoples
Summit’s Articles provide that shareholders may make a nomination for director provided that such nomination or nominations must be made in writing and delivered or mailed to, the President of Summit no later than 30 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 30 days’ notice of the meeting is given to shareholders, such nomination or nominations shall be mailed or delivered to the President of Summit no later than the fifth (5th) day following the day on which the notice of meeting was mailed.

Peoples articles of incorporation and bylaws do not have any advanced notice requirements or director nomination requirements. Peoples shareholders may make shareholder proposals and director nominations prior to or at the meeting of shareholders.

Anti-Takeover Provisions—Business Combinations
Summit	Peoples

Summit’s Articles of Incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares of Summit must approve certain “business combinations” unless the “business combination” has been previously approved by at least 66 2/3% of the board of directors of Summit, in which case only a simple majority vote of the shareholders shall be required.

Summit’s Articles of Incorporation additionally provide that neither Summit nor any of its subsidiaries shall become a party to any “business combination” unless certain fair price requirements are satisfied. West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.

Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the affirmative vote of a majority of the votes cast on the matter assuming a quorum is present at the meeting. The articles of incorporation of Peoples do not provide for a different voting requirement.

Shareholder Action Without a Meeting

Unless otherwise set forth in the corporation’s articles of incorporation, West Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting, if a written consent that describes the action is signed by all of shareholders entitled to vote on the action, bears the date of each signature and is delivered for inclusion with the minutes or corporate records of the corporation. Summit’s bylaws and Peoples’ bylaws each provide that any action required to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote on the matter at issue.

Calling Annual Meetings of Shareholders
Summit	Peoples
The annual meeting of the shareholders of Summit shall be held on the third Thursday in May of each calendar year or on such other date as may be designated in the notice and call of such meeting, at such place either within or outside the State of West Virginia as the board of directors shall, from time to time, determine, and the place and the hour at which such meeting shall be held shall be stated in the notice and call of such meeting.	The annual meeting of the shareholders of Peoples shall be held on the second Tuesday of March, at 3:30 p.m., local time, or at such other time on such other day within such month as the board of directors may designate.

Notice of Meeting
Summit	Peoples
Summits’ bylaws require that the notice of annual and special meetings be given by mailing notice to each shareholder at the address appearing on the books of the corporation. Notices of special meetings must state the purpose of the meeting. The notice must be mailed to the last address of the shareholders as they appear upon the books of the corporation, and for both annual and special meetings, not less than 10 days and no more than 60 days before the date of such meeting.	Peoples’ bylaws require that the notice of annual and special meetings be given personally or by mailing notice to each shareholder at the address appearing on the books of the corporation. Notices of special meetings must state the purpose of the meeting. The notice must be mailed to the last address of the shareholders as they appear upon the books of the corporation, and for both annual and special meetings, not less than 10 days and no more than 50 days before the date of such meeting.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

West Virginia law provides that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws. The articles of incorporation or bylaws of Summit do not require a greater number. The articles of incorporation of Peoples require the affirmative vote of the holders of a majority of the voting interest in the outstanding voting stock entitled to be cast on the matter, unless a greater amount is required by law. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a shareholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

Summit	Peoples

Summit’s articles of incorporation require the affirmative vote of holders of at least 66 2/3% of the then outstanding voting shares of Summit; provided, however, such vote shall not be required for any such amendment, change or repeal recommended to the shareholders by the favorable vote of not less than 66 2/3% of the directors of Summit, and any such amendment, change or repeal so recommended shall require only a majority vote.

The articles of incorporation of Summit provide that at least 66 2/3% of the authorized, issued and outstanding voting shares of Summit must approve any merger or consolidation of Summit with another corporation or any sale, lease or exchange by liquidation or otherwise of all or substantially all of the assets of Summit unless such transaction has been previously approved by at least 66 2/3% of the board of directors in which case a simple majority vote of the shareholders shall be required.

Pursuant to West Virginia Law, the articles of incorporation of Peoples may be amended by the affirmative vote of a majority of the votes cast by Peoples shareholders at any meeting at which a quorum is present called for the purpose of amending the articles of incorporation.

Amendment of Bylaws
Summit	Peoples
Under West Virginia law, the Summit bylaws may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. Summit’s bylaws	Under West Virginia law, the Peoples bylaws may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors.

provide that the bylaws may only be altered, amended or repealed and new bylaws may only be adopted by the board of directors at a regular or special meeting of the board of directors by a vote of three fourths of the board of directors or by a majority of the shareholders.	Peoples’ bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may only be adopted by the board of directors at a regular or special meeting of the board of directors by a majority of the board of directors.

Appraisal Rights

Under West Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held by 2,000 or more shareholders and the outstanding shares of stock, excluding shares held by affiliates or shareholders holding more than 10% of the outstanding shares, have an aggregate market value of $20 million or more.

Dividends

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.

Discharge of Duties; Exculpation and Indemnification

West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances.

Summit	Peoples
Summit’s articles of incorporation provide that each director or officer of Summit shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Summit. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses which the court shall deem proper.	Peoples’ articles of incorporation provide that each director, officer, employee or agent of Peoples shall be indemnified for costs and expenses arising out of any action, suit or proceeding against the director, officer, employee or agent by reason of being a director, officer, employee or agent of Peoples or of any other firm, corporation, association, company or organization which he or she serves or has served as a director, officer, employee or agent at the request of the corporation. However, a director, officer, employee or agent shall not be indemnified if he or she is adjudged, in such suit or proceeding to be liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties for the corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF PEOPLES

The following table sets forth certain information as of August 27, 2018, concerning the number and percentage of shares of Peoples common stock beneficially owned by each of Peoples’ directors and by Peoples’ directors and executive officers as a group. In addition, the table includes information with respect to persons known to Peoples who own or may be deemed to own more than 5% of Peoples common stock as of August 27, 2018. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
5% Shareholders:
H. E. Lilly Trust	150,000	27.673
Barbara Davis Pauley	28,950	5.341
Susan D. Burlingame	30,000	5.535
William R. Davis, II, M.D.	27,950	5.156
Directors:
Ronald L. Bowling[1]	7,000	1.291
Robert Browning, Jr.	100	0.018
Charles T. Feller	9,531	1.758
Randy Hamilton[2]	1,500	0.276
Joseph G. Mason III[3]	16,503	3.045
Kenneth W. McBride[4]	2,750	0.507
Barbara Davis Pauley[5]	28,950	5.341
Michael N. Wikel	7,100	1.292
Directors and Executive Officers as a group (9 persons)	74,959	13.829%

[1]	Includes 6,000 shares held jointly with spouse.
[2]	Includes 1,400 shares held jointly with spouse.
[3]	Includes 368 shares held as trustee under the Uniform Transfers to Minors Act and 15,778 shares held as trustee of the Joan R. Mason Revocable Trust.
[4]	Includes 2,500 shares held jointly with spouse.
[5]	Includes 1,500 shares held jointly with spouse.

LEGAL MATTERS

Bowles Rice LLP (Charleston, West Virginia) and Jackson Kelly PLLC (Charleston, West Virginia) will opine as to the qualification of the merger as a merger and the tax treatment of the consideration paid in connection with the merger under the Code. Bowles Rice LLP will opine as to the legality of the common stock of Summit offered by this prospectus and proxy statement.

EXPERTS

The consolidated financial statements of Summit appearing in Summit’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Summit’s internal control over financial reporting as of December 31, 2017, have been audited by Yount, Hyde & Barbour P.C., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Summit management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PEOPLES ANNUAL MEETING

Peoples will hold a 2019 annual meeting of shareholders only if the merger is not completed. If determined to be necessary, Peoples’ board of directors will provide each shareholder of Peoples information relevant to Peoples’ 2019 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Summit filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of Summit common stock to be issued to Peoples shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Summit and its common stock. The rules and regulations of the SEC allow Summit to omit certain information included in the registration statement from this prospectus and proxy statement. This prospectus and proxy statement is part of the registration statement and is a prospectus of Summit in addition to being Peoples’ proxy statement for the Peoples special meeting.

Summit (File No. 0-16587) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Summit, that file electronically with the SEC. The address of that site is http://www.sec.gov. Summit also posts its SEC filings on its web site, www.summitfgi.com. Information contained on the Summit website is not incorporated by reference into this prospectus and proxy statement, and you should not consider information contained in its website as part of this prospectus and proxy statement. You can also inspect reports, proxy statements and other information that Summit has filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The SEC allows Summit to “incorporate by reference” information into this prospectus and proxy statement. This means that we can disclose important information to you by referring you to another document filed separately by Summit with the SEC. The information incorporated by reference is considered to be a part of this prospectus and proxy statement, except for any information that is superseded by information that is included directly in this prospectus and proxy statement.

This prospectus and proxy statement incorporates by reference the documents listed below that Summit has previously filed with the SEC:

• Annual Report on Form 10-K	Year ended December 31, 2017.

• Quarterly Reports on Form 10-Q	Quarters ended June 30, 2018 and March 31, 2018

• Current Reports on Form 8-K	Filed on January 12, 2018, January 26, 2018, February 9, 2018, May 18, 2018, July 24, 2018 and July 27, 2018

Summit also incorporates by reference additional documents that may be filed under Sections 13(a), 14 and 15(d) of the Securities Exchange Act with the SEC between the date of this prospectus and proxy statement and the date of Peoples’ special meeting of shareholders or the termination of the merger agreement. These include periodic reports such as Definitive Proxy Materials for the 2018 Annual Meeting of Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference in this prospectus and proxy statement free of charge by requesting them in writing or by telephone from the following address:

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

Attention: Robert S. Tissue

Telephone: (304) 530-1000

If you would like to request any documents, please do so by [●], 2018 in order to receive them before the shareholder meeting.

Neither Summit nor Peoples has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this prospectus and proxy statement or in any of the materials that we have incorporated into this prospectus and proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this prospectus and proxy statement about Summit has been supplied by Summit and information about Peoples has been supplied by Peoples. The information contained in this prospectus and proxy statement speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this prospectus and proxy statement and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Summit and Peoples, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Summit and Peoples rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of Summit, Peoples or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Summit or Peoples. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus and proxy statement and in the documents incorporated by reference into this prospectus and proxy statement. See “Where You Can Find More Information” on page 91.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

SUMMIT FINANCIAL GROUP, INC.

and

PEOPLES BANKSHARES, INC.

Dated as of July 24, 2018

A-i

A-ii

EXHIBITS

Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Director Support Agreement
Exhibit C	Form of Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2018 (this “Agreement”), is entered into between SUMMIT FINANCIAL GROUP, INC., a West Virginia corporation (“Summit”), and PEOPLES BANKSHARES, INC., a West Virginia corporation (“Peoples”). Summit and Peoples are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the board of directors of Summit (the “Summit Board”) has determined that it is in the long-term best interests of Summit and its shareholders to effect a business combination with Peoples by means of a part cash, part stock merger of Peoples with and into Merger Sub (as defined herein) (the “Merger”), with Merger Sub as the surviving entity in the Merger (the “Surviving Entity”);

WHEREAS, Peoples owns all of the common stock of First Peoples Bank, Inc. (“First Peoples Bank”), a West Virginia banking corporation;

WHEREAS, Summit’s wholly-owned banking subsidiary, Summit Community Bank, Inc., a West Virginia banking corporation (“Summit Community Bank”) will form a limited liability company as a wholly-owned subsidiary for the sole purpose of consummating the Merger (“Merger Sub”);

WHEREAS, immediately following the Merger and as part of the same overall transaction, Merger Sub will be liquidated (the “Liquidation”) so that Summit Community Bank will own all of the outstanding shares of First Peoples Bank;

WHEREAS, immediately following the Liquidation and as part of the same overall transaction, First Peoples Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”) (collectively, the Merger, the Liquidation and the Bank Merger are referred to as the “Transaction”);

WHEREAS, the Summit Board has duly adopted resolutions approving this Agreement and the Transaction and deeming it to be advisable and in the best interests of Summit and its shareholders;

WHEREAS, the board of directors of Peoples (the “Peoples Board”) has determined that the Merger is in the long-term best interests of Peoples and its shareholders;

WHEREAS, the Peoples Board has duly adopted resolutions approving and declaring advisable this Agreement and the Transaction and recommending to the shareholders of Peoples that they adopt this Agreement and approve the Merger;

WHEREAS, Summit and Peoples desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the consummation of the Transaction, all as expressly hereafter set forth herein;

WHEREAS, for federal and, if applicable, state and local income tax purposes, it is intended that each of the Merger and the Bank Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, that this Agreement shall be treated as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) for federal and applicable state income tax purposes; and

WHEREAS, each of the boards of directors of Summit Community Bank and First Peoples Bank has approved the Agreement of Bank Merger, by and between Summit Community Bank and Peoples Bank in substantially the form attached to this Agreement as Exhibit A (the “Bank Merger Agreement”), providing for the merger of First Peoples Bank with and into Summit Community Bank, with Summit Community Bank surviving the merger (the “Surviving Bank”) and the board of directors of First Peoples Bank has recommended to its sole shareholder (Peoples) that such shareholder approve the Bank Merger Agreement, such Bank Merger to be consummated immediately following or as soon as reasonably practicable after the Effective Time (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. Merger. Upon the terms and subject to the conditions as set forth in this Agreement, and in accordance with the relevant provisions of the West Virginia Business Corporation Act, as amended (the “WVBCA”), and the West Virginia Limited Liability Company Act, as amended (the “WVLLCA”), Peoples shall be merged with and into Merger Sub at the Effective Time, the separate corporate existence of Peoples shall cease, and Merger Sub shall continue its existence as a limited liability company under the laws of the State of West Virginia as the Surviving Entity in the Merger.

Section 1.2. Effective Time of the Merger. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Required Peoples Vote (as defined herein) and the Requisite Regulatory Approvals (as defined herein), the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Office of Secretary of State of West Virginia (the “Effective Time”).

Section 1.3. Closing. The closing of the Transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on (the “Closing Date”) (a) a date mutually agreeable to Summit and Peoples or (b) the first day of the following month after the latter of the following occurs, unless extended by mutual agreement of the Parties: (i) the receipt of all necessary regulatory approvals (including the expiration or termination of any mandatory waiting periods) or (ii) the receipt of the Required Peoples Vote; provided, however, that if the last necessary approval is received and the last waiting period has expired or has been terminated less than three (3) days prior to the last Business Day of a month, then the Closing Date shall be the first day of the second month next succeeding the month in which the latter of the events set forth in clauses (b) (i) or (ii) above occurs; provided, further, that, if the Closing Date becomes the first day of the second month next succeeding the month in which the latter of the events set forth in clauses (b) (i) or (ii) above occurs in accordance with the terms of the preceding proviso and a record date for any dividend or other distribution with respect to Summit Common Stock is taken during such period such that the holders of Peoples Common Stock will not be entitled to participate in such dividend, then each holder of Peoples Common Stock shall be entitled to receive, upon surrender of such holder’s Certificates or Book Entry Shares and compliance with the other terms of Article II, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Summit Common Stock issuable to such holder in the Merger on the record date of such dividend or other distribution. If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the Transactions contemplated by this Agreement. The Closing shall be held at the offices of Summit, located at 300 N Main Street, Moorefield, West Virginia, at 10:00 a.m., local time, on the Closing Date, unless another place or time is agreed to in writing by the Parties.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the WVBCA and the WVLLCA. The name of the Surviving Entity shall be “PB Merger Sub LLC”. All rights, franchises and interests of Peoples and Merger Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Entity by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon.

Section 1.5. Governing Documents of Surviving Entity. The Articles of Organization and operating agreement of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Organization and operating agreement of the Surviving Entity until thereafter changed or amended as provided by applicable law.

Section 1.6. Managers and Officers. The members, managers and officers, if any, respectively, of Merger Sub at the Effective Time will become the members, managers and officers of the Surviving Entity. The managers and officers, if any of Merger Sub will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Organization of the Surviving Entity or as otherwise provided by law.

Section 1.7. Bank Merger. Concurrently with or as soon as reasonably practicable after the Effective Time, the Parties shall cause Merger Sub to be liquidated and thereafter shall cause First Peoples Bank and Summit Community Bank to enter into the Bank Merger Agreement, providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement immediately following or as soon as reasonably practicable after the Effective Time.

Section 1.8. Tax Treatment of Merger and Agreement. The Parties to this Agreement intend for the Merger to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Capital Stock. At the Effective Time by virtue of the Merger and without any further action on the part of Summit, Peoples or any holder of the following securities:

(a) Summit Common Stock. Each share of common stock, par value $2.50 per share, of Summit (“Summit Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $2.50 per share, of Summit.

(b) Subject to the other provisions of this Article II, each share of common stock, par value $1.00 per share, of Peoples (“Peoples Common Stock”) (other than each Dissenting Share, as defined below in Section 2.8) that is issued and outstanding immediately prior to the Effective Time, shall cease to be outstanding and will be converted into and become the right to receive at the election of the holder thereof as provided in Section 2.2 hereof, subject to the adjustment provided in Section 2.1(i),:

(i) For each share of Peoples Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Cash Election Shares”), an amount equal to $47.00 in cash, without interest (individually, the “Per Share Cash Consideration” and collectively, the “Cash Consideration”);

(ii) For each share of Peoples Common Stock with respect to which an election to receive Summit Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “Stock Election Shares”), 1.7193 shares (the “Exchange Ratio”) of Summit Common Stock (individually, the “Per Share Stock Consideration” and collectively, the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”); and

(iii) For each share of Peoples Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the “No Election Shares”), the right to receive such Stock Consideration or Cash Consideration as determined in accordance with Section 2.2(e).

(c) Notwithstanding any other provision of this Agreement, no fractional shares of Summit Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Peoples Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Peoples Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the Per Share Cash Consideration. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(d) If, between the date hereof and the Effective Time, the outstanding shares of Summit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (a “Share Adjustment”), then the Exchange Ratio shall be appropriately and proportionately adjusted so that the shareholders of Peoples Common Stock shall be entitled to receive the Stock Consideration in such proportion as they would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time.

(e) As of the Effective Time, all shares of Peoples Common Stock converted into the Merger Consideration pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be canceled and retired, and all rights with respect thereto shall cease to exist, and each holder of Peoples Common Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the Certificate(s) (as defined herein) in accordance with Section 2.2 hereof, his, her or its pro rata share of the Merger Consideration pursuant to this Section 2.1.

(f) At the Effective Time, the stock transfer books of Peoples shall be closed, and no transfer of Peoples Common Stock theretofor outstanding shall thereafter be made.

(g) Any shares of Peoples Common Stock that are owned by Peoples (including treasury shares) or Summit (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h) Notwithstanding anything to the contrary herein, Peoples may distribute, in a lump sum, to the Peoples shareholders, immediately prior to the Closing Date, a cash distribution per share of Peoples Common Stock (the “Special Distribution”) in the amount by which Adjusted Shareholders’ Equity exceeds the Minimum Adjusted Shareholders’ Equity Ceiling as of the last day of the calendar quarter immediately preceding the Effective Time (as defined in 2.1(i) below), if any, divided by the number of shares of Peoples Common Stock; provided, however, that the aggregate amount of the Special Distribution shall not exceed (i) when combined with amounts paid to Dissenting Shareholders, Peoples assets used to pay its reorganization expenses and all redemptions and distributions (except for normal regular dividends) paid by Peoples immediately preceding the Merger, an amount that would result in either (A) less than 90% of the fair market value of net assets of Peoples, or (B) less than 70% of the fair market value of gross assets held by Peoples, immediately prior to the Special Distribution, being transferred to Merger Sub in the Merger, or (ii) when combined with the Cash Consideration, 60% of the value of the Merger Consideration (determined by adding amounts paid to Dissenting Shareholders to the Merger Consideration and the aggregate amount of the Special Distribution). If the Adjusted Shareholders’ Equity does not exceed the Minimum Adjusted Shareholders’ Equity Ceiling, then the Special Distribution shall not occur.

(i) As of the last day of the calendar quarter immediately preceding the Effective Time, if the Shareholders’ Equity, as determined in accordance with GAAP (including adjustment for the defined benefit pension plan based on an actuarial valuation as of the last day of the calendar quarter immediately preceding the Effective Time, excluding potential costs of and for termination) and adjusted to exclude any after-tax net unrealized gains or losses on available-for-sale securities included in accumulated other comprehensive income (the “Adjusted Shareholders’ Equity”), is less than the Minimum Adjusted Shareholders’ Equity Floor, then the aggregate value of the Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity Floor. In calculating the Adjusted Shareholders’ Equity, all costs and expenses of Peoples associated with the Merger shall have been paid or accrued prior to the Closing Date, including but not limited to, legal, accounting, brokerage, advisory or consulting fees, early termination fees for data processing or other contractual arrangement, and any change-in-control or similar payments (to employees, or otherwise). Any reduction in the Merger Consideration shall be allocated between the Cash Consideration and the Stock Consideration proportionately in accordance with the limitations set forth in Section 2.2(e). Peoples shall obtain, at its expense, the actuarial valuation of the defined benefit pension plan contemplated above, by an actuarial firm reasonably acceptable to Summit, sufficiently in advance of the time when the Parties calculate the Adjusted Shareholders Equity. The “Minimum Adjusted Shareholders’ Equity Floor” means $20,100,000. The “Minimum Adjusted Shareholders’ Equity Ceiling” means $21,100,000. For purposes of calculating whether the Merger Consideration shall be reduced pursuant to this Section 2.1(i) or whether a Special Distribution shall be paid pursuant to Section 2.1(h), gains from the sale of securities after the date of this Agreement shall be excluded from the Adjusted Shareholders’ Equity.

Section 2.2. Election Procedures. Election forms and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofor representing shares of Peoples Common Stock (“Certificates”) and any non-certificated shares of Peoples Common Stock (“Book Entry Shares”) shall pass, only upon proper delivery of such Certificates or Book Entry Shares to an exchange agent designated by Summit (the “Exchange Agent”)) and acceptable to Peoples in its reasonable discretion, in such form as Summit and Peoples shall mutually agree (“Election Forms”) shall be mailed at least thirty (30) days prior to the anticipated Closing Date (the “Mailing Date”) to each holder of record of Peoples Common Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”).

(a) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), subject to the allocation procedures of Section 2.2(e), to make a Cash Election, a Stock Election or no election with respect to each of such holder’s shares of Peoples Common Stock. Any Peoples Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m., Eastern time, on the twenty fifth (25th) day following the Mailing Date (or such other time and date as Summit and Peoples may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(b) Summit shall make available an Election Form to all persons who become holders (or beneficial owners) of Peoples Common Stock between the Election Form Record Date and close of business on the Business Day prior to the Election Deadline, and Peoples shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. Peoples acknowledges that no deadlines for mailing Election Forms contained elsewhere in this Agreement shall be applicable to such shareholders and that the election requests of such shareholders need not be honored.

(c) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) or Book Entry Shares representing all shares of Peoples Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Peoples Common Stock represented by such Election Form shall become No Election Shares and Summit shall cause the Certificates or Book Entry Shares to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Summit nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(d) Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Summit shall cause the Exchange Agent to effect the allocation among the holders of Peoples Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the Election Forms, subject to Section 2.2(e).

(e) Notwithstanding any other provision contained in this Agreement, the total number of shares of Peoples Common Stock to be converted into the right to receive the Stock Consideration pursuant to Section 2.1 shall be that number equal to the product (rounded up to the nearest whole number) of (i) 0.50 multiplied by (ii) the number of outstanding shares of Peoples Common Stock (the “Stock Conversion Number”). All other shares of Peoples Common Stock shall be converted into the Cash Consideration.

(i) Stock Consideration Proration. If the aggregate number of shares of Peoples Common Stock with respect to which Stock Election Shares shall have been validly made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(ii) Cash Consideration Proration. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the No Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of No Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the No Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (1) the number of No Election Shares held by such holder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of No Election Shares, then all No Election Shares shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the Shortfall Number exceeds (y) the total number of No Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Summit and Peoples.

Section 2.3. Exchange Procedures; Surrender of Certificates.

(a) Each previous holder of a Certificate that has surrendered such Certificate together with duly executed transmittal materials included in the Election Form to Summit or, at the election of Summit, the Exchange Agent, pursuant to Section 2.2 shall, upon acceptance thereof by Summit or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Summit Common Stock and/or cash into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofor declared and not yet paid with respect to such shares of Summit Common Stock, without interest, as provided in Section 2.4.

(b) Summit or, at the election of Summit, the Exchange Agent shall accept Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as Summit or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates or Book Entry Shares shall be appropriately endorsed or accompanied by such instruments of transfer as Summit or the Exchange Agent may reasonably require.

(c) Each outstanding Certificate or Book Entry Share shall, until duly surrendered to Summit or the Exchange Agent, be deemed to evidence ownership of the consideration into which the Peoples Common Stock previously represented by such Certificate or Book Entry Share shall have been converted pursuant to this Agreement.

(d) After the Effective Time, holders of Certificates and Book Entry Shares shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates and Book Entry Shares for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Peoples of Certificates and Book Entry Shares, and if such Certificates and Book Entry Shares are presented to Peoples for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. Summit shall not be obligated to deliver the consideration to which any former holder of Peoples Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates and Book Entry Shares as provided herein.

(e) Summit and the Exchange Agent shall be entitled to rely upon the stock transfer books of Peoples to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book Entry Shares, Summit and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the consideration provided for in this Agreement.

(g) If any certificate representing shares of Summit Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Summit Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.4. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or paid with respect to Summit Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Summit Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of any unsurrendered Certificate, until the holder of such Certificate shall have complied with the exchange procedures set forth herein. Subject to the effect of Applicable Legal Requirements, following the surrender of any such Certificate, there shall be paid to the holder of whole shares of Summit Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender the amount of any cash payable with respect to a fractional share of Summit Common Stock to which such holder is entitled pursuant to this Agreement, if applicable, and the amount of dividends or other distributions with a record date after the Closing Date theretofor paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Summit Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Summit Common Stock.

Section 2.5. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of Peoples for one (1) year after the Closing Date shall be delivered to Summit, upon demand, and any holders of Peoples Common Stock who have not theretofor complied with this Article II shall thereafter look only to Summit for payment of their claim for the Stock Consideration, the Cash Consideration, any cash in lieu of fractional shares of Summit Common Stock and any dividends or distributions with respect to Summit Common Stock.

Section 2.6. No Liability. To the fullest extent permitted by Applicable Legal Requirements, neither of Summit nor Peoples shall be liable to any former holder of shares of Peoples Common Stock for any portion of the Merger Consideration, or any dividends or distributions with respect to the Stock Consideration, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.7. Withholding. Each of the Exchange Agent and Summit shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Peoples Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Peoples Common Stock in respect of which such deduction and withholding was made.

Section 2.8. Dissenting Shares. Each share of Peoples Common Stock issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of this Agreement and the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 31D, Article 13 of the WVBCA is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the WVBCA. Each holder of a Dissenting Share shall be entitled to receive the value of such Dissenting Share held by him in accordance with the applicable provisions of the WVBCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the WVBCA. If any holder of any Dissenting Share shall effectively withdraw or lose such holder’s dissenter’s rights under the applicable provisions of the WVBCA, each such Dissenting Share shall be deemed to have been converted into No Election Shares and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PEOPLES BANKSHARES

Except as set forth in the Disclosure Schedule delivered by Peoples to Summit prior to the execution hereof (the “Peoples Disclosure Schedule”), Peoples hereby makes the representations and warranties set forth in this Article III to Summit as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Peoples contained herein, disclosure in any section of the Peoples Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Peoples calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Peoples Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Peoples Disclosure Schedule or other document delivered by Peoples pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Peoples agrees to provide at the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Summit. Delivery of such Supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.

Section 3.1. Organization, Standing and Power. Peoples is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of Peoples and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples. The copies of the Peoples Charter and the bylaws of Peoples and the articles of incorporation and bylaws of First Peoples Bank, which have been previously furnished to Summit, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 3.2. Capital Structure.

(a) The authorized capital stock of Peoples consists of 1,200,000 shares of Peoples Common Stock. As of the date of this Agreement, there are 542,041shares of Peoples Common Stock issued and outstanding and no shares of Peoples Common Stock were held by Peoples or any of its Subsidiaries (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”) or in a fiduciary capacity). All of the issued and outstanding shares of Peoples Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. Peoples has disclosed to Summit all known creditors, whether contingent or otherwise.

(b) Neither Peoples nor any Peoples Subsidiary has issued any outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Peoples or any of its Subsidiaries has issued. No Voting Debt of Peoples or any Peoples Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Peoples or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. No Peoples Subsidiary has issued securities held by any entity other than Peoples or a Peoples Subsidiary.

(c) Except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Peoples or any Subsidiary of Peoples is a party or by which it or any such Subsidiary is bound obligating Peoples or any Subsidiary of Peoples to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Peoples or of any Subsidiary of Peoples or obligating Peoples or any Subsidiary of Peoples to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Peoples or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Peoples or any of its Subsidiaries or (ii) pursuant to which Peoples or any of its Subsidiaries is or could be required to register shares of Peoples Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof to the extent permitted by Section 5.1.

(d) Except as set forth on Peoples Disclosure Schedule 3.2(d), since December 31, 2017, Peoples has not: (i) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Peoples or any of its Subsidiaries; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Peoples Subsidiaries, any shares of capital stock of Peoples or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (iii) declared, set aside, made or paid to the shareholders of Peoples dividends or other distributions on the outstanding shares of capital stock of Peoples.

(e) Neither Peoples nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Summit or any of its Subsidiaries.

Section 3.3. Execution and Delivery; No Violation.

(a) Peoples has all requisite corporate power and authority to execute and deliver this Agreement and, subject, in the case of the Merger, to its shareholders’ approval of this Agreement (including the Merger) by the affirmative vote of at least a majority of the votes cast at a meeting in which a quorum exists (the “Required Peoples Vote”), and receipt of the Requisite Regulatory Approvals, to consummate the Transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby and thereby have been duly and validly approved by the Peoples Board. This Agreement has been duly and validly executed and delivered to Summit. Assuming due authorization, execution and delivery by Summit, this Agreement constitutes valid and binding obligations of Peoples, enforceable against Peoples in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) The Peoples Board has directed that this Agreement and the Transactions contemplated hereby be submitted to its shareholders for approval at an annual or special meeting and, except for the adoption of this Agreement by Required Peoples Vote, no other votes are necessary to approve this Agreement and to consummate the Transactions contemplated hereby and thereby.

(c) Except as set forth in Peoples Disclosure Schedule 3.3(c), neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby, nor compliance by Peoples with any of the terms or provisions hereof (provided the Required Peoples Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Peoples or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peoples, any of its Subsidiaries or any of their respective Properties (as defined in Section 9.1) or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature (“Lien”) upon any of the respective Properties or assets of Peoples or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Peoples or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 3.4. Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Peoples, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Peoples or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Peoples or the consummation by Peoples and its Subsidiaries of the Transactions contemplated hereby. As of the date of this Agreement, Peoples knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the Transactions contemplated hereby should not be obtained on a timely basis.

Section 3.5. Reports. Since January 1, 2014, Peoples and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), the West Virginia Division of Financial Institutions, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

Section 3.6. Financial Statements.

(a) Peoples has furnished to Summit copies of the audited consolidated balance sheets of Peoples as of December 31, 2017, 2016 and 2015, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2017, 2016 and 2015, and statements of cash flows for the years ended December 31, 2017, 2016 and 2015, and the unaudited consolidated balance sheets, statements of income, changes in shareholders’ equity and statements of cash flows for the quarter ended March 31, 2018 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows are collectively referred to herein as the “Peoples Financial Statements”). The Peoples Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of Peoples and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the Peoples Financial Statements accurately and fairly reflect in all material respects the transactions of Peoples. The Peoples Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) Peoples has furnished Summit with true and complete copies of the Reports of Condition and Income as of December 31, 2017, December 31, 2016, December 31, 2015 and March 31, 2018 (the “Bank Call Reports”) for First Peoples Bank. The Bank Call Reports fairly present, in all material respects, the financial position of First Peoples Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. First Peoples Bank has calculated its allowance for loan and lease losses (“ALLL”) in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations (“RAP”). The allowance for loan losses account for First Peoples Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of First Peoples Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

Section 3.7. Undisclosed Liabilities. Except for (a) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Peoples included in the Peoples Financial Statements for the fiscal quarter ended December 31, 2017, (b) liabilities incurred since December 31, 2017 in the ordinary course of business consistent with past practice, (c) liabilities arising from or relating to the transactions contemplated hereby, and (d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples and its Subsidiaries, and since December 31, 2017, Peoples and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in Peoples’ Financial Statements in accordance with GAAP).

Section 3.8. Compliance with Applicable Legal and Reporting Requirements.

(a) Peoples and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Peoples and its Subsidiaries, taken as a whole (the “Peoples Permits”), the Peoples Permits are in full force and effect and Peoples and its Subsidiaries are in compliance with the terms of the Peoples Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples.

(b) Since December 31, 2014, each of Peoples and its Subsidiaries has conducted its business in compliance in all material respects with all material Applicable Legal Requirements applicable to Peoples, its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Peoples, no investigation by any Governmental Entity with respect to Peoples or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Peoples or its Subsidiaries.

Section 3.9. Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Peoples and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Peoples or its Subsidiaries (including all means of access thereto and therefrom), except for any standard third party data processing services and non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Peoples.

(b) Since December 31, 2014, neither Peoples nor any of its Subsidiaries or, to the knowledge of Peoples, any director, officer, employee, auditor, accountant or representative of Peoples or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Peoples or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Peoples or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.10. Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Peoples, threatened, against or affecting Peoples or any Subsidiary of Peoples involving a monetary claim in excess of $100,000 or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Peoples or any Subsidiary of Peoples having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples or on the Surviving Entity or any Subsidiary of Peoples. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Peoples, threatened against Peoples that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Peoples pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.

Section 3.11. Taxes.

(a) Each of Peoples and the Peoples Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income tax returns and all material tax returns other than income tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes due and owing by Peoples and the Peoples Subsidiaries (whether or not shown on any tax return) have been timely paid, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the Peoples Financial Statements. Peoples has no liability for taxes in excess of the amount reserved or provided for in the Peoples Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b) No written or, to the knowledge of Peoples, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Peoples or any of the Peoples Subsidiaries and has not previously been paid has been received by Peoples or any Peoples Subsidiary.

(c) There are no disputes currently pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon Peoples or any of its Subsidiaries, nor has Peoples or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(d) To the knowledge of Peoples, no tax return of Peoples or any Peoples Subsidiary is currently under audit or examination by any Governmental Entity. No written or, to the knowledge of Peoples, unwritten notice of such an audit or examination by any Governmental Entity has been received by Peoples or any Peoples Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(e) Neither Peoples nor any Peoples Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two (2)-year period ending prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions contemplated by this Agreement.

(f) Neither Peoples nor any Peoples Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Peoples is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(g) Neither Peoples nor any Peoples Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Neither Peoples nor any Peoples Subsidiary is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(i) Peoples and the Peoples Subsidiaries have withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, shareholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law.

(j) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(k) Neither Peoples nor any Peoples Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity) or has liability for the taxes of another Person (other than Peoples or any Peoples Subsidiary) as a transferee or successor, by contract or otherwise.

(l) Neither Peoples nor any Peoples Subsidiary is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; (v) prepaid amount received on or before the Closing Date, or (vi) election under Section 108(i) of the Code.

(m) Neither Peoples nor any Peoples Subsidiary has been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(i)(ii).

(n) No claim has been made within the last three (3) years by an authority in a jurisdiction where Peoples or any Peoples Subsidiary does not file tax returns that Peoples or any Peoples Subsidiary may be subject to taxation by that jurisdiction. Within the past three (3) years, the IRS has not challenged the interest deduction on any of Peoples or any Peoples Subsidiary’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(o) Neither Peoples nor any Peoples Subsidiary has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(p) For purposes of this Section 3.11 and Section 5.1(l): (i) the term “tax” or “taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including income, estimated, margin, gross margin, net margin, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes of any kind whatsoever, whether disputed or not, including any interest, penalties, finds and additions (to the extent applicable) thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person; and (ii) the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto and any amendment thereto (including, without limitation, any amended tax returns) relating to taxes.

Section 3.12. Certain Agreements. Except as set forth in Peoples Disclosure Schedule 3.12 and except for this Agreement, neither Peoples nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (a) with respect to the employment or services of any directors or executive officers, or with any consultants that are natural persons, (b) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (c) that limits the ability of Peoples or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Peoples or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, (d) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (e) in the case of a Peoples Benefit Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, (f) that would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (g) that involve the payment of more than $150,000 and are not terminable without penalty on notice of ninety (90) days or less, (h) real property leases or (i) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. Peoples has previously made available to Summit complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.12 (collectively referred to herein as the “Peoples Contracts”). All of the Peoples Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples or any of its Subsidiaries. Neither Peoples nor any of its Subsidiaries has, and to the knowledge of Peoples, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Peoples Contract, except in each case for those violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples or any of its Subsidiaries.

Section 3.13. Benefit Plans.

(a) With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of Peoples or any of its Subsidiaries, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by Peoples or any of its Subsidiaries or under which Peoples or any of its Subsidiaries has any present or future liability (the “Peoples Benefit Plans”), Peoples has provided Summit a true, correct and complete copy of (i) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (ii) such Peoples Benefit Plan Document and all related amendments thereto, (iii) each trust agreement, summary employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such Peoples Benefit Plan and all related amendments thereto, (iv) the most recent summary plan description for each Peoples Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant written summaries distributed to participants, if any, (v) any current contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any Peoples Benefit Plan, and (vi) the most recent determination letter (or equivalent) issued by the IRS with respect to any Peoples Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any Peoples Benefit Plan.

(b) Except for the self-directed brokerage account feature of Peoples’ 401(k) Plan, no Peoples Benefit Plan is invested in or provides the opportunity for participants or beneficiaries therein to purchase or otherwise acquire any employer securities or employer real property (within the meaning of Section 407(d) of ERISA) or any option, warrant or other right to acquire such employer securities or any interest therein.

(c) All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Peoples Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(d) Other than as disclosed on Peoples Disclosure Schedule 3.13(d), no Peoples Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA). Other than as disclosed on Peoples Disclosure Schedule 3.13(d), no Peoples Benefit Plan is subject to the funding standards of Code Section 412 or 436 or Section 302 of ERISA.

(e) There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law by Peoples or any of its affiliates, officers, directors, agents or employees, applicable to the Peoples Benefit Plans that would directly or indirectly subject Summit, Peoples or any of their respective Subsidiaries to any material taxes, penalties or other liabilities, including any liability arising through indemnification.

(f) Each Peoples Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including the Pension Protection Act of 2006, the HEART Act and WRERA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including the Pension Protection Act of 2006, the HEART Act and WRERA, on which Peoples or a Peoples Subsidiary is entitled to reliance equivalent to a determination letter, and, in either case, neither Peoples nor any Peoples Subsidiary has any obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and Peoples is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter. Each Peoples Benefit Plan has been operated in compliance, in all material respects, with applicable law and in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Peoples Benefit Plan have been timely and completely filed or distributed.

(g) There are no pending claims, lawsuits or actions relating to any Peoples Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of Peoples none are threatened.

(h) Except as disclosed on Peoples Disclosure Schedule 3.13(h), no written or oral representations have been made to any employee or former employee of Peoples or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependent, or any beneficiary for any period of time beyond termination of employment, except as required by Section 4980B of the Code or other applicable law, and at no expense to Peoples or any of its subsidiaries. Except as disclosed on Peoples Disclosure Schedule 3.13(h), and except respecting any acceleration of vesting or payment on termination or actual or deemed partial termination of any Benefit Plan, neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due by Peoples or any of its Subsidiaries or any Peoples Benefit Plan to any employee, officer, former employee or former officer of Peoples or any of its Subsidiaries.

(i) The consummation of the transactions contemplated by this Agreement will not result in any entitlement to payment to any present or former employee or director of Peoples or any Subsidiary of Peoples of any money or other property, or acceleration of any rights or benefits, under any Peoples Benefit Plan or other contract or existing arrangement, except respecting any acceleration of vesting or payment on termination or actual or deemed partial termination of any Benefit Plan. Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or

280G, nor will Peoples, Summit or any of their respective Subsidiaries be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(j) There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Peoples, any Peoples Subsidiary, any Peoples Benefit Plan, or any other Person, including without limitation, any Peoples Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Peoples Benefit Plan.

(k) Each Peoples Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. Each such plan is in compliance, in all material respects, with, and no such plan has been operated in a manner that would result in the incurrence of any material penalty to Peoples, the Surviving Entity or any of their respective Subsidiaries under those Sections of ERISA and the Code and under the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(l) All obligations required to be performed by Peoples and its Subsidiaries under any Peoples Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any Peoples Benefit Plan. To Peoples’ knowledge, no event has occurred that would constitute grounds for an enforcement action by any party against Peoples or any of its Subsidiaries under part 5 of Title I of ERISA under any Peoples Benefit Plan.

(m) Peoples and its Subsidiaries have current contracts with one or more insurance company(ies) for each of its Benefit Plans that provide coverage for health, dental, vision, life disability, survivor income benefits, or similar welfare benefit coverages relating to any Peoples Benefit Plan. None of such Benefit Plans is self-insured by Peoples or funded by Peoples through or provided by Peoples to its employees under a voluntary employees beneficiary association (VEBA) or a multiple employer welfare arrangement (MEWA).

(n) Except as set forth in Peoples Disclosure Schedule 3.13(n), Peoples or a Peoples Subsidiary may, at any time, amend or terminate any Peoples Benefit Plan that it sponsors or maintains and may withdraw from any Peoples Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring any material liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(o) No Peoples Benefit Plan is a nonqualified deferred compensation plan that is subject to Code § 409A. No additional tax under Section 409A(a)(1)(ii) of the Code has been or is reasonably expected to be incurred by a participant in any such Peoples Benefit Plan or other contract, plan, program, agreement, or arrangement that has not been previously reported to the IRS by Peoples. Neither Peoples nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(ii) of the Code.

Section 3.14. Bank Subsidiary. Peoples owns all of the outstanding shares of capital stock of First Peoples Bank, free and clear of any Lien. All of the shares of capital stock of First Peoples Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. First Peoples Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. First Peoples Bank is a West Virginia-state chartered member bank whose primary federal bank regulator is the Federal Reserve.

Section 3.15. Agreements with Regulators. Neither Peoples nor any Subsidiary of Peoples is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2014 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Peoples or any Peoples Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, known to Peoples, relating to any regulatory matters pending before any Governmental Entity with respect to Peoples or any of its Subsidiaries. Neither of Peoples nor any Peoples Subsidiary or any of their respective executive officers or, to the knowledge of Peoples, any of their respective directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Peoples, threatened.

Section 3.16. Absence of Certain Changes or Events. From December 31, 2017 through the date of this Agreement: (a) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples or the Surviving Entity and (c) there has not been (i) any action or event of the type that would have required the consent of Summit under Section 5.1 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Peoples or any of its Subsidiaries (whether or not covered by insurance).

Section 3.17. Takeover Statutes. Either this Agreement and the transactions contemplated hereby are exempt from, or the Peoples Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”) applicable to Peoples or any of its Subsidiaries.

Section 3.18. Vote Required. The Required Peoples Vote is the only vote of the holders of any class or series of Peoples capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby to which it is a party.

Section 3.19. Properties. Peoples or any of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Peoples Financial Statement being owned by Peoples or one of its Subsidiaries or acquired after the date thereof that are material to Peoples’ business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the Peoples Financial Statements or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without any material default thereunder by the lessee or, to Peoples’ knowledge, the lessor.

Section 3.20. Condition of Assets. All tangible assets, including furniture, fixtures and equipment, used by Peoples and its Subsidiaries are in operating condition, ordinary wear and tear excepted, and conform with all material Applicable Legal Requirements. Each of Peoples and its Subsidiaries owns or leases all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of Peoples and its Subsidiaries is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.21. Intellectual Property. Peoples and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Peoples Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Peoples Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples. Neither Peoples nor any such Subsidiary has received any notice of infringement of or conflict with and, to Peoples’ knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Peoples Intellectual Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples.

Section 3.22. Loan Portfolio.

(a) Except as set forth on Peoples Disclosure Schedule 3.22, neither Peoples nor any of its Subsidiaries is a party to any written or oral (i) Loans under the terms of which the obligor was, as of March 31, 2018, ninety (90) days or more delinquent in payment of principal or interest or, to the knowledge of Peoples, in default of any other provision, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Peoples or any of its Subsidiaries, or to the knowledge of Peoples, any affiliate of any of the foregoing. Set forth in Peoples Disclosure Schedule 3.22 is a true, correct and complete list of (i) all of the Loans of Peoples and its Subsidiaries that, as of March 31, 2018, were classified by Peoples as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Peoples and its Subsidiaries that, as of March 31, 2018, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (iii) each asset of Peoples or any of its Subsidiaries that, as of March 31, 2018, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence include any Loans so classified by Peoples or by any Governmental Entity.

(b) Each Loan of Peoples and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Peoples and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(c) Each outstanding Loan of Peoples and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Peoples and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(d) None of the agreements pursuant to which Peoples or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Peoples or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Peoples or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

Section 3.23. Insurance. Set forth in Peoples Disclosure Schedule 3.23 is a true, correct and complete list of all insurance policies maintained by Peoples and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither Peoples nor any of its Subsidiaries is in material default under any such policy or bond. Except as set forth in Peoples Disclosure Schedule 3.23, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

Section 3.24. Indemnification. To the knowledge of Peoples, no action or failure to take action by any present or former director, officer, employee or agent of Peoples or its Subsidiaries has occurred that would give rise to a material claim by any such individual for indemnification from Peoples or its Subsidiaries.

Section 3.25. Transactions with Affiliates. Except for any Benefit Plans or as set forth in Peoples Disclosure Schedule 3.25, there are no agreements, contracts, plans, arrangements or other transactions between Peoples or any of its Subsidiaries, on the one hand, and any (i) officer or director of Peoples or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Peoples, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Peoples, on the other hand, except those of a type available to employees of Peoples generally. Except as set forth in Peoples Disclosure Schedule 3.25, there are no “covered transactions,” including any Loans engaged in by Peoples, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation  W.

Section 3.26. Absence of Certain Business Practices. Neither Peoples nor any of its Subsidiaries or any of their respective officers, employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Peoples or any of its Subsidiaries (or assist Peoples or any of its Subsidiaries in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to Peoples or any of its Subsidiaries.

Section 3.27. Environmental Compliance.

(a) Peoples, its Subsidiaries and their respective Properties are in material compliance with all Environmental Laws. Peoples is not aware of, nor has Peoples or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Peoples and its Subsidiaries with all Environmental Laws.

(b) Peoples and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to Peoples’ knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Peoples and its Subsidiaries makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(d) There is no action, suit, proceeding, investigation, or inquiry before any Governmental Entity pending or to Peoples’ knowledge threatened against Peoples or any of its Subsidiaries relating in any way to any Environmental Law. To the knowledge of Peoples, neither Peoples nor any of its Subsidiaries has any liability for remedial action under any Environmental Law. Neither Peoples nor any of its Subsidiaries has received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has Peoples or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

Section 3.28. Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Peoples’ own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that Peoples believes to be financially responsible. Each Derivative Contract of Peoples or any of its Subsidiaries constitutes the valid and legally binding obligation of Peoples or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither Peoples nor its Subsidiaries, nor, to the knowledge of Peoples, any other party thereto, is in breach of any of its obligations under any Derivative Contract of Peoples or one of its Subsidiaries. The financial position of Peoples and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Peoples and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 3.29. Books and Records. The minute books, stock certificate books and stock transfer ledgers of Peoples and its Subsidiaries have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Peoples or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.30. Employee Relationships. Peoples and its Subsidiaries have complied in all material respects with all Applicable Legal Requirements relating to their relationships with their employees, and Peoples believes that the relationships between Peoples and its Subsidiaries with such employees are good. To the knowledge of Peoples, no executive officer or manager of any of the operations of Peoples or any of its Subsidiaries or any group of employees of Peoples or any of its Subsidiaries has or have any present plans to terminate their employment prior to or as a result of the consummation of any of the transactions contemplated hereunder.

Section 3.31. Fiduciary Responsibilities. Peoples and its Subsidiaries have performed in all material respects all of their respective material fiduciary duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all Applicable Legal Requirements and agreements and instruments.

Section 3.32. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for Ambassador Financial Group, Inc. Peoples has disclosed to Summit as of the date hereof the aggregate fees provided for in connection with the engagement by Peoples of Ambassador Financial Group, Inc. related to the Merger and the other transactions contemplated hereunder.

Section 3.33. Opinion of Financial Advisor of Peoples. The Peoples Board has received the opinion, dated the date of this Agreement, of Peoples’ financial advisor, Ambassador Financial Group, Inc., to the effect that, subject to the limitations and qualifications expressed therein, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Peoples Common Stock.

Section 3.34. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Peoples nor any other Person on behalf of Peoples is making or has made any express or implied representation or warranty with respect to Peoples or with respect to any other information provided to Summit in connection with the transactions contemplated herein. Neither Peoples nor any other Person shall have or be subject to any liability or indemnification obligation to Summit or any other Person resulting from the distribution to Summit, or the use by Summit of, any such information, including any information, documents, projections, forecasts or other material made available to Summit in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Peoples acknowledges that Summit is making no representations or warranties other than the representations and warranties expressly contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUMMIT

Except as set forth in the Disclosure Schedule delivered by Summit to Peoples prior to the execution hereof (the “Summit Disclosure Schedule”), and as disclosed in any Summit SEC Documents publicly filed by Summit after December 31, 2017, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimers or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Summit hereby makes the representations and warranties set forth in this Article IV to Peoples as of the date hereof and as of the Closing Date. For purposes of the representations and warranties of Summit contained herein, disclosure in any section of the Summit Disclosure Schedule or the Summit SEC Documents, as applicable, of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Summit calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent that such disclosure is applicable to such representations or warranties or other Summit Disclosure Schedule. The inclusion of any information in any section of the Summit Disclosure Schedule or other document delivered by Summit pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Summit agrees to provide at the Closing supplemental Disclosure Schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date to Peoples. Delivery of such supplemental Disclosure Schedules shall not cure a breach of or modify a representation or warranty.

Section 4.1. Organization, Standing and Power. Summit is a bank holding company registered under the BHC Act. Each of Summit and its Subsidiaries is a corporation, limited liability company, trust or partnership duly organized or formed, as the case may be, validly existing and/or, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit. The copies of the Summit Charter and the bylaws of Summit, the articles of incorporation and bylaws of Summit Community Bank, which have been previously furnished to Peoples, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

Section 4.2. Capital Structure.

(a) The authorized capital stock of Summit consists of 20,000,000 shares of Summit Common Stock and 250,000 shares of preferred stock, $1.00 par value per share, of which none are issued or outstanding. As of the date of this Agreement, there are (i) 12,470,334 shares of Summit Common Stock issued and outstanding, (ii) 481,415 shares of Summit Common Stock remain reserved for issuance upon the exercise of various equity awards granted under the 2014 Long-Term Incentive Plan (“Summit Stock Awards”), (iii) 29,200 options to acquire Summit Common Stock under the 2009 Officer Stock Option Plan and 1998 Officer Stock Option Plan remain exercisable, and (v) no other shares of capital stock or other voting securities of Summit issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Summit Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt, trust preferred or similar securities, or subordinated debt securities of Summit or any Summit Subsidiary are issued or outstanding, except as set forth on Summit Disclosure Schedule 4.2(a). All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Summit or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements.

(b) No Summit Subsidiary has issued securities held by any entity other than Summit or a Summit Subsidiary.

(c) Except for (i) this Agreement, (ii) the employment agreements contemplated by this Agreement with the officers of Peoples or any of its Subsidiaries, and (iii) as set forth in Section 4.2(a) above, as of the date of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Summit or any Subsidiary of Summit is a party or by which it or any such Subsidiary is bound obligating Summit or any Subsidiary of Summit to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Summit or of any Subsidiary of Summit or obligating Summit or any Subsidiary of Summit to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of Summit or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Summit or any of its Subsidiaries or (ii) pursuant to which Summit or any of its Subsidiaries is or could be required to register shares of Summit Common Stock or other securities under the Securities Act.

(d) Neither Summit nor any of its Subsidiaries owns, controls or holds for its own account any capital stock or voting securities (including derivative securities) of Peoples or any of its Subsidiaries.

Section 4.3. Execution and Delivery; No Violation.

(a) Summit has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Summit Board. This Agreement has been duly and validly executed and delivered to Peoples. Assuming due authorization, execution and delivery by Peoples, this Agreement constitutes valid and binding obligations of Summit, enforceable against Summit in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Summit with any of the terms or provisions hereof (provided the Required Peoples Vote and the Requisite Regulatory Approvals are obtained) shall (i) violate any provision of the charters, articles, certificates or bylaws of Summit or the organizational or governing documents of any of its Subsidiaries; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Summit, or any of its Subsidiaries, or any of their respective Properties or assets; (iii) violate, conflict with, result in a breach of any provision of, or the loss of any benefit under, constitute a default (or an event that, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective Properties or assets of Summit or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Summit or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries or any of their respective Properties, assets or business activities may be bound or affected.

Section 4.4. Consents and Approvals. Except for the Requisite Regulatory Approvals applicable to Summit, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Summit or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Summit or the consummation by Summit and its Subsidiaries of the transactions contemplated hereby. As of the date of this Agreement, Summit knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby should not be obtained on a timely basis.

Section 4.5. SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(a) Summit has timely filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2014 (the “Summit SEC Documents”). Summit has delivered or made available to Peoples true, correct and complete copies of all Summit SEC Documents, all comment letters received by Summit from the SEC since December 31, 2014, all responses to such comment letters by or on behalf of Summit and all other correspondence since December 31, 2014 between the SEC and Summit, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of Summit is, or since December 31, 2013 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Summit SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Summit SEC Documents, and none of the Summit SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Summit included in the Summit SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Summit and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Summit SEC Documents since Summit’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Summit are, or, since December 31, 2013 have been, required by GAAP to be included in the consolidated financial statements of Summit.

(b) Since December 31, 2014, Summit and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency the Small Business Administration, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(c) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Summit included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,

2018, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2018 in the ordinary course of business consistent with past practice, and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit, Summit and its Subsidiaries do not have, and since March 31, 2018 and its Subsidiaries have not incurred to the date of this Agreement, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be reflected in the Summit Financial Statements in accordance with GAAP).

(d) Summit is, and since December 31, 2014 has been, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) As used in this Section 4.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

Section 4.6. Compliance with Applicable Legal and Reporting Requirements.

(a) Summit and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of Summit and its Subsidiaries, taken as a whole (the “Summit Permits”), the Summit Permits are in full force and effect and Summit and its Subsidiaries are in compliance with the terms of the Summit Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit.

(b) Since December 31, 2014, each of Summit and its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements applicable to Summit or any of its Subsidiaries or to the employees conducting such businesses, except for violations that have been cured or remedied. To the knowledge of Summit, no investigation by any Governmental Entity with respect to Summit or any of its Subsidiaries is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Summit or its Subsidiaries.

Section 4.7. Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Summit and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Summit or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Summit.

(b) Since December 31, 2014, neither Summit nor any of its Subsidiaries or, to the knowledge of Summit, any director, officer, employee, auditor, accountant or representative of Summit or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Summit or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Summit or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.8. Legal Proceedings. Except as set forth in the Summit SEC Documents, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Summit, threatened, against or affecting Summit or any Subsidiary of Summit involving a monetary claim or requesting injunctive or other equitable relief, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Summit or any Subsidiary of Summit having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or on the Surviving Bank or any Subsidiary of Summit. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Summit pursuant hereto or thereto or seeks to enjoin or otherwise restrain the Transactions contemplated hereby or thereby.

Section 4.9. Bank Subsidiary. Summit owns all of the outstanding shares of capital stock of Summit Community Bank, free and clear of any Lien. All of the shares of capital stock of Summit Community Bank have been duly authorized and validly issued and are fully paid and non-assessable (except as provided under applicable law) and not subject to preemptive rights. Summit Community Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. Summit Community Bank is a West Virginia banking corporation whose primary federal bank regulator is the FDIC.

Section 4.10. Agreements with Regulators. Neither Summit nor any Subsidiary of Summit is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted since December 31, 2014 any policies, procedures or board resolutions at the request of, any Governmental Entity that restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Summit or any Summit Subsidiary been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. There are no formal or informal investigations, known to Summit, relating to any regulatory matters pending before any Governmental Entity with respect to Summit or any of its Subsidiaries. Neither of Summit nor any Summit Subsidiary or any of their respective executive officers or, to the knowledge of Summit, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws that would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the knowledge of Summit, threatened.

Section 4.11. Absence of Certain Changes or Events. From December 31, 2017 through the date of this Agreement: (a) Summit and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (b) there has not been any change, circumstance, state of facts or event (including any event involving a prospective change) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Summit or the Surviving Entity, and (c) there has not been (i) any action or event of the type that would have required the consent of Peoples under Section 5.2 or (ii) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Summit or any of its Subsidiaries (whether or not covered by insurance).

Section 4.12. No Vote Required. No approval by the holders of any class or series of Summit capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).

Section 4.13. Derivatives. All Derivative Contracts, whether entered into for Summit’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (a) in accordance with prudent business practices and all Applicable Legal Requirements and (b) with counterparties that Summit believes to be financially responsible. Each Derivative Contract of Summit or any of its Subsidiaries constitutes the valid and legally binding obligation of Summit or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Neither

Summit nor its Subsidiaries, nor, to the knowledge of Summit, any other party thereto, is in breach of any of its obligations under any Derivative Contract of Summit or one of its Subsidiaries. The financial position of Summit and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Summit and such Subsidiaries in accordance with GAAP applied on a consistent basis.

Section 4.14. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person engaged by Summit or any of its Subsidiaries is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

Section 4.15. Financing. Summit has, and will have as of the Closing Date funds or financing capability sufficient to enable it to carry out its obligations under this Agreement. Summit’s ability to consummate the Merger and to deliver the Merger Consideration as provided for herein is not contingent on raising capital or obtaining financing.

Section 4.16. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Summit nor any other Person on behalf of Summit is making or has made any express or implied representation or warranty with respect to Summit or with respect to any other information provided to Peoples in connection with the transactions contemplated herein. Neither Summit nor any other Person shall have or be subject to any liability or indemnification obligation to Peoples or any other Person resulting from the distribution to Peoples, or the use by Peoples of, any such information, including any information, documents, projections, forecasts or other material made available to Peoples in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV. Summit acknowledges that Peoples is making no representations or warranties other than the representations and warranties expressly contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Covenants of Peoples. During the period from the date of this Agreement and continuing until the Effective Time, Peoples agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Summit shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld):

(a) Ordinary Course. Peoples and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Without the prior written consent of Summit, Peoples shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any material respect, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement (except with respect to such terminations as may be set forth in Section 5.1(m), Peoples Disclosure Schedule 5.1(m) ) or make any change to any existing material leases, contracts or agreements, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b) Dividends; Changes in Stock. Peoples shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Peoples, or as specifically contemplated in Section 2.1(h) hereof and its regular quarterly dividend of $0.20 per share consistent with past practice, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice.

(c) Issuance of Securities. Peoples shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned Subsidiary of its capital stock to its parent and other than as trustee or other fiduciary under the terms and conditions of any Benefit Plan or other trust.

(d) Governing Documents. Peoples shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its charter, certificate of formation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 5.1(e) or Section 5.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Peoples.

(e) No Acquisitions. Peoples shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing equity interest in or the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

(f) No Dispositions. Except for sales of OREO, mortgages originated or held by First Peoples Bank in the ordinary course of business consistent with past practice, investment securities in the ordinary course of business consistent with past practice, and sales of assets as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, Peoples shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Peoples and its Subsidiaries) exceeding $150,000, in the aggregate, in any calendar month.

(g) Related Transactions. Peoples and its Subsidiaries shall cooperate with Summit and its Subsidiaries to cause Peoples to merge with and into Merger Sub.

(h) Indebtedness. Peoples shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Peoples or any of its Subsidiaries or guarantee any long-term debt securities of others, other than indebtedness of any Subsidiary of Peoples to Peoples or to another Subsidiary of Peoples, or (ii) prepay or voluntarily repay any subordinated indebtedness.

(i) Loans. Peoples shall not, and shall not permit any of its Subsidiaries to, make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any borrower and its affiliates that, individually or collectively, would be in excess of One Million Dollars ($1,000,000).

(j) Other Actions. Peoples shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 7.1(f).

(k) Accounting Methods. Peoples shall not, and shall not permit any of its Subsidiaries to, make any material change in its methods of accounting in effect at December 31, 2017, except as required by changes in GAAP or RAP as concurred in by Peoples’ independent auditors or required by a Governmental Entity.

(l) Tax Matters. Peoples shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund.

(m) Compensation and Benefit Plans. Except as contemplated by Peoples Disclosure Schedule 5.1(m), Peoples shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements or as provided under this Agreement) or terminate any Peoples Benefit Plan, or any agreement, arrangement, plan or policy between Peoples or a Subsidiary of Peoples and one or more of its directors or officers, (ii) except for normal pay increases to rank and file employees in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, (iv) enter into any new contract or agreement providing that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation, shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event, or (v) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of Peoples under the terms of any existing agreement.

(n) Investment Portfolio; Interest Rate Risk; Other Risk. Peoples shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Peoples or any of its Subsidiaries (i) in an amount not exceeding One Million Five Hundred Dollars ($1,500,000) per transaction with a duration of five (5) years or less that is in the ordinary course of business consistent with past practice or (ii) with respect to services provided by Peoples or any affiliate as Trustee, investment advisor, custodian or fiduciary of any kind.

(o) No Liquidation. Peoples shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(p) Other Agreements. Peoples shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.1, except with respect to actions taken as trustee, custodian or other fiduciary.

Section 5.2. Covenants of Summit. Except as otherwise permitted or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, Summit agrees as to itself and its Subsidiaries that, except as expressly permitted by this Agreement or to the extent that Peoples shall otherwise consent in writing (which shall not be unreasonably or untimely withheld):

(a) Ordinary Course. Summit and its Subsidiaries shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.

(b) Governing Documents. Summit shall not, nor shall it permit any of its Subsidiaries to, (i) amend the Summit Charter or bylaws of Summit in a manner that would adversely affect Peoples or any of its Subsidiaries, (ii) take any action that would reasonably be expected to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code, (iii) take any action that is likely to materially impair Summit’s ability to perform any of its obligations under this Agreement or Merger Sub’s or Summit Community Bank’s ability to perform any of its obligations under the Bank Merger Agreement, or (iv) agree or commit to do any of the foregoing.

(c) Merger Sub. Neither Merger Sub nor Summit Community Bank will make an election for Merger Sub to be treated as a corporation for federal income tax purposes, and Merger Sub will be a disregarded entity during the entirety of its existence.

Section 5.3. Transition. In order to facilitate the integration of the operations of Summit and Peoples and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of Peoples and Summit shall, and shall cause its Subsidiaries to, consult with the other on all strategic, integration and operational matters to the extent such consultation is deemed necessary or appropriate by Summit and is not in violation of Applicable Legal Requirements. Without in any way limiting the provisions of Section 6.3, Summit and its Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to Peoples, be entitled to review the operations and visit the facilities of Peoples and its Subsidiaries at all times as may be deemed reasonably necessary by Summit, as the case may be, in order to accomplish the foregoing arrangements after receipt of all Requisite Regulatory Approvals.

Section 5.4. Advice of Changes; Government Filings.

(a) Each Party shall confer on a regular and frequent basis with the other, report, subject to Section 5.7, on operational matters, and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or the Surviving Entity or that would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of any condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b) Peoples and Summit shall file all reports, schedules, applications, registrations, and other information required to be filed by each of them with all other relevant Governmental Entities and to obtain all of the Requisite Regulatory Approvals between the date of this Agreement and the Effective Time. Peoples, First Peoples Bank, Summit and Summit Community Bank shall file all Bank Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to the other Party copies of all such reports promptly after the same are filed. Each of Peoples and Summit shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to such Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as reasonably practicable. Each Party agrees that to the extent practicable it shall consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

Section 5.5. Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and Peoples shall, and shall cause their respective Subsidiaries to, except as otherwise provided in Section 5.1(p), (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters that could reasonably give rise to a claim prior to the Effective Time.

Section 5.6. Termination of Data Processing Contracts. Peoples shall use its best efforts, including notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Peoples and Summit. Such notice and actions by Peoples will be in accordance with the terms of such contracts. For the avoidance of doubt, the use of “best efforts” by Peoples as used in this Section 5.6 shall include the payment of any termination fees or liquidated damages required by the terms of the contracts referenced in this Section 5.6 upon the termination of such contracts, and any such fees or damages or other expenses shall be included in the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i) hereof as an already incurred or recognized expense for purposes of such calculation.

Section 5.7. No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 5.3) shall give Summit, directly or indirectly, the right to control or direct the operations of Peoples prior to the Effective Time or shall give Peoples, directly or indirectly, the right to control or direct the operations of Summit. Prior to the Effective Time, (a) each of Peoples and Summit shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) Peoples shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Peoples shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 5.8. Satisfaction of Closing Conditions. During the period from the date of this Agreement and continuing until the Effective Time, each of Summit and Peoples shall, and shall cause their respective Subsidiaries to use their commercially reasonable efforts to cause to be delivered at the Closing all documents required by Article  VII, as applicable.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of Proxy Statement/Prospectus; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date hereof, Summit shall prepare a registration statement on Form S-4 (which shall include the proxy statement of Peoples for the Peoples

Shareholder Meeting and the prospectus of Summit (such proxy statement/prospectus, and all amendments, supplements, annexes and exhibits thereto, the “Proxy Statement/Prospectus”)) to be filed by Summit with the SEC with respect to the issuance of the Summit Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Summit shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the staff of the SEC and to have the Form S-4 declared effective by order of the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Peoples shall have the right to review and consult with Summit and Summit shall reasonably consider such information and any characterization of such information included in, the Proxy Statement/Prospectus prior to it being filed with the SEC. Summit shall, as promptly as reasonably practicable after receipt thereof, provide Peoples with all written comments and advise Peoples of all oral comments with respect to Form S-4 received from the staff of the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Proxy Statement/Prospectus and Summit shall cooperate and provide Peoples with a reasonable opportunity to review and comment on any proposed amendment or supplement to the Form S-4 (and give reasonable consideration to the comments from Peoples) prior to filing such with the SEC, and Summit shall provide Peoples with a copy of all such filings made with the SEC. Summit shall use commercially reasonable best efforts to take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, and all applicable foreign and state securities and “blue sky” laws in connection with the Merger, and the issuance of the Summit Common Stock in connection with the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Summit shall advise Peoples, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the filing of each supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of the Summit Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Form S-4, SEC comments thereon, whether written or oral, and, in advance, Summit’s proposed responses thereto or SEC requests for additional information or materials, and each Party shall similarly advise and cooperate with the other with respect to the Proxy Statement/Prospectus. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify and consult with the other Party hereto and, to the extent required by law, rules or regulations, shall cooperate with the other Party (including giving due consideration to the comments received from the other Party) to provide that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Peoples.

(b) Peoples and the Peoples Board shall (i) take all action in accordance with the federal securities laws, the laws of the State of West Virginia and the Peoples Charter and bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Peoples Shareholder Meeting”) for the purpose of obtaining the Required Peoples Vote within thirty (30) days following the date the S-4 is declared effective under the Securities Act and (B) schedule the Peoples Shareholder Meeting to take place on a date that is within forty five (45) days after the notice date; (ii) subject to the terms of Section 6.2, use its commercially reasonable best efforts to (x) cause the Peoples Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Required Peoples Vote; and (iii) subject to the terms of Section 6.2, include in the Proxy Statement/Prospectus and at all other times the recommendation that the Peoples shareholders approve this Agreement and the Merger (the “Peoples Board Recommendation”). Peoples shall adjourn or postpone the Peoples Shareholder Meeting as of the time for which such meeting is originally scheduled if there are insufficient shares of Peoples Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Peoples has not received proxies representing a sufficient number of shares necessary to obtain the Required Peoples Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Peoples Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Peoples at the Peoples Shareholder Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.

(c) Information Supplied by Peoples. Peoples represents and warrants and agrees that none of the information supplied or to be supplied by Peoples expressly for inclusion or incorporation by reference in (a) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement/Prospectus shall, at the date of mailing to the shareholders of Peoples and at the time of the Peoples Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Peoples represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Peoples with respect to statements made or incorporated by reference therein based on information expressly supplied by Summit for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

(d) Information Supplied by Summit. Summit represents and warrants and agrees that none of the information supplied or to be supplied by Summit expressly for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall, at the date of mailing to shareholders of Peoples and at the time of the Peoples Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Summit represents and warrants and agrees that the Proxy Statement/Prospectus shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Summit with respect to statements made or incorporated by reference therein based on information expressly supplied by Peoples for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

Section 6.2. Proposals.

(a) Peoples agrees that, except as expressly permitted by Section 6.2(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it shall not, and shall not authorize or permit its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors, and affiliates to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any Person relating to, any Acquisition Proposal; provided, however, that none of the foregoing shall prohibit Peoples or its Subsidiaries officers, directors, agents, advisors, and affiliates from informing any Person of the provisions of this Section 6.2 or from contacting any Person (or such Person’s representatives) who has made, after the date of this Agreement, an Acquisition Proposal solely to request clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal. Peoples shall immediately cease and cause to be terminated any activities discussions or negotiations conducted prior to the date of this Agreement with any Persons other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.2(a), at any time from the date of this Agreement and prior to obtaining the Required Peoples Vote, in the event Peoples receives an unsolicited, or otherwise not in breach with this Section 6.2, Acquisition Proposal and the Peoples Board (or any committee thereof) determines in good faith that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, Peoples may, and may permit its Subsidiaries and their respective officers, directors, agents, advisors, and affiliates to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Peoples with respect to confidentiality than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Peoples confidential information to the Person or Persons making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Peoples Board (or any committee thereof) determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be expected to result in a violation of its fiduciary duties under applicable law.

(c) The Peoples Board shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Summit, the Peoples Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Summit the Peoples Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding anything to the contrary contained herein, the Peoples Board (including any committee thereof) may, at any time prior to obtaining the Required Peoples Vote, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Peoples Board (or the applicable committee thereof) determines in good faith (after consultation with counsel) constitutes a Superior Proposal; provided, however, that the Peoples Board may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1, with respect to an Acquisition Proposal until it has given Summit at least four (4) Business Days, following Summit’s initial receipt of written notice that the Peoples Board has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Summit, the Peoples Board determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d) Peoples will promptly (and in any event within two (2) Business Days) advise Summit in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Summit apprised of any related material developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(e) Nothing in this Agreement shall prohibit Peoples or the Peoples Board (or any committee thereof) from making any communication or disclosure to the Peoples shareholders that the Peoples Board (or applicable committee thereof) determines in good faith, after consultation with outside counsel, is required under applicable law.

Section 6.3. Access to Information.

(a) Upon reasonable notice, Peoples shall (and shall cause its Subsidiaries to) afford to the representatives of Summit, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, Peoples shall (and shall cause its Subsidiaries to) make available to Summit (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents that such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Summit may reasonably request. Neither Peoples nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements where reasonably permitted under Applicable Legal Requirements under circumstances in which the restrictions of the preceding sentence apply.

(b) As soon as practicable after the end of each month, Peoples will deliver to Summit in electronic form (i) the monthly deposit and loan trial balances of First Peoples Bank, (ii) the monthly analysis of First Peoples Bank’s investment portfolio, and (iii) the monthly balance sheet and income statement of Peoples and its Subsidiaries.

(c) The Parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the agreement, dated as of March 29, 2018, between Peoples and Summit and as modified by that letter agreement dated as of June 27, 2018 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time.

(d) No such investigation by Summit shall affect the representations and warranties of any Party expressly made in this Agreement.

(e) Peoples shall permit, and shall cause its Subsidiaries to permit, Summit and/or an environmental consulting firm selected by Summit, at the sole expense of Summit, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Peoples or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Summit’s sole expense), Summit shall indemnify Peoples and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(f) Upon Summit’s request, Peoples and First Peoples Bank shall provide board packages and notices of board meetings to the Chief Executive Officer of Summit simultaneously with their submission to Peoples and First Peoples Bank board members, provided that information relating to Peoples and First Peoples Bank that would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Entity (together, “Peoples Board Confidential Matters”) may be excluded therefrom. Peoples and First Peoples Bank shall promptly provide the Chief Executive Officer of Summit with copies of the minutes of all regular and special meetings of the board of directors of Peoples and First Peoples Bank and minutes of all regular and special meetings of any board or senior management committee of First Peoples Bank held on or after the date of this Agreement (except Peoples Board Confidential Matters).

Section 6.4. Reasonable Best Efforts.

(a) Each of Peoples and Summit shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated hereby as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party that is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Entity having an effect of the type referred to in Section 7.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 6.4, each of the Parties further agrees as follows:

(i) Within forty-five (45) days of the execution of this Agreement, each of Peoples and Summit shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings, applications, registrations, and notices in order to obtain the Requisite Regulatory Approvals.

(ii) Peoples shall cooperate with Summit and shall furnish to Summit and Summit’s counsel all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, filing, notice, registrations, or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger and Bank Merger. Peoples shall have the right to review reasonably in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Person). In addition, Summit shall furnish to Peoples a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by Summit).

(b) Each of Peoples and Summit and their respective boards of directors shall, if any state Takeover Statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.5. Issuance of Summit Common Stock. The shares of Summit Common Stock to be issued by Summit to the shareholders of Peoples pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

Section 6.6. Stock Exchange Listing. Summit shall use all reasonable best efforts to cause the shares of Summit Common Stock to be issued in the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.7. Employee Benefit Plans and Employee Matters..

(a) At or as soon as practicable following the Effective Time, (i) Summit shall provide employees of Peoples with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, (ii) Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) to the extent permitted by Summit’s benefit plans, all Peoples employees will receive credit for years of service with Peoples and its predecessors prior to the Effective Time for purposes of eligibility and vesting but not for purposes of benefit accrual under Summit’s benefit plans, except this Section 6.7(a)(iii) will not apply to the Summit Financial Group, Inc. Employee Stock Ownership Plan and no prior service credit will be granted for any purpose under that plan.

(b) Except for employees of First Peoples Bank with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements), Summit agrees that each employee of First Peoples Bank who is involuntarily terminated by Summit or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 6.7(b) of the Peoples Disclosure Schedule shall receive a severance payment equal to the amount set forth on Section 6.7(b) of the Peoples Disclosure Schedule, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee pursuant to this Section 6.7(b).

(c) If requested by Summit not later than thirty (30) days before the Closing Date, Peoples shall take such action as may be necessary to terminate its 401(k) plan and trust not later than immediately prior to the Closing Date, including accruing the estimated expense associated with terminating its 401(k) plan and trust. If requested or approved by Summit, Peoples will file with the IRS an Application for Determination upon Termination with respect to the termination of such plan. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan and trust, the assets of each plan shall be distributed to participants or rolled into Summit’s 401k/profit sharing plan, as permitted by such plan or applicable law. Notwithstanding the foregoing, the 401(k) plan trustee may, but is not required to, except to the extent necessary to comply with the plan or Applicable Legal Requirements, make distributions to certain non-continuing Peoples employees before the receipt of a favorable determination letter. In the event a favorable ruling is not issued, Peoples agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall not be merged with Summit’s 401(k) plan.

(d) Peoples agrees that its employee welfare benefit plans, as defined in ERISA § 3(1) (each, a “Welfare Plan”), may be, provided that their terms and conditions so allow, terminated, modified or merged into Summit’s Welfare Plans on or after the Closing Date, as determined by Summit in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already earned thereunder. If requested in writing by Summit not less than thirty (30) days before the Closing Date, Peoples will take, and will cause First Peoples Bank to take, all action necessary to terminate any Peoples Welfare Plan, effective no later than immediately before the Closing Date.

Section 6.8. Section 16 Matters. Prior to the Effective Time, Peoples and Summit shall each take all such steps as may be required to cause any acquisitions of Summit Common Stock (including derivative securities with respect to Summit Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act. Peoples shall deliver to Summit the Section 16 Information reasonably in advance of the Effective Time, and the Summit Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Peoples Insiders of Summit Common Stock in exchange for shares of Peoples Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Peoples to Summit prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

Section 6.9. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 8.2 hereof, and furthermore, with respect to Peoples and its Subsidiaries, shall be incurred or recognized as an expense for purposes of the calculation of Adjusted Shareholders’ Equity pursuant to Section 2.1(i), and except that (a) if the Merger and the Bank Merger are consummated, the Surviving Entity shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Summit and Peoples.

Section 6.10. Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Closing Date and for a period of three (3) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of Peoples and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Peoples is currently permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of West Virginia, Peoples and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under West Virginia law, Peoples and its Subsidiaries respective articles, bylaws, similar constituent documents and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof; provided, that the failure so to notify shall not affect the obligations of Summit under Section 6.10(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.

(c) For a period of three (3) years from the Effective Time, Summit shall use its reasonable best efforts to maintain director’s and officer’s liability insurance (determined as of the Effective Time) with respect to claims against present and former directors and officers of Peoples and its Subsidiaries arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Peoples and its Subsidiaries; provided, that in no event shall Summit be required to expend, on an annual basis, more than 150% of the current amount expended by Peoples or its Subsidiaries (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; and provided, further, that if Summit is unable to maintain or obtain the insurance called for by this Section 6.10(c), Summit shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of Peoples or its Subsidiaries may be required to make application and provide customary representations and warranties to Summit’s insurance carrier for the purpose of obtaining such insurance.

(d) If Summit or its Subsidiaries or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit or its Subsidiaries shall assume the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.11. Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, Summit and Peoples shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Bank Merger Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq or to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in this Section 6.11 to the contrary, Peoples or Summit may make any disclosure or communication pursuant to Section 6.2 without complying with the provisions of this Section 6.11.

Section 6.12. Tax Matters. Peoples and Summit each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time or the Effective Time, as the case may be, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) Peoples and Summit each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13. Untrue Representations. Each Party shall promptly notify the other Party in writing if such notifying Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in the notifying Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.14. Litigation and Claims.

(a) Peoples shall promptly notify Summit in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against Peoples or affecting any of its properties, Subsidiaries or affiliates and Peoples shall promptly notify Summit of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Peoples, threatened against Peoples that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Peoples pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.

(b) Summit shall promptly notify Peoples in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability that might reasonably be expected to be asserted or become the subject of litigation, against Summit or affecting any of its properties, Subsidiaries or affiliates and Summit shall promptly notify Peoples of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Summit, threatened against Summit that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by Summit pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby.

(c) Peoples shall give Summit the opportunity to participate in the defense or settlement of any shareholder litigation against Peoples or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Peoples may not enter into any settlement agreement in respect of any shareholder litigation against Peoples or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without Summit’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.14, “participate” means that Summit will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by Peoples (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected), and Summit may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

Section 6.15. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

Section 6.16. Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of Peoples shall enter into a Director Support Agreement with Summit (each a “Director Support Agreement”). The form of the Director Support Agreement is attached as Exhibit B hereto.

Section 6.17. Disclosure Schedules. If applicable, at least ten (10) days prior to the Closing, each Party agrees to provide the other Party with supplemental Disclosure Schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental Disclosure Schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.18. Change of Method. Summit, with the written consent of Peoples, which shall not be unreasonably withheld, shall be entitled to, at any time prior to the Closing Date, to change the method or structure of effecting the combination of Summit and Peoples (including the provisions of Article I) and the Bank Merger, if and to the extent that Summit deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change in any way the type or amount of the Merger Consideration, (ii) adversely affect the Tax treatment of Peoples shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Peoples or Summit pursuant to this Agreement or (iv) materially impede or delay the consummation of the Transaction contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both Parties in accordance with Section 8.3.

Section 6.19. Tax Sharing/Allocation Agreements. All tax-sharing, tax allocation or similar agreements with respect to or involving Peoples or any Peoples Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, Peoples and the Peoples Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a) Shareholder Approval. Peoples shall have obtained the Required Peoples Vote.

(b) Stock Exchange Listing. The shares of Summit Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) Other Approvals. Other than the filings provided for by Section 1.2, (i) all authorizations, consents, orders or approvals of, or declarations, notices, filings or registrations with, and all expirations and terminations of waiting periods required from, any Governmental Entity that are necessary to obtain the Requisite Regulatory Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations, filings or registrations shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except in the case of clause (ii) for those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Entity, Summit Community Bank, or Summit, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No restraining order, injunction, writ, decree or other order issued by any court of competent jurisdiction preventing, enjoining or restraining the consummation of the Merger, the Bank Merger, or any of the transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect (an “Injunction”) and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, in effect or enforced by any Governmental Entity that makes the consummation of the Merger illegal.

(f) No Burdensome Regulatory Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction that, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties to pay any amounts that would be material to any of the Parties or to divest any banking office, line of business or operations or to increase its regulatory capital, or (ii) imposes any condition, requirement or restriction upon Summit or its Subsidiaries, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to create a burdensome condition on Summit or its Subsidiaries.

Section 7.2. Conditions to Obligation of Summit. The obligation of Summit to effect the Merger is subject to the satisfaction of the following conditions unless waived by Summit:

(a) Representations and Warranties. The representations and warranties of Peoples shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation and warranty of Peoples shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Peoples or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Peoples or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Peoples or any of its Subsidiaries. Notwithstanding the foregoing, as of the Closing Date, the number of issued and outstanding shares of Peoples Common Stock shall not exceed 542,041 and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations. Peoples shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Summit shall have received a certificate signed on behalf of Peoples by the chief executive officer and by the chief financial officer of Peoples to such effect.

(c) Officers’ Certificate. Peoples shall have provided Summit with a certificate duly executed by the chief executive officer and the chief financial officer of Peoples certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Reorganization Tax Opinion. Summit shall have received the opinion of Bowles Rice LLP, counsel to Summit, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Summit shall be entitled to rely upon customary assumptions and representations provided by Summit and Peoples.

(e) Dissenting Shares. Dissenting Shares shall be less than 5.0% of the issued and outstanding Peoples Common Stock.

(f) Voting Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the Persons set forth on Summit Disclosure Schedule 7.2(f), the Voting Agreement in the form of Exhibit C attached hereto.

(g) Director Support Agreement. Simultaneously with the execution of this Agreement, Summit having received from each of the directors of Peoples, a Director Support Agreement in substantially the form of Exhibit B attached hereto.

Section 7.3. Conditions to Obligation of Peoples. The obligation of Peoples to effect the Merger is subject to the satisfaction of the following conditions unless waived by Peoples:

(a) Representations and Warranties. The representations and warranties of Summit shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date; provided, that no representation or warranty of Summit shall be deemed to be untrue or incorrect as of the Closing Date as a consequence of either (i) events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Summit or any of its Subsidiaries or (ii) action taken by a Governmental Entity after the date hereof (whether with or without the consent of Summit or any of its Subsidiaries), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Summit or its Subsidiaries.

(b) Performance of Obligations. Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Peoples shall have received a certificate signed on behalf of Summit by the chief executive officer and by the chief financial officer of Summit to such effect.

(c) Officers’ Certificate. Summit shall have provided Peoples with a certificate duly executed by the chief executive officer and the chief financial officer of Summit certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Reorganization Tax Opinion. Peoples shall have received the opinion of Jackson Kelly PLLC, counsel to Peoples, dated the Closing Date, to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Peoples shall be entitled to rely upon customary assumptions and representations provided by Summit and Peoples.

(e) Employment Agreement. Summit shall have entered into an employment agreement with Ronald L. Bowling in the form set forth in Summit Disclosure Schedule 7.3(e).

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after receipt of the Required Peoples Vote:

(a) by mutual consent of Summit and Peoples in a written instrument;

(b) by either Summit or Peoples, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to comply with Section 6.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c) by either Summit or Peoples, upon written notice to the other Party, if the Merger shall not have been consummated on or before March 31, 2019;

(d) by Summit, upon written notice to Peoples, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, imposes a burdensome condition on Summit or its Subsidiaries, as applicable;

(e) by either Summit or Peoples, upon written notice to the other Party, if there shall have been a material breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b), as the case may be, and which material breach has not been cured within thirty (30) days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(f) by either Summit or Peoples, upon written notice to the other Party, if a vote shall have been taken at the duly convened Peoples Shareholder Meeting, and the Required Peoples Vote shall not have been obtained;

(g) by Summit, upon written notice to Peoples, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Peoples;

(h) by Peoples, upon written notice to Summit, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Summit;

(i) by Peoples if it enters into a Peoples Acquisition Agreement not in violation of Section 6.2;

(j) by Summit, upon written notice to Peoples, if: (i) the Peoples Board at any time effects a Change in Recommendation or fails to include the Peoples Board Recommendation in the Proxy Statement/Prospectus; (ii) Peoples enters into a Peoples Acquisition Agreement not in violation of Section 6.2; or (iii) Peoples intentionally or materially breaches Section 6.1(b) or Section 6.2 hereof; and concurrently with such termination contemplated in (i)-(iii) Peoples shall pay the Termination Fee to Summit by wire transfer of immediately available funds as provided in Section 8.2(b); and

For purposes of the following Section 8.1(k), the following terms shall have the meanings indicated:

“Final Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Initial Summit Price” shall mean the Average VWAP of the Summit Common Stock over the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Determination Date” shall mean the fifth (5th) calendar day immediately prior to the Effective Time, or if such calendar day is not a Trading Day, then the Trading Day immediately preceding such calendar day.

“Final Index Value” shall mean the average of the Index Values for the twenty (20) consecutive trading days ending on the Trading Day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (IBIX), excluding banks that announce a transaction after the date of this Agreement and prior to the Determination Date.

“Index Ratio” means the number obtained by dividing the Final Index Value by the Initial Index Value.

“Index Value” shall mean the closing value of the Index Group on any applicable date.

“Initial Index Value” shall mean the average of the Index Values for the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.

“Summit Ratio” shall mean the number obtained by dividing the Final Summit Price by the Initial Summit Price.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of Summit Common Stock.

(k) By Peoples, if both of the following conditions are satisfied:

(i) the Summit Ratio is less than 0.85, and

(ii) the difference between: (A) the Index Ratio less (B) the Summit Ratio is greater than 0.15,

subject, however, to the following three sentences. Peoples may elect to terminate this Agreement under this Section 8.1(k) but only within two (2) calendar days after the Determination Date. If Peoples elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to Summit (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, Summit shall have the option to increase the Per Share Stock Consideration by adjusting the Per Share Stock Consideration (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Initial Summit Price, 0.85 and the Per Share Stock Consideration by (B) the Final Summit Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Per Share Stock Consideration by (B) the Summit Ratio. If Summit so elects within such two-day period, it shall give prompt written notice to Peoples of such election and the amount of the increase in the Per Share Stock Consideration computed with reference to the Final Summit Price, whereupon no termination shall have occurred pursuant to this Section 8.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the payment of such shares of Summit Common Stock to holders of Peoples Common Stock).

Section 8.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Peoples or Summit as provided in Section 8.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of Peoples or Summit or their respective officers or directors, except with respect to Section 3.32, Section 4.14, Section 6.9, this Section 8.2 and Article IX, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement.

(b) Peoples shall pay Summit, by wire transfer of immediately available funds the sum of $1,275,000 (the “Termination Fee”) if this Agreement is terminated (i) by Summit pursuant to Section 8.1(j) or (ii) by Peoples pursuant to Section 8.1(i), within one (1) Business Day of such termination.

Section 8.3. Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made that by law requires further approval by shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.4. Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Definitions. Except as otherwise provided herein, the terms set forth in this Agreement shall have the meanings given to such terms in the applicable sections of this Agreement and the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Peoples or any of its Subsidiaries or any proposal or offer to acquire equity interests representing 15.0% or more of the voting power of, or at least 10.0% of the assets or deposits of, Peoples or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Applicable Legal Requirements” means any federal, state, foreign or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, common law standards, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

“Constituent Corporations” means each of Merger Sub and Peoples.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“IRS” means the United States Internal Revenue Service.

“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles, including GAAP.

“material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement.

“Material Adverse Effect” means, with respect to any Party: (i) any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Party and its Subsidiaries, taken as a whole, on the ability of such Person to perform its obligations hereunder or under the Bank Merger Agreement on a timely basis, or on the ability of such Party to consummate the Merger or the Bank Merger as contemplated hereby; (ii) any litigation or regulatory developments that would cause the representations and warranties set forth herein to be untrue or incorrect; (iii) a reduction in the loan portfolio of the Peoples by 15% or greater from the date of this Agreement to the Closing Date (excluding any reductions arising out of prepayments made with respect to any loans participated to Peoples by Summit for which Summit is the lead bank); (iv) a reduction in the total assets of the Peoples by 15% or greater from the date of this Agreement to the Closing Date; or (v) a reduction in the total deposits of Peoples by 15% or greater from the date of this Agreement to the Closing Date; provided, however, that solely for purposes of the foregoing clause (i) of this definition of “Material Adverse Effect” none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (a) changes in prevailing interest rates, currency exchange rates, credit or United States capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (b) changes in United States or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled chartered banks operating in West Virginia, (c) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled chartered banks operating in West Virginia, (d) changes in GAAP or RAP applicable to banks and their holding companies generally, (e) actions or omissions of Summit or Peoples required by the terms of this Agreement taken with the prior written consent of the other or required hereunder, (f) any outbreak of major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated West Virginia domiciled banks, (g) the announcement of this Agreement, the Bank Merger Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (h) a decline in the price of the Summit Common Stock on Nasdaq (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(g) of this definition), or (i) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(v) of this definition).

“Nasdaq” means the Nasdaq Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“Peoples Acquisition Agreement” means a definitive agreement providing for an alternative transaction with respect to Peoples pursuant to Section 6.2 of the Agreement other than the Transactions contemplated hereunder with Summit.

“Peoples Charter” means the Articles of Incorporation of Peoples as on file with the Secretary of State of the State of West Virginia.

“Peoples Insiders” means the executive officers and directors of Peoples and First Peoples.

“Permitted Liens” with respect to any Person, means (a) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and RAP; (b) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and RAP, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (c) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (e) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (f) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (g) liens on assets of Subsidiaries of such Person that are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (h) pledges of securities to secure fed funds borrowings from other banks.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Properties” includes all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.

“Requisite Regulatory Approvals” means all regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger and the expiration or termination of all applicable waiting periods.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Information” means information accurate in all material respects regarding the Peoples Insiders, the number of shares of Peoples Common Stock held by each such Peoples Insider and the number and description of the Peoples Stock Options held by each such Peoples Insider.

“Shareholders’ Equity” means the total shareholders equity presented on Peoples’ balance sheet as of a given date as calculated according to GAAP.

“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (a) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Summit Charter” means the Articles of Incorporation of Summit as on file with the Secretary of State of the State of West Virginia.

“Superior Proposal” means a written Acquisition Proposal that the Peoples Board (or any committee thereof) concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (a) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (c) after taking into account all legal (following consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” and “at least 20.0%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote.

Section 9.2. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by electronic mail or by facsimile upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)	if to Summit, to: Summit Financial Group, Inc. 300 N Main Street Moorefield, West Virginia 26836
	Attention:	H. Charles Maddy, III President and Chief Executive Officer
	Facsimile:	304-530-6861
	E-Mail:	cmaddy@summitfgi.com

with a copy (which shall not constitute notice) to:

Bowles Rice 600 Quarrier Street Charleston, West Virginia 25301
	Attention:	Sandra M. Murphy, Esq.
	Facsimile:	304-343-3058
	E-Mail:	smurphy@bowlesrice.com

and

(b)	if to Peoples, to: Peoples Bankshares, Inc. 200 First Street P.O. Box 817 Mullens, West Virginia 25882
	Attention:	Ronald L. Bowling, President and Chief Executive Officer
	Facsimile:	304-294-7147
	E-Mail:	rlbowling@firstpeoplesbank.org

with copies (which shall not constitute notice) to:

Jackson Kelly PLLC 500 Lee Street E Charleston, West Virginia 25301
	Attention:	Charles D. Dunbar, Esq.
	Facsimile:	304-340-1080
	E-mail:	cdunbar@jacksonkelly.com

Section 9.4. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to Peoples, the actual knowledge of Ronald L. Bowling, Terri L. Lusk, and Randy R. Hamilton, and with respect to Summit, the actual knowledge of its executive officers. When a reference is made in this Agreement to “shareholder” or “shareholders,” such terms shall be interchangeable with “stockholder” or “stockholders” as it relates to Summit and Peoples or is applicable under West Virginia law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

Section 9.5. Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules to this Agreement, the Confidentiality Agreement and the Bank Merger Agreement) constitutes the entire agreement of the Parties and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 6.10, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Peoples, Summit or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of Peoples, Summit, the Surviving Entity or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Peoples, Summit or the Surviving Entity or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Peoples, Summit or the Surviving Entity or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the Schedules delivered by Peoples or Summit, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections. The Summit SEC Documents shall qualify the representations and warranties in Article IV only to the extent it is reasonably apparent from a reading of such disclosure that it qualifies or applies to such representation or warranty. The inclusion of any information in the Summit SEC Documents, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business.

Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9. Governing Law; Submission to Jurisdiction.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of West Virginia, without reference to the conflict of laws principles thereof.

(b) Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c) Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 9.9(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law.

Section 9.10. Enforcement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 9.9, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, Summit and Peoples have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ H. Charles Maddy, III
H. Charles Maddy, III
President and Chief Executive Officer

PEOPLES BANKSHARES, INC.

By:	/s/ Ronald L. Bowling
Ronald L. Bowling
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

BANK AGREEMENT AND PLAN OF MERGER

THIS BANK AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made as of [●], 2018, between Summit Community Bank, Inc. a West Virginia banking corporation (“Summit Community Bank”), and First Peoples Bank, Inc., a West Virginia banking corporation (“First Peoples Bank”).

WITNESSETH:

WHEREAS, Summit Financial Group, Inc. (“Summit”), a West Virginia corporation, registered bank holding company, and sole shareholder of Summit Community Bank, and Peoples Bankshares, Inc. (“Peoples”), a West Virginia corporation, registered banking holding company, and sole shareholder of First Peoples Bank, have entered into that certain Agreement and Plan of Merger, dated July [24], 2018 (the “Agreement”), providing for the merger of Peoples with and into Peoples Merger Sub, a West Virginia limited liability company and wholly-owned subsidary of Summit Comminty Bank (“Merger Sub”) (the “Merger”), with Merger Sub as the surviving entity in the Merger;

WHEREAS, immediately following the Merger and as part of the same overall transaction, Merger Sub will be liquidated (the “Liquidation”) so that Summit Community Bank will own all of the outstanding shares of First Peoples Bank;

WHEREAS, immediately following the Liquidation and as part of the same overall transaction, First Peoples Bank will be merged with and into Summit Community Bank, with Summit Community Bank surviving (the “Bank Merger”);

WHEREAS, Summit Community Bank is a West Virginia banking corporation duly organized and existing under the laws of the State of West Virginia, having its main office in Moorefield, West Virginia, with authorized capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share (the “Summit Community Bank Stock”), all of which are issued outstanding;

WHEREAS, First Peoples Bank is a West Virginia banking corporation, duly organized and existing under the laws of the State of West Virginia, having its main office in Mullens, West Virginia, with authorized capital stock consisting of 500 shares of common stock, par value $100.00 per share (the “First Peoples Bank Stock”), all of which are issued and outstanding;

WHEREAS, the Boards of Directors of each of Summit Community Bank and First Peoples Bank, in accordance with the provisions of Article 4, Chapter 31A of the State Banking Code of West Virginia (the “State Banking Code”) and Section 31D-11-1104 of the West Virginia Business Corporations Act (the “WVBCA”), have approved this Bank Merger Agreement pursuant to which the Bank Merger will occur and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate is to be taken by Summit Community Bank and First Peoples Bank in order to consummate the Bank Merger.

NOW, THEREFORE, in consideration of the foregoing premises, Summit Community Bank and First Peoples Bank hereby agree that First Peoples Bank is to be merged with and into Summit Community Bank on the following terms and conditions:

1. Merger of First Peoples Bank and Summit Community Bank. At the Effective Time (as defined in Section 11 of this Bank Merger Agreement), First Peoples Bank will be merged with and into Summit Community Bank pursuant to Sections 31D-11-1102 and 1104 of the WVBCA.

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2. Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 31D-11-1107 of the WVBCA. At the Effective Time, Summit Community Bank will continue as the bank resulting from the Bank Merger (the “Resulting Bank”), and the separate corporate existence of First Peoples Bank will cease. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of First Peoples Bank and Summit Community Bank will be allocated to and vested in the Resulting Bank without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of First Peoples Bank and Summit Community Bank will be allocated to the Resulting Bank, and the Resulting Bank will be the primary obligor therefor and no other party to the Bank Merger will be liable therefor. At the Effective Time, a proceeding pending by or against either First Peoples Bank or Summit Community Bank may be continued as if the Bank Merger did not occur, or the Resulting Bank may be substituted in the proceedings. The name of the Resulting Bank will be “Summit Community Bank, Inc.” The existing main office and principal place of business of Summit Community Bank located at 310 North Main Street, Moorefield, West Virginia 26836, will be the main office of the Resulting Bank following the Bank Merger, the branches of Summit Community Bank existing immediately before the Bank Merger will remain branches of the Resulting Bank after completion of the Bank Merger, and the existing main office and all branches of First Peoples Bank will become branch offices of the Resulting Bank after completion of the Bank Merger.

3. Directors and Senior Executive Officers. The directors and executive officers of Summit Community Bank at the Effective Time shall be the directors and executive officers of the Resulting Bank at the Effective Time and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Bank or as otherwise provided by law.

4. Articles of Incorporation and Bylaws. The Articles of Incorporation of Summit Community Bank will continue in effect as the Articles of Incorporation of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of Summit Community Bank will continue in effect as the Bylaws of the Resulting Bank until the same have been amended and changed as provided by law.

5. Conversion of First Peoples Bank Stock and Summit Community Bank Stock. At the Effective Time, all outstanding shares of Summit Community Bank Stock outstanding at the Effective Time shall remain outstanding after the Effective Time without any change therein. At the Effective Time, each share of Peoples Bank Stock issued and outstanding prior to the Bank Merger, shall by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled.

6. Stock Transfer Books. The stock transfer books of First Peoples Bank will be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of First Peoples Bank Stock will take place thereafter.

7. Shareholder Approval. This Bank Merger Agreement will be submitted for approval to the sole shareholder of First Peoples Bank and to the sole shareholder of Summit Community Bank by written consent. Upon approval by the sole shareholder of First Peoples Bank and the sole shareholder of Summit Community Bank, this Bank Merger Agreement will be made effective as soon as practicable thereafter in the manner provided in Section 11 hereof.

8. Conditions to Consummation of the Bank Merger. All obligations of the parties under this Bank Merger Agreement are subject to the receipt of all necessary regulatory approvals before the Effective Time and the consummation of the transactions contemplated by the Agreement.

9. Termination. This Bank Merger Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the sole shareholder of First Peoples Bank and the sole shareholder of Summit Community Bank, only by the mutual agreement of First Peoples Bank and Summit Community Bank.

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10. Waiver, Amendment and Modification. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholder of First Peoples Bank or the sole shareholder of Summit Community Bank, by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholder of First Peoples Bank and the sole shareholder of Summit Community Bank, by written agreement of both First Peoples Bank and Summit Community Bank. Any waiver, modification or amendment of this Bank Merger Agreement must be in writing.

11. Effective Time. Subject to the terms and conditions specified in this Bank Merger Agreement and upon satisfaction of all requirements of law, the Bank Merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of West Virginia relating to the Bank Merger, such time being herein called the “Effective Time.”

12. Multiple Counterparts. For the convenience of the parties hereto, this Bank Merger Agreement may be executed in multiple counterparts, each of which is to be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart bears the execution of each of the parties hereto, is deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A telecopy or facsimile transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

13. Governing Law and Venue. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Furthermore, each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of West Virginia, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (b) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in any federal or state court located in the State of West Virginia, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (d) agrees not to bring any action, suit or proceeding against the other party hereto or its affiliates arising out of or relating to this Bank Merger Agreement, any of the transactions contemplated by this Bank Merger Agreement or any facts and circumstances leading to its execution or performance in any other courts, and (e) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any such action, suit or proceeding, including any appeal thereof.

14. Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of First Peoples Bank or Summit Community Bank acquired or to be acquired by reason of or as a result of the Bank Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.

15. Assignment. This Bank Merger Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Bank Merger Agreement may assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 15 is void and of no effect.

16. Severability. If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision is fully severable and this Bank Merger

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Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and are not to be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (c) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Bank Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

18. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender includes the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

19. Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement and all exhibits referred to herein are exhibits attached to this Bank Merger Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth herein verbatim.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, Summit Community Bank and First Peoples Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first written above.

SUMMIT COMMUNITY BANK, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

FIRST PEOPLES BANK, INC.

By:
Ronald L. Bowling
President and Chief Executive Officer

[Signature page to Bank Agreement and Plan of Merger]

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EXHIBIT B

FORM OF DIRECTOR SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of [●], 2018, by and between Summit Financial Group, Inc., a West Virginia corporation (“Summit”), and [●] an individual resident of the State of [●] (“Director”).

RECITALS

WHEREAS, Summit and Peoples Bankshares, Inc. (“Peoples”) have entered into an Agreement and Plan of Merger, dated as of [●], 2018 (the “Merger Agreement”) (terms used herein with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement); and

WHEREAS, in connection with consummation of the transactions contemplated by the Merger Agreement, and as a condition precedent to the obligations of Summit under the Merger Agreement, Summit and Director have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for receipt of such confidential information and trade secrets and in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Summit and Director agree as follows:

AGREEMENT

Section 1. Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Peoples and any subsidiary of Peoples (“Peoples Subsidiary”) or Summit and any subsidiary of Summit (“Summit Subsidiary”), and their respective customer and client relationships.

Section 2. Director Covenants.

(a) Director acknowledges that he has received substantial, valuable consideration, including confidential trade secret and proprietary information of Peoples and any Peoples Subsidiary relating to the identity and special needs of current and prospective customers, current and prospective services, business projections and market studies, business plans and strategies, and studies and information concerning special services unique to Peoples and any Peoples Subsidiary, respectively. Director further acknowledges that he has received similar confidential information from Summit regarding Summit and the Summit Subsidiaries as a result of the negotiations resulting in the Merger Agreement and will continue to receive such information through the consummation of the Merger. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Summit or any subsidiary of Summit, Director agrees that for a period of 18 months after the Closing Date, Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

(i) solicit the business of any person or entity who is a customer of Peoples, any Peoples Subsidiary, Summit or any Summit Subsidiary as of the date of this Agreement or as of the Closing Date on behalf of any other “insured depository institution” (which term includes, for avoidance of doubt, credit unions);

(ii) (A) acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a 25-mile radius of any location of Peoples, any Peoples Subsidiary, Summit or any Summit Subsidiary as of the date

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of this Agreement (the “Noncompete Area”) (but Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any publicly-traded depository institution, so long as that ownership interest does not exceed 5% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions),

(B) serve as an officer, director or employee of, or an agent or consultant with respect to the provision of banking services for, any insured depository institution that has a location within the Noncompete Area, or

(C) establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

(iii) recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the 12 months preceding the Closing Date was, an employee of Peoples, any Peoples Subsidiary, Summit or any Summit Subsidiary; provided that Director shall not be prohibited from recruiting, hiring, assisting others in recruiting or hiring, discussing employment with, or referring others concerning employment, any such employee if (i) such employee’s employment is terminated by Peoples, any Peoples Subsidiary, Summit, any Summit Subsidiary or any of their respective affiliates or successors, or (ii) such employee responds to a general solicitation not targeted to employees of Peoples, any Peoples Subsidiary, Summit or any Summit Subsidiary or any of their respective affiliates or successors. Nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b) If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the sale to Summit of the goodwill of the business of Peoples, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Summit acquires the goodwill of Peoples and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

Section 3. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Summit in writing and meet with a Summit representative and a neutral mediator (if Summit elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least 14 days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction.

Section 4. Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement or (b) the date that is 18 months after the Closing Date.

Section 5. Injunctive Relief. Summit and Director hereby acknowledge and agree that Summit and Peoples will be irreparably damaged if this Agreement is not specifically enforced. Accordingly, Summit and Peoples are

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entitled to injunctive relief restraining any violation of this Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Summit or Peoples may have at law or in equity.

Section 6. Assignability. Director may not assign his or her obligations under this Agreement without the prior written consent of Summit.

Section 7. Parties Bound. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

Section 8. Applicable Law. This Agreement is to be construed under and according to the laws of the State of West Virginia. Venue for any cause of action arising from this agreement will lie in Hardy County, West Virginia.

Section 9. Legal Construction. If any of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10. Notice. Any and all notices, requests, instructions and other communications to be given under this Agreement may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by electronic mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and will be effective (a) in the case of personal delivery, electronic mail or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to the other, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO DIRECTOR:

[        ]

[        ]

[        ]

[        ]

IF TO SUMMIT:

Summit Financial Group, Inc.

300 North Main Street

Moorefield, West Virginia 26836

Attention: H. Charles Maddy, III

                  President and Chief Executive Officer

Facsimile: 304-530-6861

Section 11. No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.

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Section 12. Modification. No amendment of this Agreement is effective unless contained in a written instrument signed by the parties hereto.

Section 13. Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

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SUMMIT FINANCIAL GROUP, INC.

By:
H. Charles Maddy, III
President and Chief Executive Officer

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EXHIBIT C

FORM OF VOTING AGREEMENT AND IRREVOCABLE PROXY

This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) dated as of [●], 2018 is executed by and among Summit Financial Group, Inc., a West Virginia corporation (“Summit”), Peoples Bankshares, Inc., a West Virginia corporation (“Peoples”), Robert S. Tissue (“Mr. Tissue”), as proxy, H. Charles Maddy, III (“Mr. Maddy”), as proxy, and the Peoples shareholder listed on the signature page to this Agreement (“Shareholder”).

RECITALS

WHEREAS, Summit and Peoples have executed that certain Agreement and Plan of Merger, dated as of [●], 2018 (the “Merger Agreement”), providing for the merger of Peoples with and into Summit, with Summit surviving the merger (the “Merger”) (terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement); and

WHEREAS, the Merger Agreement requires that Peoples deliver this Agreement to Summit; and

WHEREAS, Peoples and Summit are relying on the obligations set forth in this Agreement in incurring expenses in reviewing Peoples’ business, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and Shareholder is benefiting both from such expenditures by Summit and by the terms of the Merger Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Peoples, Summit, and the Shareholders undertake, promise, covenant and agree with each other as follows:

AGREEMENT

1. Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, “owns beneficially”) the shares of common stock of Peoples (the “Common Stock”) set forth on Schedule 1 attached hereto. Shareholder shall vote, direct to vote, or act by consent with respect to:

(a) the number of shares of Common Stock set forth on Schedule 1, attached hereto; and

(b) all shares of Common Stock that Shareholder owns beneficially as of the record date of any meeting of the shareholders of Peoples or otherwise as of the date of such vote

(collectively, the “Shares”), in favor of the approval of the Merger and the Merger Agreement and the transactions contemplated therein. Shareholder acknowledges and agrees that some or all of the Shares may be subject to voting power and/or dispositive power with a spouse or a Person not subject to this Agreement and Shareholder agrees to take any necessary action to vote any such Shares in accordance with the terms of this Agreement.

2. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Shareholder in his, her or its capacity as a director or officer of Peoples, as applicable, but only in his or her capacity as a holder of the Shares. Nothing herein shall limit or affect Shareholder’s ability to act as an officer or director of Peoples.

3. In order to better effect the provisions of Section 1 of this Agreement, Shareholder hereby revokes any previously executed proxies and hereby constitutes and appoints Mr. Tissue and Mr. Maddy, or either one of

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them, with full power of substitution, his, her or its true and lawful proxy and attorney-in-fact (whether individually or collectively, the “Proxy Holder”) to vote at any meeting of the shareholders of Peoples (each, a “Meeting”) all of the Shares in favor of the approval of the Merger and the Merger Agreement and the transactions contemplated therein, with such modifications to the Merger Agreement as the parties thereto may make; but this proxy will not apply with respect to any vote on the Merger Agreement if the Merger Agreement is modified so as to reduce the amount of consideration or the form of consideration to be received by the shareholders of Peoples or the tax consequences of the receipt thereof under the Merger Agreement in its present form. To the extent that Shareholder holds shares in street name, Shareholder shall notify the broker of the existence of this proxy no later than concurrently with the mailing of the proxies for the Meeting, and Shareholder shall take all other reasonable steps required for the broker to honor the vote of the Proxy Holder.

4. Shareholder hereby covenants and agrees that until this Agreement is terminated in accordance with its terms, Shareholder will not, and will not agree to, without the consent of Summit, directly or indirectly, sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares or grant any proxy or interest in or with respect to any such Shares or deposit such Shares into a voting trust or enter into another voting agreement or arrangement with respect to such Shares except as contemplated by this Agreement, unless Shareholder causes the transferee of such Shares, or another holder of shares of Common Stock in the amount of such Shares, to deliver to Summit an amendment to this Agreement whereby such transferee becomes bound by the terms of this Agreement; provided that the aforementioned restrictions shall not apply to any Shares that (i) are pledged or hypothecated or as to which a security interest already has been granted as of the date hereof and (ii) if applicable, noted on Schedule 1, attached hereto.

5. Shareholder acknowledges that Peoples and Summit are relying on this Agreement in incurring expenses in Summit’s reviewing Peoples’ business, in Peoples’ preparing a proxy statement/prospectus, in Summit’s proceeding with the filing of applications for regulatory approvals, and in their undertaking other actions necessary for completing the Merger and that THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, INCLUDING TO THE EXTENT APPLICABLE, WEST VIRGINIA BUSINESS CORPORATION ACT, AS AMENDED AND THE WEST VIRGINIA LIMITED LIABILITY COMPANY ACT, AS AMENDED. Shareholder and Peoples acknowledge that the performance of this Agreement is intended to benefit Summit.

6. The irrevocable proxy granted pursuant hereto will continue in effect until the earlier to occur of (a) the termination of the Merger Agreement, as it may be amended or extended from time to time or (b) completion of the transactions contemplated by the Merger Agreement.

7. Mr. Tissue and Mr. Maddy may, in their sole discretion, appoint a substitute proxy to act as the Proxy Holder under this Agreement. In the event of the death, disability or incapacity of the Proxy Holder, and the substitute proxy is unable to perform his or her duties, Summit and Peoples, in consultation, may appoint a substitute proxy to act as Proxy Holder under this Agreement.

8. The vote of the Proxy Holder will control in any conflict between his vote of the Shares and a vote by the substitute proxy holder or Shareholder of the Shares, and Peoples agrees to recognize the vote of the Proxy Holder instead of the vote of substitute proxy holder or Shareholder if the substitute proxy holder or Shareholder does not vote in accordance with Section 1 of this Agreement.

9. This Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Peoples, Summit and Shareholder.

10. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which constitute one and the same instrument. A facsimile or electronic transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

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11. This Agreement, together with the Merger Agreement and the agreements contemplated thereby embody the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

12. All notices, requests, demands and other communications required or permitted hereby must be in writing and will be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

13. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF WEST VIRGINIA. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT WILL LIE IN HARDY COUNTY, WEST VIRGINIA.

14. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

SUMMIT:

SUMMIT FINANCIAL GROUP, INC.

By:
H. Charles Maddy, III President and Chief Executive Officer

Address for Summit: 300 North Main Street Moorefield, West Virginia 26836 Facsimile: 304-530-6861

PEOPLES:

PEOPLES BANKSHARES, INC.

By:
Ronald L. Bowling President and Chief Executive Officer

PROXY HOLDER

By:
Robert S. Tissue Senior Vice President and Chief Financial Officer

By:
H. Charles Maddy, III President and Chief Executive Officer

Address for Peoples and the Proxy Holder: Peoples Bankshares, Inc. 200 First Street P.O. Box 817 Mullens, West Virginia 25882 Facsimile: 304-294-7147

[Signature Page to Voting Agreement and Irrevocable Proxy]

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SHAREHOLDER:

Print Name:

Address:

[Signature Page to Voting Agreement and Irrevocable Proxy]

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Schedule 1

Controlled Shares

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Appendix B

July 23, 2018

Board of Directors

Peoples Bankshares, Inc.

200 First Street

Mullens, WV 25882

Dear Board of Directors,

This letter sets forth the opinion of Ambassador Financial Group, Inc. (“Ambassador”) as to the fairness, from a financial point of view, to the holders of the common stock of Peoples Bankshares, Inc (“Peoples”) of Mullens, West Virginia of the Merger Consideration (as defined below) to be received by such holders pursuant to the Merger Agreement (as defined below) in connection with the merger of Peoples with and into an indirect wholly owned merger subsidiary of Summit Financial Group, Inc. (“Summit”) (such merger, the “Merger”). In the Merger, each share of the common stock, par value $1.00 per share, of Peoples (“Peoples Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Merger Agreement, as to which we express no opinion), either (i) $47.00 in cash (the “Cash Consideration”) or (ii) 1.7193 shares of the common stock, par value $2.50 per share, of Summit (“Summit Common Stock” and, such shares of Summit Common Stock, the “Stock Consideration”); provided that, as more fully set forth in the Merger Agreement, 50% of the outstanding shares of Peoples Common Stock will be converted into the Stock Consideration in the Merger and the remaining outstanding shares of Peoples Common Stock will be converted into the Cash Consideration. The Stock Consideration and the Cash Consideration, taken together, are referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition have the meanings assigned to them in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In rendering our opinion, we:

•	Reviewed an execution version of the Agreement and Plan of Merger dated as of July 24, 2018 to be entered into by Peoples and Summit (the “Merger Agreement”);

•

Reviewed Peoples’ audited financial statements as of or for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015 and Peoples’ interim financial statements as of or for the quarter ended March 31, 2018;

•	Reviewed Summit’s Form 10-K for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015, including the financial statements contained therein;

•	Reviewed Summit’s Form 10-Q for the quarter ended March 31, 2018, including the financial statements contained therein;

•	Reviewed First Peoples Bank, Inc.’s and Summit Community Bank, Inc.’s respective quarterly call reports for March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017;

•

Reviewed other publicly available information regarding Summit, including research analysts’ estimates for Summit discussed with us by the management of Summit in connection with the consideration of certain potential pro forma financial effects of the Merger on Summit as referred to below;

•

Reviewed certain non-public information provided to us by or on behalf of Peoples regarding Peoples (including financial projections and forecasts for Peoples provided to us by the management of Peoples) and certain pro forma tangible book value and other assumptions for Summit provided to us by the management of Summit;

•	Reviewed recently reported stock prices and trading activity of Summit Common Stock;

•	Discussed the past and current operations, financial condition and future prospects of Peoples and Summit with senior executives of Peoples and Summit, respectively;

•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that we selected as relevant to our analysis of Peoples and Summit;

•	Reviewed and analyzed certain publicly available financial data of transactions that we selected as relevant to our analysis of Peoples;

•	Considered Summit’s financial and capital position and certain potential pro forma financial effects of the Merger on Summit;

•	Conducted other analyses and reviewed other information we considered necessary or appropriate; and

•	Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to us by or on behalf of Peoples and Summit (“Materials Received”) and publicly available information used in our analyses. Ambassador does not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing Materials Received and publicly available information or for the independent verification thereof. Further, we have relied on the assurances of managements of Peoples and Summit that they are not aware of any facts or circumstances that would make any of the Materials Received inaccurate or misleading. With respect to the financial projections and forecasts for Peoples and research analysts’ estimates and pro forma tangible book value and other assumptions for Summit referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting (or, in the case of research analysts’ estimates, are consistent with) the best currently available estimates and judgments of the respective managements of Peoples and Summit, as the case may be, as to the future financial performance of Peoples and Summit and the other matters covered thereby and that the financial results reflected in such projections, forecasts, estimates and assumptions will be realized in the amounts and at the times projected. We assume no responsibility for and express no view as to any of the foregoing information reviewed by us or the assumptions on which they are based.

Ambassador is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and we were not requested to, and we did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. We assume no responsibility for and express no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of Peoples and Summit has, and the pro forma combined company will have, appropriate reserves to cover any such losses. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Peoples, Summit or any other party, and we have not been furnished with any such valuation or appraisal.

This opinion is based on conditions as they existed and the information we received, as of the date of this opinion. Ambassador does not have any obligation to update, revise or reaffirm this opinion. Ambassador expresses no opinion as to the actual value of Summit Common Stock when issued in the Merger or the prices at which Summit Common Stock might trade at any time.

In rendering our opinion, we have assumed, with your consent, that the Merger and related transactions will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that, in the course of obtaining the necessary governmental, regulatory and other third-party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Peoples, Summit or the Merger (including the contemplated benefits thereof). We also have assumed, with your consent, that the final Merger Agreement will not differ from the version reviewed by us in any respect material to our analyses or opinion. We further have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, we have assumed, with your consent, any adjustment to the Merger Consideration provided for in the Merger Agreement and the potential special cash distribution that may be made to holders of Peoples Common Stock immediately prior to the closing date of the Merger will not be in any respect material to our analyses or opinion.

We express no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified herein) of the Merger or any related transaction, including, without limitation, the form of the Merger Consideration or the allocation thereof between cash and Summit Common Stock, the relative fairness of the Cash Consideration and the Stock Consideration, or any adjustment to the Merger Consideration or the potential special cash distribution referred to above. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which Peoples might engage or the merits of the underlying decision by Peoples to engage in the Merger. Ambassador expresses no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise.

Ambassador’s fairness committee has approved the issuance of this fairness opinion letter.

Peoples has engaged the services of Ambassador to act as its financial advisor in connection with the Merger and has agreed to pay Ambassador a fee for such services, a portion of which is payable upon presentation of this opinion and execution of the Merger Agreement and a significant portion of Ambassador’s fee is contingent upon the closing of the Merger. In addition, portions of Ambassador’s fee became payable upon the signing of our engagement agreement and upon approval by Peoples of a confidential information memorandum regarding Peoples that was provided to third parties.

Over the past two years, we have provided investment banking or other consulting services to Peoples for which we have received compensation from Peoples. Ambassador provided certain valuation advisory services to Peoples in 2017. Over the past two years, we have not provided investment banking or other consulting services to Summit for which we have received compensation from Summit. In the future, Ambassador may pursue the opportunities to provide investment banking and other consulting services to Peoples and Summit.

Our opinion is for the benefit of the Board of Directors of Peoples (in its capacity as such) and our opinion is rendered to the Board of Directors of Peoples in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any matter relating thereto or whether such shareholder should elect to receive the Cash Consideration or the Stock Consideration.

Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that, as of the date hereof, that the Merger Consideration to be received by the holders of Peoples Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Respectfully submitted,

/s/ Ambassador Financial Group, Inc.

Ambassador Financial Group, Inc.

Appendix C

APPENDIX C

SECTIONS 31D-13-1301 THROUGH 31D-13-1331 OF THE WEST VIRGINIA BUSINESS CORPORATION ACT

§ W. Va. Code, § 31D-13-1301

§ 31D-13-1301. Definitions

In this article:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(A) Immediately before the effectuation of the corporate action to which the shareholder objects;

(B) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 31D-13-1302. Right to appraisal

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

(1) Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(B) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2) The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B) The day before the effective date of the corporate action if there is no meeting of shareholders.

(3) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), subsection (b) of this section at the time the corporate action becomes effective.

(4) Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(c) Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d) A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1) Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

(2) Was procured as a result of fraud or material misrepresentation.

§ 31D-13-1303. Assertion of rights by nominees and beneficial owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 31D-13-1320. Notice of appraisal rights

(a) If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§ 31D-13-1321. Notice of intent to demand payment

(a) If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§ 31D-13-1322. Appraisal notice and form

(a) If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3) Be accompanied by a copy of this article.

§ 31D-13-1323. Perfection of rights; right to withdraw

(a) A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§ 31D-13-1324. Payment

(a) Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article.

§ 31D-13-1325. After-acquired shares

(a) A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4) That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection

(b) of this section.

§ 31D-13-1326. Procedure if shareholder dissatisfied with payment or offer

(a) A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

§ 31D-13-1330. Court action

(a) If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c) The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d) Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§ 31D-13-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d) To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Article X, Paragraph I of its articles of incorporation, Summit is required under certain circumstances to indemnify each director or officer of Summit or certain of its subsidiaries for liabilities and costs arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of Summit or certain of its subsidiaries. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for negligence or misconduct in performance of a duty owed to the corporation, unless and only to the extent that the applicable court determines in view of all circumstances of the case, that such person is fairly and reasonably entitled to indemnity of expenses. These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law. The full text of Article X, Paragraph I is set forth below. Reference is made to W Va. Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Summit, Summit has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Article X, Paragraph I of the articles of incorporation of Summit contains the following indemnification provision:

Director and Officer Indemnification. Unless otherwise prohibited by law, each director and officer of the corporation now or hereafter serving as such, and each director and officer of any majority or wholly owned subsidiary of the corporation that has been designated as entitled to indemnification by resolution of the board of directors of the corporation as may be from time to time determined by said board, shall be indemnified by the corporation against any and all claims and liabilities (other than an action by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation) including expenses of defending such claim of liability to which he or she has or shall become subject by reason of any action alleged to have been taken, omitted, or neglected by him or her as such director or officer provided the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful. The corporation shall reimburse each such person as provided above in connection with any claim or liability brought or arising by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation provided, however, that such person shall be not indemnified in connection with, any claim or liability brought by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation as to which the director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation or any majority or wholly owned subsidiary of the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

The determination of eligibility for indemnification shall be made by those board members not party to the action or proceeding or in the absence of such board members by a panel of independent shareholders appointed for such purpose by a majority of the shareholders of the corporation or in any other manner provided by law.

The right of indemnification hereinabove provided for shall not be exclusive of any rights to which any director or officer of the corporation may otherwise be entitled by law.

The board of directors may by resolution, by law or other lawful manner from time to time as it shall determine extend the indemnification provided herein to agents and employees of the corporation, to directors, officers, agents or employees of other corporations or entities owned in whole or in part by the corporation. The corporation may purchase and maintain insurance for the purposes hereof.

W. Va. Code § 31D-8-851 through § 31D-8-856 provide:

§31D-8-851. Permissible indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits

2.1	Agreement and Plan of Merger, dated as of July 24, 2018, by and between Summit Financial Group, Inc. and First Century Bankshares, Inc. (included as Appendix A to the prospectus and proxy statement) and incorporated herein by reference.

3.1	Amended and Restated Articles of Incorporation of Summit Financial Group, Inc. as in effect on the date hereof, (incorporated by reference to Exhibit 3.1 to Summit’s Current Report on Form 10-Q filed March 31, 2006).

3.2	Restated Bylaws of Summit Financial Group, Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to Summit’s Current Report on Form 10-Q filed June 30, 2006).

5.1	Opinion of Bowles Rice LLP, including consent.

8.1	Tax Opinion of Bowles Rice LLP, including consent.

8.2	Tax Opinion of Jackson Kelly PLLC, including consent.

10.1	Form of Support Agreement (included as an exhibit to Appendix A to the prospectus and proxy statement and incorporated herein by reference).

Exhibit Number	Description of Exhibits

10.2	Form of Voting Agreement (included as an exhibit to Appendix A to the prospectus and proxy statement and incorporated herein by reference).

21	Subsidiaries of Registrant (incorporated herein by reference to Summit Financial Group, Inc.’s Form 10-K for the year ended December 31, 2017).

23.1	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Jackson Kelly PLLC (included in Legal Opinion, Exhibit 8.2).

23.4	Consent of Yount, Hyde & Barbour, P.C.

24	Powers of Attorney (included in signature page).

99.1	Form of Proxy Card for Peoples.

99.2	Consent of Ambassador Financial Group, Inc.

(b) Financial Statement Schedules

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings.

1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

6. The undersigned registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moorefield, State of West Virginia, on August 28, 2018.

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ H. Charles Maddy, III
H. Charles Maddy, III
President and Chief Executive Officer

By:	/s/ Robert S. Tissue
Robert S. Tissue
Chief Financial Officer

By:	/s/ Julie R. Markwood
Julie R. Markwood
Chief Accounting Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints H. Charles Maddy, III as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ H. Charles Maddy, III H. Charles Maddy, III	President and Chief Executive Officer	August 23, 2018

/s/ Robert S. Tissue Robert S. Tissue	Chief Financial Officer	August 23, 2018

Kyle E. Almond	Director	August , 2018

/s/ Oscar M. Bean Oscar M. Bean	Director	August 23, 2018

/s/ Dewey F. Bensenhaver Dewey F. Bensenhaver	Director	August 23, 2018

J. Scott Bridgeforth	Director	August , 2018

/s/ James M. Cookman James M. Cookman	Director	August 23, 2018

John W. Crites, II	Director	August , 2018

/s/ James P. Geary, II James P. Geary, II	Director	August 23, 2018

Georgette R. George	Director	August , 2018

John B. Gianola	Director	August , 2018

/s/ Thomas J. Hawse, III Thomas J. Hawse, III	Director	August 23, 2018

Signatures	Title	Date

/s/ Gary L. Hinkle Gary L. Hinkle	Director	August 23, 2018

/s/ Gerald W. Huffman Gerald W. Huffman	Director	August 23, 2018

/s/ Jason A. Kitzmiller Jason A. Kitzmiller	Director	August 23, 2018

/s/ Duke A McDaniel Duke A. McDaniel	Director	August 23, 2018

Charles S. Piccirillo	Director	August , 2018

John H. Shott	Director	August , 2018